Form 10KSB, Exhibit 13
period 2002-12-31
CN BANCORP INC
filed 2003-03-21
CIK 1014273

EXHIBIT 13
                          ANNUAL REPORT TO STOCKHOLDERS
                             LETTER TO STOCKHOLDERS

We have completed six years in operation and we are pleased to report continued growth in asset size and earnings. When we started the bank in 1996, one of our strategic planning goals was to reach $100 million in total assets. We planned and built our infrastructure based on this goal and this year we achieved it. Our deposits continued to grow with a 20.2% increase during 2002. Our loan portfolio grew at a lesser rate of 7.3%. Loan growth was impacted by the effect of weaker economic conditions and the competitive rate environment. The quality of our loan portfolio remains very high and we carefully evaluate every loan to maintain that quality. County National Bank's net income increased by 37.7% during the year while consolidated net income increased by 7.2%. In the six years we have been in operation, four of them have been in challenging economic climates resulting in narrowing net interest margins. To offset the effect of this extended economic downturn, we have controlled our costs and have supplemented our earnings by offering some fee generating services.

While we continue to focus our energy on our core business, we are pleased that our profit improvement initiatives are having a favorable impact on the bottom line. Our success to date is a credit to the diligent and skilled staff, who have met the many challenges in building the bank. We are confident that we are charting the proper course for improving financial results for the benefit of our stockholders.

We were disappointed that we were unable to conclude our planned acquisition of North Arundel Savings Bank during 2002 and we terminated our agreement with them. We continue to be committed to growth and expansion and are moving forward with additional branch locations. We plan to conclude efforts to lease land and to begin construction of a branch site in Millersville in early spring. We also have a site in Linthicum for a planned future branch.

Our $5 million public offering for additional shares of CN Bancorp, Inc. common stock commenced in late January. We are raising this capital to support our growth and will use the proceeds from the offering for general corporate purposes. In addition, we believe that the offering will make it easier to buy and sell CN Bancorp, Inc. stock. Because we are now a public company and under additional regulatory oversight by the SEC, our reporting to you will be more detailed as you can see from this Annual Report. You may access our annual and quarterly reports that we file with the SEC on their web site (www.sec.gov). Alternatively, you can obtain copies of these reports directly from us. Our stock is listed on the Over the Counter Bulletin Board under the symbol "CNBE."

2002 was also a benchmark year in that we began paying dividends. We paid quarterly dividends of $0.03 per share during 2002 and anticipate the continuation of these dividends.

The Annual Meeting of Stockholders will be held on Monday, May 19, 2003. Please mark this date on your calendar and plan to join us on that day.

We very much appreciate your support; your referrals of new business have always contributed to the prosperity of the bank. On behalf of the Board of Directors, the senior management, and all of the employees of CN Bancorp, Inc. and County National Bank, we thank you.


Jan W. Clark



Chairman/President/CEO

              BUSINESS OF CN BANCORP, INC. AND COUNTY NATIONAL BANK

         CN Bancorp, Inc. is the bank holding company for County National Bank. CN Bancorp, Inc.'s principal asset is its investment in all of the issued and outstanding capital stock of County National Bank, and its principal business is commercial banking.

         County National Bank serves individuals and small to medium sized businesses in Anne Arundel County, Maryland, with a specific focus in central and northern Anne Arundel County. County National Bank offers a wide range of deposit accounts and commercial and consumer loans, tax deferred accounts, safe deposit boxes, and other services to its customers. Telephone and online banking is available 24 hours a day.

         County National Bank's mission statement is to:

          o Provide the highest quality products and personalized services to meet the financial needs of our community and customers; and

          o Provide sound management to maximize our leadership position, never losing sight of the well being of our neighbors, friends, employees and stockholders.

         County National Bank serves its customers from branches in Glen Burnie, Pasadena and Odenton, Maryland and an additional ATM in Glen Burnie. County National Bank is currently concluding efforts to lease land in Millersville, Maryland on which it will build a branch. The bank plans to conclude these arrangements and start construction of the branch in the spring of 2003

                           COMMON STOCK AND DIVIDENDS

         There is no established trading market for CN Bancorp, Inc. common stock. In August 2002, CN Bancorp, Inc.'s common stock was first quoted for trading on the Over the Counter Bulletin Board (OTCBB) operated by the National Association of Securities Dealers under the symbol "CNBE." Very few transactions (less than 500 shares traded) have occurred since trading began on the OTCBB. Prior to August 2002, the common stock was traded only in private transactions and only a very limited and sporadic basis.

         CN Bancorp, Inc. had 182 stockholders of record at February 28, 2002. Common stock outstanding at that date was 860,000 shares. In addition, CN Bancorp, Inc. had outstanding warrants to purchase 343,431 shares of common stock exercisable at $10.00 per share and warrants to purchase 860,000 shares of common stock exercisable at $12.00 per share.

         CN Bancorp, Inc. has paid five dividends since its inception. In January, April, July and October 2002, and on January 15, 2003, CN Bancorp, Inc. paid a dividend of $0.03 per share. CN Bancorp, Inc.'s continued ability to pay dividends will depend on its compliance with certain dividend regulations imposed upon it as a bank holding company by the Federal Reserve Board. In addition, CN Bancorp, Inc.'s ability to pay dividends currently depends on the ability of County National Bank to pay dividends to CN Bancorp, Inc. County National Bank may not be able to pay dividends to CN Bancorp, Inc. unless it complies with certain regulatory requirements. In addition, CN Bancorp, Inc. will consider a number of other factors, including its earning prospects, financial condition and cash needs before deciding to pay additional dividends in the future.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

         The following table summarizes our selected consolidated financial information and other financial data. The selected balance sheet and statement of income data are derived from our audited consolidated financial statements for the years ended December 31, 2002 and 2001. This information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this annual report. Results for past periods are not necessarily indicative of results that may be expected for any future period.


                                                                At and for the       At and for the
                                                                  Year Ended           Year Ended
                                                                 December 31,         December 31,
(In thousands except per share data)                                 2002                 2001
                                                              -------------------  -------------------
Statement of Operations Data:
Interest income                                                           $5,190                5,668
Interest expense                                                           1,688                2,234
                                                              -------------------  -------------------
          Net interest income                                              3,502                3,434
Provision for loan losses                                                    125                  138
                                                              -------------------  -------------------
Net interest income after provision for loan losses                        3,377                3,296
Other income                                                                 829                  525
Other expense                                                              3,640                3,267
                                                              -------------------  -------------------
Net income before taxes                                                      566                  554
Income taxes                                                                 171                  186
                                                              -------------------  -------------------
          Net income                                                        $395                  368
                                                              ===================  ===================

Per Share Data:
Earnings per share, basic                                                  $0.46                 0.43
Earnings per share, diluted                                                 0.35                 0.35
                                                                            0.15
Cash dividends (five dividends during 2002)                                                         -
Book value per share                                                       10.46                10.09
Tangible book value per share                                              10.46                10.09

Weighted average shares outstanding, basic                               860,000              860,000
Weighted average shares outstanding, diluted                           1,114,858            1,044,593
Shares outstanding at end of period                                      860,000              860,000

Balance Sheet Data:
Total Assets                                                            $104,044               88,074
Securities available for sale, value                                       9,090                7,498
Securities held to maturity, at cost                                       7,532                5,000
Loans receivable, net of unearned income                                  64,113               59,861
Allowance for loan losses                                                    745                  781
Premises and equipment, net                                                3,365                3,529

Non-interest bearing deposits                                             22,097               19,341
Interest bearing deposits                                                 71,473               58,498
                                                              -------------------  -------------------
          Total deposits                                                  93,570               77,839
                                                              -------------------  -------------------



                                                                At and for the       At and for the
                                                                  Year Ended           Year Ended
                                                                 December 31,         December 31,
(In thousands except per share data)                                 2002                 2001
                                                              -------------------  -------------------

Securities sold under agreements to repurchase                              $988                1,377
Stockholders' equity including unrealized gains
  and losses                                                               8,995                8,677

Selected Performance and Other Ratios:
Return on average stockholders' equity                                     4.52%                4.37%
Return on average assets                                                   0.40%                0.43%
Net interest margin                                                        3.84%                4.36%
Other income to average assets                                             0.83%                0.61%
Other expenses to average assets                                           3.66%                3.80%
Dividend payout ratio                                                     32.66%                    -
Number of branches                                                             3                    3
Allowance for loan losses to total loans                                   1.16%                1.30%
Non-performing loans to total loans                                        0.43%                0.56%
Allowance for loan losses to non-performing loans                        270.91%              233.13%

Applicable Capital Ratios:
Tier 1 risk-based capital                                                  12.8%                13.5%
Total risk-based capital                                                   13.9%                14.8%
Leverage capital                                                            8.4%                 9.7%
Stockholders' equity to total assets                                        8.6%                 9.9%


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

         The following discussion and analysis of the financial condition and results of operations of CN Bancorp, Inc. should be read in conjunction with CN Bancorp, Inc.'s audited consolidated financial statements, including the related footnotes, included elsewhere in this annual report.

GENERAL

         CN Bancorp, Inc. continues to experience growth since it started operations in December 1996. Assets increased $15,969,662 (18.1%) to $104,043,809 at December 31, 2002 from $88,074,147 at December 31, 2001. CN
Bancorp, Inc.'s return on average equity has increased over the past three years from 3.91% in 2000 to 4.37% in 2001 and to 4.52% in 2002. The return on average assets was 0.40% in 2000, 0.43% in 2001 and 0.40% in 2002.

         In February 2001, CN Bancorp, Inc. and North Arundel Savings Bank, FSB entered into an acquisition agreement, which was amended and restated in December 2001. Pursuant to that agreement, CN Bancorp, Inc. proposed to acquire all of the outstanding shares of capital stock of North Arundel Savings Bank, FSB after it converted from a mutual federal savings bank to a Maryland-chartered capital stock commercial bank. CN Bancorp, Inc. proposed to finance the transaction through sales of its common stock. The transaction was subject to regulatory approval from, among others, federal and state bank regulatory authorities. In late August, early September 2002, it became apparent to CN Bancorp, Inc. that the regulatory approvals could not be obtained on terms acceptable to CN Bancorp, Inc. Accordingly, as permitted by the acquisition agreement, CN Bancorp, Inc. terminated the acquisition agreement effective as of September 11, 2002. We charged-off $178,111 of previously capitalized costs as a result of this termination. Taking into account $66,503 of related tax benefit, this charge-off resulted in a $111,608 reduction in CN Bancorp, Inc.'s net income for the year ended December 31, 2002

Critical Accounting Policies
----------------------------

        CN Bancorp, Inc.'s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the industries in which it operates. Application of these principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available.

        The most significant accounting policies followed by CN Bancorp, Inc. are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this discussion, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions and estimates underlying those amounts, management has identified the determination of the allowance for loan losses as the accounting area that requires the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

        CN Bancorp, Inc. believes it has developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio. CN Bancorp, Inc.'s assessments may be impacted in future periods by changes in economic conditions, the impact of regulatory examinations and the discovery of information with respect to borrowers which is not known to management at the time of the issuance of the consolidated financial statements. For additional discussion concerning CN Bancorp, Inc.'s allowance for loan losses and related matters, see "Provision for Loan Losses" below.

FINANCIAL CONDITION

         The loan portfolio comprises the majority of CN Bancorp, Inc.'s earning assets. Loans receivable (net of the allowance for loan losses, unearned fees and origination costs) increased by $4,288,426 (7.3%) from $59,079,547 at December 31, 2001 to $63,367,973 at December 31, 2002. Loans receivable, net comprise 60.9% of assets ($104,043,809) as of December 31, 2002 and 67.1% of assets ($88,074,147) at December 31, 2001.

         Residential real estate loans increased $3,191,257 (22.4%) from $14,227,315 at December 31, 2001 to $17,418,572 at December 31, 2002. Commercial
real estate loans increased $2,410,993 (12.1%) from $20,003,043 at December 31, 2001 to $22,414,036 at December 31, 2002. CN Bancorp, Inc. continued to concentrate on real estate secured lending for predominately owner-occupied properties. Installment and other loans decreased by $506,362 (9.5%) from $5,323,090 at December 31, 2001 to $4,816,728 at December 31, 2002 primarily because of boat loan payoffs exceeding new loans secured by boats. Real estate construction loans decreased by $1,030,675 (25.8%) to $2,970,087 at December 31,

2002 from $4,000,762 at December 31, 2001. Commercial loans increased by 1.0% in 2002 as compared to 2001.

         The allowance for loan losses was $745,000 (1.16% of loans) at December 31, 2002. The allowance was $781,000 (1.30% of loans) at December 31, 2001. At December 31, 2002, non-interest accrual loans totaled $275,063 as compared to $335,161 at December 31, 2001. In addition, commercial loans totaling $160,594 were charged off during 2002 as compared to $27,206 of loans that were charged off in 2001.

         The securities portfolio at December 31, 2002 amounted to $17,117,498, an increase of $4,619,309, or 37.0% from the amount at December 31, 2001 as funds obtained through deposit increases, and not invested in loans, were invested in securities. Available for sale investment securities increased to $9,089,740 at December 31, 2002 from $7,002,001 at December 31, 2001. Held to maturity securities increased to $7,531,558 at December 31, 2002 from $4,999,988 at December 31, 2001. The carrying value of available for sale securities includes net unrealized appreciation of $81,205 at December 31, 2002 (reflected as unrealized appreciation of $53,595 in stockholders' equity after deferred taxes) as compared to net unrealized appreciation of $2,001 ($1,228 net of taxes) as of December 31, 2001.

         Deposits are the major source of funds for lending and investment activities. Deposits increased $15,731,059 (20.2%) to $93,569,840 at December 31, 2002 from $77,838,781 at December 31, 2001. Non-interest bearing deposits increased 14.3%, savings deposits increased 18.4%, interest bearing demand deposits increased 23.6% and certificates of deposit increased 24.2% during the year ended December 31, 2002.

         In June 2002, County National Bank purchased bank owned life insurance on the lives of certain of its executive officers as an investment and as a means of funding retirement benefits for certain key executives. The total cash surrender value of the policies was $1,236,561 at December 31, 2002.

         Total stockholders' equity was $8,995,224 at December 31, 2002 representing an increase of $317,902 from December 31, 2001. The increase from December 31, 2001 was attributable to earnings of $394,535 (which was negatively impacted by the charge-off from the failed acquisition, as further described above), an increase in unrealized gains on available for sale investment securities less dividends of $129,000 ($0.15 per share during 2002, none during 2001).

         At December 31, 2002, we continued to exceed all regulatory capital requirements to be considered a "well capitalized" financial institution under federal regulations.

RESULTS OF OPERATIONS

Net Interest Income and Net Interest Margin

         Net interest income is the amount by which interest earned on assets exceeds the interest paid on interest-bearing liabilities. CN Bancorp, Inc.'s principal interest earning assets are loans to businesses and individuals. Interest-bearing liabilities consist primarily of savings accounts, money market accounts and certificates of deposit. Generally, changes in net interest income are measured by net interest rate spread and net interest margin. Net interest rate spread is equal to the difference between the average rate earned on interest earning assets and the average rate incurred on interest-bearing liabilities. Net interest margin represents the difference between interest income (including net loan fees earned) and interest expense calculated as a percentage of earning assets.

         Total interest income decreased by $477,803 or 8.4% to $5,190,108 for the year ended December 31, 2002 as compared to 2001. This decrease was primarily attributable to substantial reductions in market interest rates. The effect on interest income of decreasing interest rates was somewhat offset by increases in interest earning assets during 2002 as compared to 2001. Average interest earning assets increased by $12,458,000 to $91,169,000 in 2002 and the yield on the interest earning assets declined to 5.69% in 2002 from 7.20% in 2001.

         Interest expense decreased by $546,438 or 24.5% to $1,687,666 for the year ended December 31, 2002 as compared to 2001. This decrease was primarily attributable to substantial reductions in market interest rates. The reduction in interest expense from reduced interest rates was offset in part by expenses resulting from an increase in average interest bearing liabilities during 2002 as compared to 2001. Average interest bearing liabilities increased by $10,662,000 to $68,604,000 in 2002 and the cost of the interest bearing funds declined to 2.46% in 2002 from 3.86% in 2001.

         Net interest income increased by $68,635 or 2.0% during 2002 as compared to 2001. Net interest income increased because the net interest income on the growth of interest earning assets and interest bearing liabilities exceeded the effect of the declines in market interest rates. The net interest spread was 3.23% in 2002 as compared to 3.34% in 2001. The net interest margin was 3.84% in 2002 as compared to 4.36% in 2001.

         The tables below present a summary of CN Bancorp, Inc.'s average daily balances, rates, interest income and expense, the interest rate spread and net interest margins for the years ended December 31, 2002 and 2001.

             AVERAGE BALANCES, RATES AND INTEREST INCOME AND EXPENSE


                                                                YEARS ENDED DECEMBER 31,
(in thousands)                                             2002                          2001
                                             ------------------------------ ------------------------------
                                              Average              Yield/    Average              Yield/
                                              Balance    Interest   Rate     Balance   Interest    Rate
                                             ------------------------------ ------------------------------
Assets:
Interest-Earning Assets:
  Federal funds sold                             $9,478       $157   1.66%      $8,133      $336    4.13%
  Interest bearing deposits                       2,823         43   1.52%       2,993       102    3.41%
  Investment securities                          17,035        721   4.23%      13,587       836    6.15%
  Unrealized gains/losses on available
    for sale securities                              36                             75
  Loans receivable                               62,552      4,269   6.82%      54,640     4,394    8.04%
  Allowance for loan losses                       (755)          -       -       (717)         -        -
                                             ------------------------------ ------------------------------
                                                 61,797      4,269   6.91%      53,923     4,394    8.15%
                                             ------------------------------ ------------------------------

   Total Interest Earning Assets                 91,169      5,190   5.69%      78,711     5,668    7.20%
                                             ------------------------------ ------------------------------
Non-interest Earning Assets
                                                  8,179                          7,157
                                             -----------                    -----------
          Total Assets                          $99,348                        $85,868
                                             ===========                    ===========
Liabilities and Stockholders' Equity:
Interest -Bearing Liabilities:
  Interest bearing demand deposits              $11,724       $103   0.88%     $10,954      $218    1.99%
  Savings accounts                               20,532        302   1.47%      19,602       597    3.05%





                         AVERAGE BALANCES, RATES AND INTEREST INCOME AND EXPENSE

                                                                YEARS ENDED DECEMBER 31,
(in thousands)                                             2002                          2001
                                             ------------------------------ ------------------------------
                                              Average              Yield/    Average              Yield/
                                              Balance    Interest   Rate     Balance   Interest    Rate
                                             ------------------------------ ------------------------------
Interest -Bearing Liabilities-continued:
  Time deposits                                  33,523      1,249   3.73%      24,124     1,291    5.35%
  Securities sold under agreements
    to repurchase                                 2,825         34   1.20%       3,262       128    3.92%
                                             ------------------------------ ------------------------------

       Total Interest Bearing Liabilities        68,604      1,688   2.46%      57,942     2,234    3.86%
                                             ------------------------------ ------------------------------

Non-interest Bearing Liabilities:
  Demand deposits                                21,468                         19,259
  Other                                             527                            245
                                             -----------                    -----------
      Total Liabilities                          90,599                         77,446
Stockholders' Equity                              8,749                          8,422
                                             -----------                    -----------
      Total Liabilities and Equity              $99,348                        $85,868
                                             ===========                    ===========

                                                        -----------                    ----------
Net Interest Income                                         $3,502                       $ 3,434
                                                        ===========                    ==========

Net Interest Spread                                                  3.23%                          3.34%
Net Interest Margin                                                  3.84%                          4.36%
Ratio of Interest-Earning Assets
  to Interest-Bearing Liabilities               132.89%                        135.84%
Yields on securities are calculated based on amortized cost versus fair values.
Nonaccruing loans are included in the average loan balances outstanding.

         The tables below present the relative contribution of changes in volumes and changes in rates to the changes in net interest income for 2002 and 2001. The change in the interest income and interest expense attributable to the combined impact of both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.


                                                RATE/VOLUME ANALYSIS

                                                     2002 vs. 2001                         2001 vs. 2000
                                                  Increase (Decrease)                   Increase (Decrease)
                                           Volume        Rate         Total       Volume       Rate        Total
                                         -------------------------------------- ------------------------------------
Interest-Earning Assets:

   Federal funds and interest bearing
     deposits with banks                    $ 49,791     (288,180)   (238,389)     (3,589)    (267,862)   (271,451)
   Securities                                 20,901     (135,364)   (114,463)    106,380      (72,993)     33,387
   Loans receivable                          636,248     (761,199)   (124,951)    493,924     (272,718)    221,206
                                         -------------------------------------- ------------------------------------
      Net Change in Interest Income          706,940   (1,184,743)   (477,803)    596,715     (613,573)    (16,858)
                                         -------------------------------------- ------------------------------------










                                                 RATE/VOLUME ANALYSIS

                                                     2002 vs. 2001                         2001 vs. 2000
                                                  Increase (Decrease)                   Increase (Decrease)
                                           Volume        Rate         Total       Volume       Rate        Total
                                         -------------------------------------- ------------------------------------

Interest Bearing Liabilities:
   Interest bearing deposits                 427,468     (879,943)   (452,475)   1,157,341  (1,352,614)   (195,273)
   Notes payable                                 156             -         156           -            -           -
   Securities sold under agreements
      to repurchase                         (17,126)      (76,993)    (94,119)      33,831     (65,517)    (31,686)
                                         -------------------------------------- ------------------------------------
      Net Change in Interest Expense         410,498     (956,936)   (546,438)   1,191,172  (1,418,131)   (226,959)
                                         -------------------------------------- ------------------------------------
      Change in Net Interest Income         $296,442     (227,807)      68,635   (594,457)      804,558     210,101
                                         ====================================== ====================================

Provision for Loan Losses

         The provision for loan losses represents the amount charged against earnings and is determined based upon several factors including: a continuous review of delinquency rates; delinquent, classified and nonaccrual loans, large loans and overall portfolio quality; regular examination and review of the portfolio by regulatory authorities and third party loan review firms; analytical review of loan charge off experience; historical experience; concentrations of risk, if any; and management's judgment relative to economic conditions and the nature of the portfolio.

         Originating loans involves a degree of risk that credit losses will occur in varying amounts according to, among other factors, the type of loans being made, the credit-worthiness of the borrowers over the term of the loans, the quality of the collateral for the loan, if any, as well as general economic conditions. The provision for loan losses and the allowance for loan losses are based on management's ongoing assessment of CN Bancorp, Inc.'s credit exposure and consideration of certain other relevant factors.

         The adequacy of the allowance for loan losses is evaluated based upon loan categories except for loans rated substandard, doubtful or loss, which are evaluated separately and assigned loss amounts based upon the evaluation. Loss ratios are applied to each category of loan to determine estimated loss amounts. Categories of loans are identified as consumer (secured and unsecured), commercial (secured and unsecured) and mortgage loans (residential and commercial real estate). Loss ratios are determined based upon peer group loss ratios adjusted for the effect of current economic conditions (currently weakened), any industry concentration or identified weakness in an industry (none currently), credit management and underwriting policies changes, secured versus unsecured nature of loan category and adjustments to the peer group losses based upon local considerations. In particular, peer group loss ratios are modified to recognize that CN Bancorp, Inc.'s loans are primarily to small and medium size businesses which do not necessarily have the resources to timely adjust to changes in economic conditions. CN Bancorp, Inc. uses peer group loss ratios because its loan portfolio has not been tested during all economic business cycles since it has only been operating since December 1996. CN Bancorp, Inc.'s actual losses have been lower than those of its peer group.

         At December 31, 2002, the range of the loss ratios used to determine estimated losses by loan category were: consumer loans - 1.20% to 2.10%; commercial loans - 1.25% to 1.60%; and, mortgage loans - 0.50% to 1.10%. Additional losses are estimated resulting from additional identified risks factors, such as loans with underwriting standard deviations, the level and direction of payment delinquencies and the level of unsecured credit. These additional loss estimates are not allocated to the separate loan categories.

         The adequacy of the allowance for loan losses is reviewed at least quarterly. Loans are assigned a risk rating upon inception based upon risk rating criteria consistent with regulatory definitions. The risk rating is adjusted, as necessary, if loans become delinquent, if significant adverse information is discovered regarding the underlying credit and, in the case of commercial loans and commercial real estate loans, the normal periodic review of the underlying credit indicate that a change in risk rating is appropriate. An estimated "low" and "high" loss percentage is applied to loans in each risk rating. These loss percentages increase as the loan risk rating increases. Loans rated as substandard, doubtful or loss are evaluated separately and assigned loss amounts based upon the separate evaluation. Risks factors identified beyond individual loan risks, such as economic conditions, underwriting standard deviations and loan concentrations are quantified based upon management's estimations of loss exposure. Loss percentages used are generally based upon management's best estimates as we have limited historical loss data because of the relative short period of time that we have been operating. Estimated "low" and "high" allowance for loan loss amounts are derived by accumulating the estimated losses using the "low" and "high" loss percentages for each risk rating and adding losses based upon separate loan evaluations and identified other risks. The actual allowance for loan losses is compared to this range to ascertain that it falls in, and is reasonably situated within, the range.

         At December 31, 2002, the "low" and "high" allowance determination resulted in a "low" allowance of 1.06% of loans and a "high" allowance of 1.22% of loans. The actual allowance for loan losses was 1.16% of loans.

         In addition, on at least a quarterly basis, we compare our allowance for loan losses (as a percent of loans) to peer group levels to ascertain the reasonableness of our estimates.

         The provision for loan losses was $124,594 during the year ended December 31, 2002 as compared to $138,206 for the year ended December 31, 2001. The provision for loan losses did not increase as much as the increase in loans primarily because the majority of the loan increase was in real estate secured loans which have low loss estimates.

         The allowance for loan losses represents 1.16% and 1.30% of loans receivable at December 31, 2002 and December 31, 2001, respectively. CN Bancorp, Inc. has no exposure to foreign countries or foreign borrowers. Management believes that the allowance for loan losses is adequate for each period presented.

         The table below sets forth the period end loans receivable balances and summarizes CN Bancorp, Inc.'s loan loss experience for the periods presented as well as certain ratios related to net charge-offs and the allowance for loan losses (ALL) as a percent of the total loan portfolio.


                         SUMMARY OF LOAN LOSS EXPERIENCE
                                                           Year Ended December 31,
                                                           2002                2001
                                                    ------------------- -------------------
(in thousands)
Loans receivable before ALL                                    $64,113              59,861
                                                    =================== ===================
Average loan balances                                          $62,552              54,640
                                                    =================== ===================
Allowance for loan losses:
Beginning balance
                                                                 $ 781                 670
   Charge-offs:
      Commercial loans                                           (161)                (25)
      Consumer loans                                                 -                 (2)
   Recoveries                                                        -                   -
   Provision for loan losses                                       125                 138
                                                    ------------------- -------------------
Ending balance                                                    $745                 781

                                                    =================== ===================


                                         SUMMARY OF LOAN LOSS EXPERIENCE
                                                           Year Ended December 31,
                                                           2002                2001
                                                    ------------------- -------------------
Ratios:
Net charge-offs to average loans                                 0.25%               0.05%
Net charge-offs to provision for loan losses                   128.80%              19.57%
Allowance for loan losses to loans receivable                    1.16%               1.30%

         Commercial loan charge-offs during 2002 exceeded the provision for loan losses because the majority of the losses were recognized in 2001. The 2002 charge-offs related to three commercial customers.

         The table below illustrates the estimated breakdown of the allowance for loan losses as allocated to various segments of the loan portfolio.


                                                      ALLOWANCE FOR LOAN LOSSES BY CATEGORY

                                  --------------------------------- -------------------------------
                                         December 31, 2002                December 31, 2001
                                  --------------------------------- -------------------------------

                                                   % of Loans in                   % of Loans in
                                    Allocated    each Category to    Allocated   each Category to
                                    Allowance       Total Loans      Allowance      Total Loans
                                      Amount        Receivable         Amount       Receivable
                                      ------        ----------         ------       ----------

       (In thousands)
       Consumer loans                        $74              7.5%           $70              8.9%
       Home Equity loans                      20              6.3%            31              7.7%
       Real estate loans                     282             60.5%           237             56.2%
       Commercial loans                      322             25.7%           394             27.2%
       Unallocated to loan type               47                 -            49                 -
                                  --------------------------------- -------------------------------
                                            $745            100.0%          $781            100.0%
                                  ================================= ===============================

         The allowance for loan losses is reviewed at least quarterly for its adequacy.


Non-interest Income

         Non-interest income consisted primarily of fees and charges from depository accounts, increases in cash surrender value of life insurance policies, gains on sale of securities and other income. Non-interest income increased $303,972 or 57.9%, to $828,570 for the year ended December 31 2002 as compared to $524,598 during 2001. This increase was primarily attributable to fees earned under an overdraft privilege program initiated in late 2001, increases in cash surrender value of owned life insurance policies, continued increases in the number of customer accounts, usage of debit cards by customers and the use of owned ATM machines by non-customers. Gains on sales of securities were $53,669 in 2002 as compared to $19,062 in 2001. Also included in the increase in non-interest income was the recovery of a recorded charge for a cash shortage of approximately $7,500 during 2002.

Non-interest Expense

         Non-interest expense was $3,640,879 during the year ended December 31, 2002 representing an increase of $374,136 or 11.5%, as compared to $3,266,743 during 2001. Included in this increase is the charge-off of $178,111 of previously capitalized costs incurred in connection with our failed acquisition of North Arundel Savings Bank, FSB. Without this charge-off, non-interest expenses would have increased by $196,025 or 6.0%. Other than the charge-off, the largest aspect of this increase was to compensation and benefits, which increased by $126,968 or 7.7% during 2002. Compensation and benefits increased because of normal salary increases, an increase in the number of employees necessary to manage the increased lending and depository activities of the institution as well as increases in benefit expenses resulting from additional benefits and insurance premium increases.

Income Taxes

         Income tax expense was $171,004 (30.2% of pre-tax net income) for the year ended December 31, 2002 as compared to $185,527 (33.5% of pre-tax net income) for 2001. Included in the 2002 income tax expense is the tax benefit of $66,503 relating to the charge-off of failed acquisition costs. The decrease in the effective tax rate in 2002 versus 2001 reflects higher levels of tax exempt interest income for state tax purposes and tax exempt income from bank owned life insurance contracts acquired in June 2002.

Net income

         Net income for the year ended December 31, 2002 was $394,535, an increase of $26,606, or 7.2%, from $367,929 during 2001. Without the charge-off of failed acquisition expenses and related income tax effect, net income would have been $506,143 for the year ended December 31, 2002, an increase of $138,214, or 37.6%, as compared to 2001.

ASSET/LIABILITY MANAGEMENT

         A principal objective of CN Bancorp, Inc.'s asset/liability management policy is to minimize exposure to changes in interest rates by an ongoing review of the maturity and re-pricing of interest-earning assets and interest-bearing liabilities. The asset/liability committee and the executive committee of the board of directors of County National Bank oversee this review.

         The executive committee establishes policies to control interest rate sensitivity. Interest rate sensitivity is the volatility of a bank's earnings resulting from movements in the market interest rates. Management monitors rate sensitivity in order to reduce vulnerability to interest rate fluctuations while maintaining adequate capital levels and acceptable levels of liquidity. Monthly financial reports supply management with information to evaluate and manage rate sensitivity and adherence to policy. CN Bancorp, Inc.'s asset/liability policy's goal is to manage assets and liabilities in a manner that stabilizes net interest income and net economic value within a broad range of interest rate environments. Adjustments to the mix of assets and liabilities are made periodically in an effort to achieve dependable, steady growth in net interest income regardless of the behavior of interest rates in general.

         As part of the interest rate risk sensitivity analysis, the asset/liability committee examines the extent to which CN Bancorp, Inc.'s assets and liabilities are interest rate sensitive and monitors the interest rate sensitivity gap. An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market rates. The interest rate sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or re-price within such time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of declining interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If re-pricing of assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

         CN Bancorp, Inc. currently has a negative gap over the short term, which suggests that the net yield on interest earning assets may decrease during periods of rising interest rates. However, a simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. Although certain assets and liabilities may have similar maturities or periods of re-pricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In the event of a change in interest rate, prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest-rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.

         The table below presents CN Bancorp, Inc.'s interest rate sensitivity at December 31, 2002. Because certain categories of securities and loans are prepaid before their maturity date even without regard to interest rate fluctuations, certain assumptions have been made to calculate the expected maturity of securities and loans.


                                                     RATE SENSITIVITY ANALYSIS

                                                           December 31, 2002
                                              ----------------------------------
                                   0-3           4-6         7-12         >1&<5
                                  Months        Months       Months       Years      5 YRS +         Total
                                  ------        ------       ------       -----      -------         -----
(in thousands)
Assets
Federal funds sold                  $12,787       -            -            -           -              $12,787
Interest bearing deposits             1,926       -            -            -           -                1,926
Securities, at cost                 -             -             1,001      15,539       -               16,540
Loans                                16,077        4,483        8,966      34,539            23         64,088
                               -------------  ----------- ------------  ---------- -------------  -------------
                                     30,790        4,483        9,967      50,078            23         95,341
                               -------------  ----------- ------------  ---------- -------------  -------------

Liabilities
Savings/Money
     Market/NOW                      34,476       -            -            -           -               34,476
Certificates of deposit               8,559       11,621        7,018       8,799       -               35,997
Repurchase agreements                   988       -            -            -           -                  988
Note payable                            250       -            -            -           -                  250
                               -------------  ----------- ------------  ---------- -------------  -------------
                                     44,273       11,621        7,018       8,799       -               71,711
                               -------------  ----------- ------------  ---------- -------------  -------------

GAP:
  Period                          $(13,483)      (7,138)        2,949      41,279            23       $ 23,630
                               =============  =========== ============  ========== =============  =============
  Cumulative                                   $(20,621)     (17,672)      23,607        23,630
                                              =========== ============  ========== =============


LIQUIDITY

         Liquidity represents CN Bancorp, Inc.'s ability to efficiently manage cash flows to support the lending activities and the requirements of depositors. Liquidity is essential to fund fluctuations in the balance sheet and provide funds for growth. Liquidity needs may be met by converting assets into cash or obtaining sources of additional funding.

         Liquidity, which generally is maintained in cash and amounts due from banks and federal funds sold, totaled $16,122,469 at December 31, 2002 compared to $9,121,761 at December 31, 2001. Additional sources of asset liquidity include funds held in time deposits and cash flow from the investment and loan portfolios. Liquidity needs may also be met by selling securities available for sale, selling loans or raising additional capital. At December 31, 2002, available for sale debt securities totaled $9,089,740 as compared to $7,002,001 at December 31, 2001.

         Liability liquidity sources include attracting deposits at competitive rates. In addition, CN Bancorp, Inc. has established a two million dollar line of credit with a correspondent commercial bank as a reliable source for short-term funds. Borrowing under this line would be collateralized by securities in the investment portfolio. CN Bancorp, Inc. has never borrowed funds under this facility.

         CN Bancorp, Inc. has sufficient liquidity to meet its loan commitments as well as fluctuations in deposits. Maturing certificates of deposit are usually retained as we offer competitive rates on certificates of deposit. Management is not aware of any demands, trends, commitments, or events that would result in CN Bancorp, Inc.'s inability to meet anticipated or unexpected liquidity needs.

         CN Bancorp, Inc. is a single bank holding company with no current business operations other than managing its investment in County National Bank and holding a small amount of cash. CN Bancorp, Inc. pays its expenses, which are small, from its own cash and from dividends from County National Bank. County National Bank may only pay dividends to CN Bancorp, Inc. if it complies with certain regulatory requirements.

CAPITAL ADEQUACY

         Risk-based capital provides the basis for which all banks are evaluated by regulators in terms of capital adequacy by assigning varying risk weights to the individual assets held by a bank. Weights are also assigned to the "credit-equivalent" amounts of certain off-balance sheet items. Under applicable regulations, banks are rated as "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized" based upon its capital levels. Banks that are classified as "undercapitalized," "significantly undercapitalized" or "critically undercapitalized" are subject to increased regulatory oversight.

         Risk-based capital standards require a bank to have Tier 1 capital of at least 4% and total capital (including Tier 1 capital) of at least 8% of risk-weighted assets to be considered "adequately capitalized." The standards require a bank to have Tier 1 capital of at least 6% and total capital (including Tier 1 capital) of at least 10% of risk-weighted assets to be considered "well capitalized." Tier 1 capital includes common stockholders' equity, plus the net unrealized depreciation (or less the unrealized net appreciation) on securities available for sale, net of tax, less intangible assets.

         The table below provides a comparison of CN Bancorp, Inc.'s risk-based capital ratios and leverage ratio to the minimum regulatory requirements for the indicated periods.


                                                    RISK-BASED CAPITAL RATIOS
                                                                                 Minimum Ratios
                                                                   -------------------------------------------

                                December 31,       December 31,      To be "Adequately         To be "Well
                                    2002               2001             Capitalized"          Capitalized"
                             ------------------- ----------------- -----------------------  ------------------
         Total capital             13.9%              14.8%                 8.0%                  10.0%
         Tier I                    12.8%              13.5%                 4.0%                  6.0%
         Leverage Total             8.4%               9.7%                 4.0%                  5.0%

         At December 31, 2002 and 2001, CN Bancorp, Inc. exceeded the capital requirements necessary to be considered a "well capitalized" financial institution under federal regulations.

EFFECTS OF INFLATION

         CN Bancorp, Inc.'s asset and liability structure is primarily monetary in nature. As such, asset and liability values tend to move in concert with inflation. Changes in interest rates may have a more significant impact on financial performance than the effects of the general levels of inflation. Interest rates do not necessarily move in the same direction or at the same magnitude as prices of other goods and services, and may frequently reflect government policy initiatives or economic factors not measured by price index. As previously discussed, CN Bancorp, Inc. strives to manage its interest sensitive assets and liabilities in order to offset the effects of rate changes and inflation.



                              FINANCIAL STATEMENTS

The audited financial statements for CN Bancorp, Inc. for the years ended December 31, 2002 and 2001 follow.

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------


         To the Stockholders and Board of Directors
         CN Bancorp, Inc.
         Glen Burnie, Maryland

                  We have audited the accompanying consolidated statements of financial condition of CN Bancorp, Inc. and Subsidiary, County National Bank, as of December 31, 2002 and 2001, and the related statements of operations, stockholders' equity and cash flows for each of the two years in the two year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

                  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CN Bancorp, Inc. and Subsidiary, County National Bank, as of December 31, 2002 and 2001 and the consolidated results of its operations and cash flows for each of the two years in the two year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.





         /s/Anderson Associates, LLP




         January 30, 2003
         Baltimore, Maryland




                                                  CN BANCORP, INC. AND SUBSIDIARY
                                          CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                                    December 31, 2002 and 2001



                                                                                          2002                    2001
                                                                                    -----------------       -----------------

                                      ASSETS
Cash and due from banks                                                                   $3,334,970               3,007,814
Federal funds sold                                                                        12,787,499               6,113,947
Interest bearing deposits                                                                  1,925,878               2,915,735
Investment securities - available for sale (Note 2)                                        9,089,740               7,002,001
Investment securities - held to maturity (Note 2)                                          7,531,558               4,999,988
Other securities (Note 2)                                                                    496,200                 496,200
Loans receivable, net of allowance for loan losses (Note 3)                               63,367,973              59,079,547
Accrued interest receivable on loans and securities                                          379,795                 403,121
Property, equipment and leasehold improvements, net (Note 4)                               3,364,777               3,528,756
Deferred income taxes (Note 10)                                                               94,267                 128,470
Cash surrender value of life insurance policies                                            1,236,561               -
Prepaid expenses and other assets                                                            434,591                 398,568
                                                                                    -----------------       -----------------

             Total Assets                                                               $104,043,809              88,074,147
                                                                                    =================       =================

                                   LIABILITIES

Deposits (Note 5)                                                                        $93,569,840              77,838,781
Securities sold under agreements to repurchase (Note 6)                                      987,510               1,377,080
Note payable (Note 6)                                                                        250,000               -
Accounts payable and accrued expenses                                                        241,235                 180,964

                                                                                    -----------------       -----------------
             Total Liabilities                                                            95,048,585              79,396,825
                                                                                    -----------------       -----------------

Commitments (Note 8)

                       STOCKHOLDERS' EQUITY (Notes 7 and 9)
  Preferred stock - $.01 par value; authorized 5,000,000 shares.
     Issued and outstanding: none at December 31, 2002 and 2001                            -                       -
  Common stock - $10 par value; authorized 5,000,000 shares.
     Issued and outstanding: 860,000 shares as of December 31,
     2002 and 2001                                                                         8,600,000               8,600,000
  Additional paid in capital                                                                (99,521)                (99,521)
  Retained earnings                                                                          441,150                 175,615
  Accumulated other comprehensive income:
        Unrealized gains on securities available for sale                                     53,595                   1,228
                                                                                    -----------------       -----------------

             Total Stockholders' Equity                                                    8,995,224               8,677,322
                                                                                    -----------------       -----------------

  Total Liabilities and Stockholders' Equity                                            $104,043,809              88,074,147
                                                                                    =================       =================


 The Notes to Consolidated Financial Statements are an integral part of these statements


                                                  CN BANCORP, INC. AND SUBSIDIARY
                                               CONSOLIDATED STATEMENTS OF OPERATIONS
                                          For the years ended December 31, 2002 and 2001



                                                                                   2002                    2001
                                                                             ------------------      ------------------
Interest income:
   Interest and fees on loans                                                       $4,269,172               4,394,123
   Federal funds sold                                                                  156,978                 336,045
   Interest bearing deposits                                                            42,860                 102,182
   Securities                                                                          721,098                 835,561
                                                                             ------------------      ------------------
                                                                                     5,190,108               5,667,911
                                                                             ------------------      ------------------
Interest expense:
   Certificates of deposit of  $100,000 or more                                        364,900                 301,155
   Other deposits                                                                    1,288,775               1,804,995
   Repurchase agreements                                                                33,835                 127,954
   Note payable                                                                            156                       -
                                                                             ------------------      ------------------
                                                                                     1,687,666               2,234,104
                                                                             ------------------      ------------------

             Net interest income                                                     3,502,442               3,433,807

Provision for loan losses (Note 3)                                                     124,594                 138,206
                                                                             ------------------      ------------------
            Net interest income after provision for loan losses                      3,377,848               3,295,601
                                                                             ------------------      ------------------

Other income:
    Fees and service charges from depository accounts                                  655,582                 446,362
    Other income                                                                        82,758                  59,174
    Increase in cash surrender value of life insurance policies                         36,561               -
    Gain on sale of securities                                                          53,669                  19,062
                                                                             ------------------      ------------------
                                                                                       828,570                 524,598
                                                                             ------------------      ------------------

Operating expenses:
   Compensation and related expenses                                                 1,768,093               1,641,125
   Occupancy expense                                                                   287,837                 279,392
   Depreciation and amortization                                                       333,656                 340,209
   Consulting expense                                                                   81,738                  54,960
   Data processes expense                                                              176,354                 158,442
   Director fees                                                                        74,750                  74,800
   Marketing expense                                                                    66,813                  68,229
   Equipment maintenance costs                                                          79,799                  65,782
   Stationery and office supplies                                                       82,884                  80,835
   Other operating expenses                                                            510,844                 502,969
   Failed acquisition/merger costs (Note 14)                                           178,111               -
                                                                             ------------------      ------------------
                                                                                     3,640,879               3,266,743
                                                                             ------------------      ------------------
             Net income before income taxes                                            565,539                 553,456
Income tax expense (Note 10)                                                           171,004                 185,527
                                                                             ------------------      ------------------
             NET INCOME                                                              $ 394,535                 367,929
                                                                             ==================      ==================

Basic earnings per share                                                                  $.46                     .43
                                                                             ==================      ==================
Diluted earnings per share                                                                $.35                     .35
                                                                             ==================      ==================

 The Notes to Consolidated Financial Statements are an integral part of these statements




                                                  CN BANCORP, INC. AND SUBSIDIARY
                                          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                          For the years ended December 31, 2002 and 2001


                                                                                                Accumulated
                                                             Additional       Retained           Other
                                              Common           Paid in        Earnings        Comprehensive
                                              Stock            Capital       (Deficit)       Income (Loss)           Total
                                           -------------     ------------    -----------    -----------------    --------------

December 31, 2000                            $8,600,000         (99,521)      (192,314)               58,855         8,367,020

Comprehensive income:

   Net income in 2001                                                           367,929

   Change in unrealized
    gains and losses on
    securities available
    for sale (net of taxes
    of $36,258)                                                                                     (57,627)

   Total comprehensive income                                                                                          310,302
                                           -------------     ------------    -----------    -----------------    --------------
December 31, 2001                             8,600,000         (99,521)        175,615                1,228         8,677,322
                                           -------------     ------------    -----------    -----------------    --------------

Comprehensive income:

   Net income in 2002                                                           394,535

   Change in unrealized
    gains and losses on
    securities available
    for sale, net of taxes
    of $41,157                                                                                        85,465

  Reclassification adjustment for gains
    included in net income, net of
    tax of $14,320                                                                                  (33,098)

   Total comprehensive income                                                                                          446,902

Dividends ($.15 per share)                                                    (129,000)                              (129,000)
                                           -------------     ------------    -----------    -----------------    --------------

December 31, 2002                            $8,600,000         (99,521)        441,150               53,595         8,995,224
                                           =============     ============    ===========    =================    ==============


 The Notes to Consolidated Financial Statements are an integral part of these statements



                                                  CN BANCORP, INC. AND SUBSIDIARY
                                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                          For the years ended December 31, 2002 and 2001

                                                                               2002                    2001
                                                                         ------------------     --------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                        $394,535                  367,929
Adjustments to reconcile net income to net cash
   provided by operations:
   Depreciation and amortization of property,
      equipment and leasehold improvements                                         333,656                  340,209
   Gain on sale of securities                                                     (53,669)                 (19,062)
   Decrease in accrued interest receivable                                          23,326                  180,678
   Deferred income taxes                                                             7,366                    4,982
   Provision for loan losses                                                       124,594                  138,206
   Increase in cash surrender value of life insurance policies                    (36,561)               -
   Increase in other assets                                                       (36,023)                (210,411)
   Increase (decrease) in other liabilities                                         60,271                  (2,753)
   Amortization of premium/discount on investments and other                         5,459                 (23,536)
                                                                         ------------------     --------------------
Net cash provided  by operating activities                                         822,954                  776,242
                                                                         ------------------     --------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Net increase in loans                                                          (4,413,020)              (7,999,296)
Reduction of interest bearing deposits                                             989,857                   86,790
Investment in securities - available for sale                                 (24,510,557)             (15,500,000)
Investment in securities - held to maturity                                    (6,536,206)              (6,500,000)
Investment in other securities                                                   -                         (10,400)
Principal payments and redemption of securities                                 22,501,199               22,025,000
Proceeds from sales of securities                                                4,053,669                2,519,062
Investment in life insurance policies                                          (1,200,000)               -
Purchase of property, equipment and leasehold
  improvements                                                                   (169,677)                (125,382)

                                                                         ------------------     --------------------
Net cash used by investing activities                                          (9,284,735)              (5,504,226)
                                                                         ------------------     --------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits including interest credited                            15,731,059                7,185,515
Net decrease in securities sold under agreements
  to repurchase                                                                  (389,570)              (2,934,155)
Proceeds of borrowing                                                              250,000               -
Dividends declared                                                               (129,000)               -

                                                                         ------------------     --------------------
Net cash provided by financing activities                                       15,462,489                4,251,360
                                                                         ------------------     --------------------



 The Notes to Consolidated Financial Statements are an integral part of these statements







                                                  CN BANCORP, INC. AND SUBSIDIARY
                                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                          For the years ended December 31, 2002 and 2001
                                                            (Continued)



                                                                               2002                    2001
                                                                         ------------------     --------------------

Net increase (decrease) in cash                                                 $7,000,708                (476,624)
Cash at beginning of period                                                      9,121,761                9,598,385

                                                                         ------------------     --------------------
Cash at end of period                                                          $16,122,469                9,121,761
                                                                         ==================     ====================


Cash and cash equivalents consist of:
     Cash and due from banks                                                    $3,334,970                3,007,814
     Federal funds sold                                                         12,787,499                6,113,947
                                                                         ------------------     --------------------
                                                                               $16,122,469                9,121,761
                                                                         ==================     ====================


SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid on deposits and repurchase agreements                             $1,683,084                2,250,768
                                                                         ==================     ====================

Income taxes paid                                                                 $168,000                  180,000
                                                                         ==================     ====================

 The Notes to Consolidated Financial Statements are an integral part of these statements


                         CN BANCORP, INC. and SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  The Company and its Significant Accounting Policies

      CN Bancorp, Inc. (the Company) was incorporated in January, 1996 under the laws of the State of Maryland to serve as a bank holding company and formed County National Bank (the Bank) as a wholly owned subsidiary. The Company is registered as a bank holding company and the Bank is chartered as a national bank. The Bank opened on December 19, 1996. The Company (as a bank holding company) and the Bank (as a nationally chartered bank) are subject to government supervision, regulations and control.

      The Bank's primary business activity is the solicitation and acceptance of deposits from within its market area and the use of such funds in loans and investments. The Bank is subject to competition from other financial institutions and financial service companies.

      Principles of Consolidation
      ---------------------------

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, County National Bank. All intercompany accounts and transactions have been eliminated in consolidation.

      Basis of Financial Statement Presentation
      -----------------------------------------

      The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. See below for a discussion of the determination of that estimate.

      Securities Available for Sale
      -----------------------------

      Available-for-sale securities consist of bonds and notes not classified as trading securities or as held-to-maturity securities. These securities are reported at their fair value with the unrealized holding gains and losses, net of tax, reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

                         CN BANCORP, INC. and SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  The Company and its Significant Accounting Policies - Continued

      Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. The related write-downs would be included in earnings as realized losses.

      Securities Held to Maturity
      ---------------------------

      Securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. A charge to operations would occur if the fair value of the securities declines below cost and the Company's intention or ability to hold the securities to maturity changes.

      Other Securities
      ----------------

      As a member of the Federal Reserve Bank of Richmond (Federal Reserve) and the Federal Home Loan Bank of Atlanta (FHLB), the Company is required to acquire and hold stock in these entities. Ownership of stock in these entities is restricted to members and can only be sold to and acquired from the respective entities at par. The Company also owns stock in Atlanta Central Bankers Bank (ACBB), a bank that generally offers product and services only to other banks. Ownership of the ACBB shares is restricted to banks, and there is no active market for the ACBB shares. As there is no readily determinable fair value for these securities, they are carried at cost.

      Loans and Allowance for Loan Losses
      -----------------------------------

      Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for loan losses and any unamortized deferred fees, costs, premiums and discounts. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

      The accrual of interest on loans is discontinued when, in management's opinion, the full collection of principal or interest is in doubt, or a scheduled loan payment has become over ninety days past due, unless the obligation is well secured and in the process of collection. When a payment is received on a loan on non-accrual status, the amount received is allocated to principal and interest in accordance with the contractual terms of the loan.

      The Company determines and recognizes impairment of loans in accordance with the provisions of Statement of Financial Accounting Standards No. 114, Accounting for Creditors for Impairment of a Loan as amended by Statement 118, Accounting for Creditors for Impairment of a Loan- Income Recognition and Disclosures. A loan is determined to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during the period of delay in

                         CN BANCORP, INC. and SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1. The Company and its Significant Accounting Policies - Continued

      payment if the Company expects to collect all amounts due, including past-due interest. An impaired loan is measured at the present value of its expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Statement No. 114 is generally applicable to all loans except large groups or smaller- balance homogeneous loans that are evaluated collectively for impairment. Interest payments received are recognized as interest income or, if ultimate collectibility of principal is in doubt, are applied to principal.

      The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic determination and evaluation of the adequacy of the allowance assesses various factors including inherent losses in all significant loans; known deterioration in concentrations of credit, certain classes of loans or collateral; historical loss experiences; results of independent reviews of loan quality and the allowance for loan losses; trends in portfolio quality, maturity and composition; volumes and trends in delinquencies and non-accrual loans, risk management policies and practices; lending policies and procedures; economic conditions and downturns in specific local industries; and the experience and quality of lending management and staff. Estimated losses in the portfolio are determined by applying loss ratios to loan categories, other than impaired loans and loans considered substandard or doubtful, which are evaluated separately, to determine loss estimates. Loss ratios are determined using peer group loss ratios as adjusted based upon factors determined relevant by management, including economic conditions and the nature of the Company's business. CN Bancorp, Inc. uses peer group ratios because its loan portfolio has not been tested during all economic business cycles.

      The determination of the allowance for loan losses involves the use of various subjective estimates by management and may result in over or under estimations of the amount of inherent losses in the loan portfolio. To review the adequacy of the allowance, on a least a quarterly basis, management analyzes the loan portfolio through risk ratings. Each loan, other than impaired loans and loans considered substandard or doubtful, which are evaluated separately, is assigned a risk rating and estimated "low" and "high" loss percentages are applied to the loans in each rating. Management determines the loss percentages based upon its best estimates as the Company has operated for a relatively short period of time. The allowance for loan losses is compared to this "low" and "high" range to ascertain that it falls in, and is reasonable situated within, the range. The allowance is also compared on at least a quarterly basis to peer group levels. Management believes that the recorded allowance for loan losses is appropriate.

      Property, Equipment and Leasehold Improvements
      ----------------------------------------------

      Property, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is charged to operations over the estimated useful live of the assets using the straight-line method. Leasehold improvements are amortized to operations over the shorter of the lease term (including renewal options) or the life of the improvement.

                         CN BANCORP, INC. and SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1. The Company and its Significant Accounting Policies - Continued

      Securities Sold under Agreements to Repurchase
      ----------------------------------------------

      Securities sold under agreements to repurchase are accounted for as borrowings and recorded as a liability at the amount of the repurchase obligation. These transactions mature the next business day. The Company's repurchase obligations are secured by Company owned securities with market values exceeding the obligations. These securities are segregated from other, non pledged securities.

      Income Taxes
      ------------

      Deferred income taxes are recognized for temporary differences between the financial reporting basis and the income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      Advertising Costs
      -----------------

      The Company expenses advertising costs as incurred.

      Earning Per Share
      -----------------

      Basic EPS is computed based upon income available to common shareholders and the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would share in the earnings of the Company. The determination of the amount of common stock equivalents arising from the warrants issued by the Company requires the use of the average market price of the common shares during the year. At December 31, 2002, the Company's common shares are not traded on any exchange. The Company is aware of a very limited number of common stock ownership changes. These transactions involved a small number of shares and some were not "arms-length" transactions. Management used stock values of $14.50 and $13.50 to determine dilutive shares at December 31, 2002 and 2001, respectively. The December 31, 2002 value was derived from a 2002 valuation report and other factors and the December 31, 2001 value was derived from a 2001 valuation report of CN Bancorp, Inc. stock.

      The weighted average number of common shares outstanding during 2002 and 2001 was 860,000 shares. Dilutive securities, comprised of warrants, contributed 254,858 and 184,593 shares in the determination of diluted earnings per share for the years ended December 31, 2002 and 2001, respectively.

                         CN BANCORP, INC. and SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1. The Company and its Significant Accounting Policies - Continued

      Statement of Cash Flows
      -----------------------

      Cash and cash equivalents in the statement of cash flows include cash on hand, non-interest bearing amounts due from correspondent banks and the Federal Reserve and Federal funds sold.

      Reclassification
      ----------------

      Certain prior year's amounts have been reclassified to conform to the current year's method of presentation.

Note 2. Investment Securities

      Investment securities are summarized as follows:

   AVAILABLE-FOR- SALE SECURITIES
   ------------------------------
                                                                  Gross                 Gross            Estimated
                                          Amortized             Unrealized           Unrealized             Fair
                                             Cost                 Gains                Losses              Value
                                       -----------------     -----------------     ----------------    ---------------
   December 31, 2002:
     Mortgage-backed security                $1,027,700             -                        1,356          1,026,344
     U.S. Government agency
       notes                                  7,980,835                82,561             -                 8,063,396
                                       -----------------     -----------------     ----------------    ---------------
                                             $9,008,535                82,561                1,356          9,089,740
                                       =================     =================     ================    ===============

   December 31, 2001:
     U.S. Government agency
       notes                                 $7,000,000                25,320               23,319          7,002,001
                                       =================     =================     ================    ===============

   HELD-TO-MATURITY SECURITIES
                                                                  Gross                 Gross            Estimated
                                          Amortized             Unrealized           Unrealized             Fair
                                             Cost                 Gains                Losses              Value
                                       -----------------     -----------------     ----------------    ---------------
   December 31, 2002:
     U.S. Government agency
        notes                                $7,531,558               151,454             -                 7,683,012
                                       =================     =================     ================    ===============

   December 31, 2001:
     U.S. Treasury securities                  $250,033                 1,765             -                   251,798
     U.S. Government agency
        notes                                 4,749,955               105,008             -                 4,854,963
                                       -----------------     -----------------     ----------------    ---------------
                                             $4,999,988               106,773             -                 5,106,761
                                       =================     =================     ================    ===============

                         CN BANCORP, INC. and SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 2. Investment Securities - Continued

      During 2002 the Company sold available for sale securities with a cost of $4,000,000 for $4,053,669 realizing gains on the sales of $53,669. During 2001, the Company sold available for sale securities with a cost of $2,500,000 for $2,519,062 realizing gains on the sales of $19,062.

      Securities with a carrying value of $978,794 (cost of $975,625 and fair value of $990,037) are pledged to customers under repurchase agreements at December 31, 2002.

      The scheduled maturity of securities available-for-sale and held-to-maturity are as follows at December 31, 2002:


                                                      Available-for-Sale                     Held-to-Maturity
                                              -----------------------------------    ---------------------------------
                                                 Amortized             Fair            Amortized             Fair
                                                   Cost               Value              Cost               Value
                                              ----------------    ---------------    --------------     ---------------
    Matures within 1 year                          $1,000,626          1,013,129           -                  -

    Matures after 1 through 5 years                 6,980,209          7,050,267         7,531,558           7,683,012
                                              ----------------    ---------------    --------------     ---------------
                                                    7,980,835          8,063,396         7,531,558           7,683,012
    Mortgage-backed security                        1,027,700          1,026,344           -                  -
                                              ================    ===============    ==============     ===============
                                                   $9,008,535          9,089,740         7,531,558           7,683,012
                                              ================    ===============    ==============     ===============


      Other Securities
      ----------------

      As a requirement for membership in the Federal Reserve and the FHLB, the Company is required to acquire and hold stock in these entities. The amount of stock that the Company is required to own is determined by separate formulas used by each entity. The Company also voluntarily acquired stock in ACBB. The Company records the Federal Reserve, FHLB and ACBB shares at cost. Investment in the shares of these entities is as follows:


                                              December 31, 2002            December 31, 2001
                                          --------------------------    ------------------------

   Federal Reserve Bank of
       Richmond Stock                                      $252,000                     252,000
   Federal Home Loan Bank
      of Atlanta stock                                      169,200                     169,200
   Atlantic Central Bankers
      Bank stock                                             75,000                      75,000
                                          --------------------------    ------------------------
                                                           $496,200                     496,200
                                          ==========================    ========================

                         CN BANCORP, INC. and SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 3.  Loans and Allowance for Loan Losses

      The Bank grants commercial and consumer loans to customers primarily in its market area of Anne Arundel County in Maryland. The principal categories of the loan portfolio are as follows:


                                                                            December 31,
                                                                 ------------------------------------
                                                                      2002                   2001
                                                              ---------------------    ------------------
         Commercial loans                                              $16,468,693            16,298,429
         Consumer loans                                                  4,816,728             5,323,090

         Real Estate loans:
              Commercial real estate                                    23,588,497            21,192,906
              Residential real estate                                   19,214,198            17,038,213
                                                              ---------------------    ------------------
                                                                        42,802,695            38,231,119
                                                              ---------------------    ------------------

                                                                        64,088,116            59,852,638
         Unearned income and deferred costs, net                            24,857                 7,909
         Allowance for loan losses                                       (745,000)             (781,000)
                                                              ---------------------    ------------------
                                                                       $63,367,973            59,079,547
                                                              =====================    ==================

      The allowance for loan losses activity for the years ended December 31, 2002 and 2001 is as follows:

                                                                    December 31,
                                                             ---------------------------
                                                             2002               2001
                                                        ----------------    --------------
         Balance at beginning of period                        $781,000           670,000

         Add: Provision for loan losses                         124,594           138,206

                 Recoveries                                    -                  -

         Less: Commercial loans charged off                     160,594            27,206

                                                        ----------------    --------------
         Balance at end of period                              $745,000           781,000
                                                        ================    ==============

      At December 31, 2002, the Bank has three loans on non- interest accrual status with carrying values totaling $275,063: (1) a secured commercial loan in the amount of $73,918 ($81,146 balance at December 31, 2001) for which the customer is making required payments and interest is recognized as collected; (2) commercial loans to companies controlled by one individual totaling $10,566 ($254,015 at December 31, 2001) which is in process of collection; and (3) a secured commercial loan with a carrying value of $190,579 which is in process of collection. Unrecognized interest on the loans at December 31, 2002 is $38,805 ($14,673 on non-interest accrual loans outstanding at December 31, 2001). The Bank is not committed to lend funds to debtors whose loans are on non-interest accrual status or are considered impaired.

                         CN BANCORP, INC. and SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.  Loans and Allowance for Loan Losses - Continued

      Certain officers and directors (and companies in which they have a 10% or more beneficial ownership) have loans with the Bank. The activity of these loans during 2002 and 2001 is as follows:

                                                                       2002                    2001
                                                                -------------------      -----------------
          Total loans at beginning of year                              $4,400,841             $3,518,659
          New loans and funding during the year                            730,770              1,478,580
          Repayments during the year                                   (1,958,855)              (596,398)
                                                                -------------------      -----------------
          Total loans at end of year                                    $3,172,756             $4,400,841
                                                                ===================      =================


Note 4.  Property, Equipment and Leasehold Improvements

      Property, equipment and leasehold improvements are as follows at December 31:

                                                    Useful
                                                     Lives                     2002                  2001
                                              --------------------------------------------     ------------------
      Land                                       Not applicable                  $387,768                387,768
      Building                                      40 years                      521,877                521,877
      Leasehold improvements                     15 to 40 years                 1,731,990              1,731,990
      Furniture and equipment                    3 to 15 years                  1,823,713              1,984,698
      Construction in process                    Not applicable                    94,074                 31,968
                                                                         -----------------     ------------------
                                                                                4,559,422              4,658,301
      Accumulated depreciation
          and amortization                                                      1,194,645              1,129,545
                                                                         -----------------     ------------------
                       Net                                                     $3,364,777              3,528,756
                                                                         =================     ==================

Note 5.  Deposits

      Deposit balances are summarized below as of December 31:

                                                                 2002                     2001
                                                          -------------------      -------------------

      Non-interest bearing accounts                              $22,096,614               19,341,085
      NOW accounts                                                 6,206,497                4,700,091
      Money market accounts                                        6,545,077                5,618,462
      Savings accounts                                            22,725,033               19,194,117
      Time deposit accounts:
          Less than $100,000                                      23,547,684               20,873,622
          $100,000 or more                                        12,448,935                8,111,404
                                                          -------------------      -------------------
                                                                 $93,569,840               77,838,781
                                                          ===================      ===================

                         CN BANCORP, INC. and SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.  Deposits - Continued

      The time deposit accounts mature and/or re-price as follows: within one year - $ 27,198,721; one to two years - $5,894,879; two to three years - $634,077; three to four years - $918,828; four to five years - $1,350,114.

Note 6. Other Borrowed Funds

     The Bank enters into sales of securities under agreements to repurchase the same securities, which mature the next business day. Securities pledged as collateral for securities sold under agreements to repurchase include various debt securities having an aggregate carrying value of $978,794 and $1,352,967 at December 31, 2002 and 2001, respectively. The cost of and fair value of the securities were $975,625 and $990,037 at December 31, 2002 and $1,351,399 and $1,379,275 at December 31, 2001, respectively.

     Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                           December 31,
                                             -----------------------------------
                                                     2002                2001
                                                    -------              -----
         Total outstanding at year-end             $987,510         $1,377,080
         Average balance during the year         $2,824,978         $3,261,501
         Average interest rate during the year        1.20%              3.92%
         Maximum balance during the year         $4,037,701         $5,733,457



      The Company borrowed $250,000 in December 2002 under an unsecured note. The note bears interest at prime plus .25% (4.50% at December 31, 2002) and is payable on April 27, 2003.

Note 7. Capital Stock

      The Company sold warrants to purchase common stock to the Company's organizers. Under the warrants, 343,431 shares of common stock may be issued at the price of $10.00 per share. The warrants may be exercised on or after March 20, 1998 and they expire on March 20, 2006. Proceeds from the sale were $3,434.

      The Company provided each common shareholder of record on December 31, 1998 a dividend consisting of a warrant to acquire additional common stock in the Company. The warrants were issued on January 4, 1999. Each share of stock owned entitled the shareholder to a warrant to acquire an additional share of common stock for the amount of $12.00 per share. The warrants to purchase a total of 860,000 shares of common stock may be exercised on or after January 5, 2000 and they expire on January 5, 2004. No value was assigned to the warrants at their issuance since the value determined using the Black-Scholes option-pricing model was immaterial.

      The Company is authorized to issue 5,000,000 shares of $.01 par value preferred stock. No preferred stock has been offered or issued.

                         CN BANCORP, INC. and SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8.  Commitments

      Commitments to extend credit are agreements to lend funds to customers as long as there are no violations of any condition established in the loan contracts. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment as well as income producing properties.

      Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary.

      The Bank has not been required to perform on any financial guarantees and has not incurred any losses on its commitments.

      A summary of the Bank's commitments at December 31, 2002 follows:

          Commitments to extend credit                            $8,280,085

          Standby letters of credit                               $1,998,657

      The Bank has entered into leases for its branches and office space, most of which contain renewal options. The minimum net noncancelable future rental commitments at December 31, 2002 are as follows:

                          Year Ending
                         December 31,
                      ------------------

                             2003                           $145,875
                             2004                            151,776
                             2005                            151,776
                             2006                             69,040

      The related net rent expense was $149,554 and $143,625 in 2002 and 2001, respectively.

                         CN BANCORP, INC. and SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.  Regulatory Matters

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      The Company and the Bank must maintain minimum capital and other requirements of regulatory authorities when declaring and paying dividends. The Company and the Bank have complied with such capital requirements.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulation) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2002, that the Bank meets capital adequacy requirements to which it is subject.

      As of December 31, 2002, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must meet minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

      The Bank's actual capital amounts and ratios are presented in the table below:

                                                                        To be                           To be
                                                                     "Adequately                        "Well
                                        Actual                        Capitalized"                     Capitalized"
                                 ----------------------       --------------------------     ----------------------------
                                    Amount        Ratio          Amount          Ratio          Amount           Ratio
                                    ------        -----          ------          -----          ------           -----
December 31, 2002
-----------------
Total Capital
 (to risk weighted assets)          $9,527,987      13.9%     $5,499,165     >      8.0%     $6,873,956     >      10.0%
                                                                             -                              -
Tier I Capital
 (to risk weighted assets)           8,782,987      12.8%      2,749,582     >      4.0%      4,124,374     >       6.0%
                                                                             -                              -
Tier I Capital
 (to average assets)                 8,782,987       8.4%      4,161,629     >      4.0%      5,202,036     >       5.0%
                                                                             -                              -

December 31, 2001
-----------------
Total Capital
 (to risk weighted assets)          $9,243,415      14.8%     $5,004,332     >      8.0%     $6,255,415     >      10.0%
                                                                             -                              -
Tier I Capital
 (to risk weighted assets)           8,462,415      13.5%      2,502,166     >      4.0%      3,753,249     >       6.0%
                                                                             -                              -
Tier I Capital
 (to average assets)                 8,462,415       9.7%      3,493,884     >      4.0%      4,367,355     >       5.0%
                                                                             -                              -

                         CN BANCORP, INC. and SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 10. Income Taxes

      The income tax expense consists of the following for the years ended December 31, 2002 and 2001:

                                          2002                  2001
                                    ------------------    ------------------

              Current:
                   Federal                   $161,532              $176,199
                   State                        2,106                     -
                                    ------------------    ------------------
                                             $163,638              $176,199
                                    ------------------    ------------------

              Deferred:
                   Federal                    $ 6,031               $ 9,328
                   State                        1,335                     -
                                    ------------------    ------------------
                                                7,366                 9,328
                                    ------------------    ------------------
                                             $171,004              $185,527
                                    ==================    ==================

      The reasons for the differences between the statutory federal income tax rates are summarized as follows:


                                                            2002                                 2001
                                                 ---------------------------           -------------------------
                                                  Amount             Rate             Amount              Rate
                                              ---------------    --------------    --------------     -------------

    Tax at statutory rates                          $192,284             34.0%          $188,175             34.0%
    State income taxes net of
       federal tax benefit                             2,673               .5%           -                 -
    Cash surrender value of life
       insurance                                    (12,430)            (2.2)%           -                 -
    Other                                           (11,523)            (2.1)%           (2,648)             (.5)%
                                              ---------------    --------------    --------------     -------------
                                                    $171,004             30.2%          $185,527             33.5%
                                              ===============    ==============    ==============     =============

      The deferred income tax account is comprised of the following at December 31, 2002 and 2001:

                                                              2002                   2001
                                                      ---------------------    ------------------

    Deferred tax assets:
         Allowance for loan losses                                $269,998               275,645
         Start-up and pre-operating expenses                        -                      3,433
         Other                                                      20,048                14,379
                                                      ---------------------    ------------------
                                                                   290,046               293,457
                                                      ---------------------    ------------------


                         CN BANCORP, INC. and SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 10. Income Taxes - Continued

                                                              2002                   2001
                                                      ---------------------    ------------------
    Deferred tax liabilities:
         Accumulated depreciation                                 $168,169               164,194
         Unrealized gains on securities, net                        27,610                   793
                                                      --------------------     ------------------
                                                                   195,779               164,987
                                                      ---------------------    ------------------
                 Net deferred tax assets                           $94,267               128,470
                                                      =====================    ==================


      Federal income taxes payable of $17,454 in 2002 ($565 in 2001) is included in accounts payable and accrued expenses. There are no state income taxes payable at December 31, 2002 or 2001.

Note 11.  Related Party Transaction

      The Bank leases property from an entity controlled by a director and stockholder of the Company. The property is used for the Bank's operations offices and a branch facility. The lease expires in May 2006 but is renewable at the option of the Bank for two additional five year periods. This lease calls for monthly payments of $11,198. Lease payments made for these facilities totaled $133,584 in 2002 and $128,500 in 2001.

Note 12. Profit Sharing Plan

      The Bank has a 401(k) profit sharing plan for those employees who meet the eligibility requirements set forth in the plan. The plan does not require the Bank to match the participants' contributions; however, the Bank expensed $16,627 and $14,991 for matching the contributions in 2002 and 2001, respectively.

Note 13.  Fair Value of Financial Instruments

      The estimated fair values of the Company's financial instruments at December 31, 2002 and 2001 are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

                         CN BANCORP, INC. and SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





Note 13.  Fair Value of Financial Instruments - Continued


                                                                 2001                                2002
                                                --------------------------------- --------------------------------------
                                                   Carrying            Fair              Carrying               Fair
                                                   --------                              --------
                                                    Amount             Value              Amount                Value
                                                    ------             -----              ------                -----
    Financial assets:
       Cash and due from banks                       $3,334,970         3,334,970         $3,007,814          3,007,814
       Federal funds sold                            12,787,499        12,787,499          6,113,947          6,113,947
       Interest bearing deposits                      1,925,878         1,925,878          2,915,735          2,915,735
       Investment securities (total)                 17,117,498        17,268,952         12,498,189         12,604,962
       Loans, net                                    63,367,973        64,287,732         59,079,547         60,435,866

    Financial liabilities:
       Non-interest bearing deposits                $22,096,614        22,096,614        $19,341,085         19,341,085
       Interest bearing deposits                     71,473,226        72,024,022         58,497,696         59,128,431
       Securities sold under agreements
         to repurchase                                  987,510           987,510          1,377,080          1,377,080
       Note Payable                                     250,000           250,000           -                 -

      The fair values of U.S. Treasury and Government agency securities are determined using market quotations.

      Loans receivable were discounted using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of variable rate loans is estimated to equal the carrying amount. The valuation of loans is adjusted for possible credit losses. It is not practicable to estimate the fair value of outstanding loan commitments, unused lines, and letters of credit.

      The fair value of non-interest bearing deposits, interest-bearing checking, savings, and money market deposit accounts, securities sold under agreements to repurchase and short term note payable are equal to the carrying amounts. The fair value of fixed-maturity time deposits is estimated based on interest rates currently offered for deposits of similar remaining maturities.

Note 14.  Failed Acquisition/merger

      In 2001, the Company signed an agreement to acquire a local thrift. As part of the transaction the thrift would convert to a capital stock charter and become a wholly owned subsidiary. Consummation of the transaction was subject to regulatory approval and approval of the thrift's members. During 2002, it was determined that regulatory approvals would not be obtained under acceptable conditions and the agreement was terminated. The Company charged off expenses related to the failed acquisition in the amount of $178,111.

                         CN BANCORP, INC. and SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 15. Parent Company Financial Information

      Information as to the financial position of CN Bancorp, Inc. as of December 31, 2002 and 2001 and results of operations and cash flow for the periods then ended follows:

                                                                   December 31,          December 31,
Statements of Financial Condition                                      2002                  2001
-------------------------------------------------------------    ------------------    ------------------

Cash in bank and on hand                                                   $38,759                76,621
Investment in subsidiary                                                 8,877,254             8,590,885
Other assets                                                               301,573                 8,588
                                                                 ------------------    ------------------
                                                                        $9,217,586             8,676,094
                                                                 ==================    ==================


Accrued expense and dividends payable                                      $25,956             -
Note payable                                                               250,000             -
                                                                 ------------------    ------------------
                                                                           275,956             -
                                                                 ------------------    ------------------

Stockholders' equity                                                     8,941,630             8,676,094
                                                                 ------------------    ------------------
                                                                        $9,217,586             8,676,094
                                                                 ==================    ==================

                                                                    Year ended            Year ended
                                                                    December 31,          December 31,
Statements of Operations                                                2002                  2001
-------------------------------------------------------------    ------------------    ------------------


Equity in earnings of subsidiary                                          $508,357               369,208
Failed acquisition/merger costs                                            178,111               -
Administrative expenses                                                      2,214                 1,279
                                                                 ------------------    ------------------

       Income before taxes                                                 328,032               367,929
Income tax benefit                                                          66,503               -
                                                                 ------------------    ------------------
       Net income                                                         $394,535               367,929
                                                                 ==================    ==================

                         CN BANCORP, INC. and SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



  Note 15. Parent Company Financial Information - Continued

                                                                    Year ended            Year ended
                                                                 December 31, 2002     December 31, 2001
Statements of Cash Flows
-------------------------------------------------------------    ------------------    ------------------
Cash flows from operating activities:
  Net income                                                              $394,535               367,929
  Equity in earnings of subsidiary                                       (508,357)             (369,208)
  Increase in other assets                                               (292,985)               (1,858)
  Increase in accrued expense and dividends payable                         25,956             -
                                                                 ------------------    ------------------
  Net cash used in operating activities                                  (380,851)               (3,137)

Cash flows from financing activities:
  Note payable proceeds                                                    250,000             -
  Dividends received from subsidiary                                       221,989             -
  Dividends                                                              (129,000)             -
                                                                 ------------------    ------------------
  Net cash provided by financing activities                                342,989             -
                                                                 ------------------    ------------------

Decrease in cash and cash equivalents                                     (37,862)               (3,137)
Cash and cash equivalents at beginning of period                            76,621                79,758
                                                                 ------------------    ------------------
Cash and cash equivalents at end of period                                 $38,759                76,621
                                                                 ==================    ==================

  Note 16.  Recent Accounting Pronouncements

      In April 2002, FASB issued SFAS 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". This Statement requires, among other things, that gains and losses on the early extinguishment of debt be classified as extraordinary only if they meet the criteria for extraordinary treatment set forth in Accounting Principles Board Opinion No. 30. The provisions of this Statement related to classification of gains and losses on the early extinguishment of debt are effective for fiscal years beginning after May 15, 2002.

      In June 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This Statement requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002.

                         CN BANCORP, INC. and SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16.  Recent Accounting Pronouncements - Continued

      In October 2002, FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions" an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9. The provision of this Statement requires long-term customer-relationship intangible assets of financial institutions such as depositor - and borrower - relationship intangible assets and credit cardholder intangible assets to be subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used.

      In November, 2002, FASB issued Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" an Interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. The Interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The provisions for this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002.

      In December 2002, FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure." This Statement amends SFAS No. 123 "Accounting for Stock-Based Compensation" to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, SFAS No. 148 amends APB Opinion No. 28, "Interim Financial Reporting" to require disclosure about those effects in interim financial information.

      These statements do not affect the Company's financial position or its results of operations.


                             DIRECTORS AND OFFICERS

                                CN BANCORP, INC.

                               Board of Directors

Jan W. Clark, Chairman of the Board                  John E. DeGrange, Sr., Vice Chairman of the Board
Carl L. Hein, Jr.(Treasurer)                         Creston G. Tate
Gerald V. McDonald                                   John G. Warner

                        Henry L. Hein, Director Emeritus

                          Shirley S. Palmer, Secretary

Executive Officers
Jan W. Clark                                         President & Chief Executive Officer
John G. Warner                                       Executive Vice President
Michael T. Storm                                     Chief Financial Officer

                              COUNTY NATIONAL BANK

                               Board of Directors

Gerald V. McDonald, Chairman of the Board            John E. DeGrange, Sr., Vice Chairman of the Board
Jan W. Clark                                         Daljit S. Sawhney, MD
F. Paul Dorr                                         Creston G. Tate
Carl L. Hein (Treasurer)                             LeRoy C. Taylor
Robert P. Musselman, Sr.                             John G. Warner
                                                     K. Patricia Wellford

                        Henry L. Hein, Director Emeritus

                          Shirley S. Palmer, Secretary

Executive Officers
Jan W. Clark                                         President & Chief Executive Officer
John G. Warner                                       Executive Vice President & Chief Operating Officer
Michael T. Storm                                     Senior Vice President & Chief Financial Officer
Michael L. Derr                                      Vice President

Other Officers
Ralph F. Ebbenhouse                                  Vice President
Janet M. King                                        Vice President
Bridget K. Bunch                                     Assistant Vice President
Susan M. Liebenthal                                  Assistant Vice President
Marni W. McNichol                                    Assistant Vice President
Lois H. Simpson                                      Assistant Vice President
Judith A. Smiechowski                                Assistant Vice President


CN BANCORP, INC. WILL PROVIDE, WITHOUT CHARGE, TO SHAREHOLDERS OF RECORD OR ANY
BENEFICIAL OWNER OF COMMON STOCK, A COPY OF ITS 2002 ANNUAL REPORT ON FORM
10-KSB FILED WITH THE SECURITIES AND EXCHANGE COMMISSSION, UPON WRITTEN REQUEST.
REQUESTS SHOULD BE DIRECTED TO SHIRLEY PALMER, CORPORATE SECRETARY, 7401 RITCHIE
HIGHWAY, GLEN BURNIE, MARYLAND 21061.

                                       39