Form 10KSB, Exhibit 13
period 2003-12-31
CN BANCORP INC
filed 2004-03-17
CIK 1014273

EXHIBIT 13

                          ANNUAL REPORT TO STOCKHOLDERS
                             LETTER TO STOCKHOLDERS

CN Bancorp, Inc. has had another very good year, especially regarding our growth in capital. We are pleased to report that we realized an additional $6.1 million in capital through January 6, 2004 ($4.9 million by year-end) from the Initial Public Offering that was concluded in June of 2003 and the exercise of stock warrants. When this additional capital is leveraged with loans and investments it reinforces our ability to increase profits, expand to new market areas, sustain growth, and pay dividends. We more than doubled the number of stockholders to nearly four hundred at year-end. We want to thank all of you who purchased additional stock and to welcome those new stockholders who joined our family of investors.

We have deployed some of this capital with the building of our new branch in Millersville. We are very excited about the Millersville branch and feel there is excellent growth potential at this highly visible location. We have planned an aggressive marketing effort and expect this branch to become profitable quickly. We will also use additional capital to build a branch in Linthicum.

As you can see from our annual financial report, we continue a steady upward trend of growth and profitability. Our assets increased by 11.9% to $116 million and our consolidated net profit was $465,428, an increase of 18% over the previous year. We had this favorable increase in profits in spite of the fact that we continue to be in an expansion mode and profits are negatively affected by the startup costs of opening new branches. We have expanded our resources in the Loan Department in an effort to acquire new loans while maintaining the high quality of the portfolio. Our efforts in this regard are showing good results. Our challenge is to have both vision for future growth and to be grounded in the reality of the market place.

We have kept up with technology changes, including the use of imaging technology and the expansion of our Internet banking service to include a bill-pay feature. Additionally, we have strengthened security thru enhancements to the security door system and digital, state of the art, surveillance equipment for all four of our branches. County National Bank has been fortunate not to have fallen victim to the increasing number of bank robberies in Maryland. We attribute this to the investment we have made for the protection of our customers and employees.

The CN Bancorp stock is listed on the Over the Counter Bulletin Board with the symbol "CNBE" and this provides liquidity and value for our stockholders. The book value of the stock continues to increase and at year-end was $11.18 per share versus $10.46 per share at the end of 2002. Book value is an important element in determining the market value of bank stocks. Stock price quotes are available on all financial web pages and numerous brokers make a market in our stock. Feel free to contact Shirley Palmer if you have any questions regarding broker relations or stockholder matters.

I am very pleased with our progress and the position we are in to create value for all of our stockholders. The year 2003 was our second full year of paying a quarterly dividend of $0.03 per share. On March 3, 2004 we paid a one-time special bonus dividend of $0.05 per share. We also increased the quarterly dividend for the first quarter of 2004 to $0.04 per share. Our dividend policy is to provide a return to our investors based on our profits, while maintaining the bank's "well capitalized" status as defined by regulatory guidelines.

We will be offering alternative investment products to our customers in the latter part of this year. This will allow us, a small community bank, to compete with larger banks that offer these products and services in our market area. We will continue to look for other opportunities to enhance profits and maintain growth.

Thank you for your continued support. We hope to see you at our Annual Meeting of Stockholders on Monday, May 24, 2004. Please mark this date on your calendar and plan to join us on that day.




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

         County National Bank serves its customers from branches in Glen Burnie, Pasadena, Odenton and, starting January 2, 2004, Millersville, Maryland and an additional ATM in Glen Burnie. County National Bank has leased land in Linthicum, Maryland on which it plans to build a branch in 2004 or 2005.

                           COMMON STOCK AND DIVIDENDS

         CN Bancorp, Inc. common stock is not traded on an organized exchange or on the Nasdaq National or Small Cap Markets but, in August 2002, CN Bancorp, Inc.'s common stock was first quoted for trading on the Over the Counter Bulletin Board (OTCBB) under the symbol "CNBE." Prior to August 2002, the common stock was traded only in private transactions and only on very limited and sporadic basis. Since August 2002, the common stock has traded only sporadically and no assurance can be given that an active or established market will develop in the foreseeable future. The following table sets forth the high and low bid prices for the stock during each calendar quarter since the fourth quarter of 2002. These quotations reflect interdealer prices and may not represent actual transactions. These quotations do not necessarily reflect the intrinsic or market value of the common stock.

                                          2003                    2002
                                          ----                    ----
                                     High         Low        High        Low
                                     ----         ---        ----        ---
          First Quarter             $15.75       13.50       NA          NA
          Second Quarter             14.25       13.50       NA          NA
          Third Quarter              15.60       14.25       NA          NA
          Fourth Quarter             15.50       13.50       14.00      14.00


         CN Bancorp, Inc. had 390 stockholders of record at February 29, 2004. Common stock outstanding at that date was 1,356,545 shares. In addition, CN Bancorp, Inc. had outstanding warrants to purchase 343,431 shares of common stock exercisable at $10.00 per share.

         CN Bancorp, Inc. declared four dividends (March, June, September and December) of $.03 per share ($.12 per share for the year) in 2003. In 2002 CN Bancorp, Inc. declared five dividends (January, March, June, September and December) of $.03 per share ($.15 per share for the year). CN Bancorp, Inc.'s continued ability to pay dividends will depend on its compliance with certain dividend regulations imposed upon it as a bank holding company by the Federal Reserve Board. In addition, CN Bancorp, Inc.'s ability to pay dividends may depend on the ability of County National Bank to pay dividends to CN Bancorp, Inc. County National Bank may not be able to pay dividends to CN Bancorp, Inc. unless it complies with certain regulatory requirements. In addition, CN Bancorp, Inc. will consider a number of other factors, including its earning prospects, financial condition and cash needs before deciding to pay additional dividends in the future.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

         The following table summarizes the selected consolidated financial information and other financial data. The selected balance sheet and statement of income data are derived from the audited consolidated financial statements for the years ended December 31, 2003 and 2002. This information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this annual report. Results for past periods are not necessarily indicative of results that may be expected for any future period.




                                                                At and for the       At and for the
                                                                  Year Ended           Year Ended
                                                                 December 31,         December 31,
(In thousands except per share data)                                 2003                 2002
                                                              -------------------  -------------------

Statement of Operations Data:
Interest income                                                           $4,963                5,190
Interest expense                                                           1,253                1,688
                                                              -------------------  -------------------
          Net interest income                                              3,710                3,502
Provision for loan losses                                                    135                  125
                                                              -------------------  -------------------
Net interest income after provision for loan losses                        3,575                3,377
Other income                                                                 894                  829
Other expense                                                              3,782                3,640
                                                              -------------------  -------------------
Income before taxes                                                          687                  566
Income taxes                                                                 222                  171
                                                              -------------------  -------------------
          Net income                                                        $465                  395
                                                              ===================  ===================

Per Share Data:
Earnings per share, basic                                                  $0.48                 0.46
Earnings per share, diluted                                                 0.38                 0.35
Cash dividends (four dividends in 2003, five in 2002)                       0.12                 0.15
Book value per share                                                       11.18                10.46
Tangible book value per share                                              11.18                10.46

Weighted average shares outstanding, basic                               961,686              860,000
Weighted average shares outstanding, diluted                           1,137,135            1,114,858
Shares outstanding at end of period                                    1,264,745              860,000

Balance Sheet Data:
Total Assets                                                            $116,438              104,044
Securities available for sale, value                                      17,506                9,090
Securities held to maturity, at cost                                       8,209                7,532
Loans receivable, net of unearned income                                  70,879               64,113
Allowance for loan losses                                                    720                  745
Premises and equipment, net                                                4,053                3,365

Non-interest bearing deposits                                             27,098               21,488
Interest bearing deposits                                                 72,212               71,473
                                                              -------------------  -------------------
          Total deposits                                                  99,310               92,961
                                                              -------------------  -------------------



(In thousands except per share data)                            At and for the       At and for the
                                                                  Year Ended           Year Ended
                                                                 December 31,         December 31,
Continued                                                            2003                 2002
                                                              -------------------  -------------------

Securities sold under agreements to repurchase                         $1,453                  988
Stockholders' equity including unrealized gains
  and losses                                                           14,136                8,995

Selected Performance and Other Ratios:
Return on average stockholders' equity                                  4.38%                4.52%
Return on average assets                                                0.43%                0.40%
Net interest margin                                                     3.69%                3.84%
Other income to average assets                                          0.82%                0.83%
Other expenses to average assets                                        3.47%                3.66%
Dividend payout ratio                                                  26.79%               32.66%
Number of branches                                                          3                    3
Allowance for loan losses to total loans                                1.02%                1.16%
Non-performing loans to total loans                                     0.16%                0.43%
Allowance for loan losses to non-performing loans                     648.65%              270.91%

Applicable Company Capital Ratios:
Tier 1 risk-based capital                                               18.6%                12.8%
Total risk-based capital                                                19.6%                13.9%
Leverage capital                                                        12.3%                 8.5%
Stockholders' equity to total assets                                    12.1%                 8.6%



                           FORWARD-LOOKING STATEMENTS

         The Letter from the Chairman, President and Chief Executive Officer, Management's Discussion and Analysis of Financial Condition and Results of Operations, and other portions of this annual report include forward-looking statements such as: statements of CN Bancorp Inc.'s goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessments of loan quality, probable loan losses, liquidity, off-balance sheet arrangements, and interest rate risk; and statements of its ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: the amount and timing of future changes in interest rates and other economic conditions; future laws, regulations and accounting principles; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, CN Bancorp Inc.'s past growth and performance do not necessarily indicate its future results.


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

GENERAL

         CN Bancorp, Inc. has continued to experience growth since it started operations in December 1996. Assets increased $12,394,496 (11.9%) to $116,438,305 at December 31, 2003 from $104,043,809 at December 31, 2002.

Increases in loans and securities comprised the majority of the increase in assets. The increase in assets was funded by increases in deposits and proceeds from stock sales.

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

FINANCIAL CONDITION

         The loan portfolio comprises the majority of CN Bancorp, Inc.'s earning assets. Loans receivable (net of the allowance for loan losses, unearned fees and origination costs) increased by $6,790,880 (9.7%) from $63,367,973 at December 31, 2002 to $70,158,853 at December 31, 2003. Loans receivable, net, comprise 60.3% of assets ($116,438,305) as of December 31, 2003 and 60.9% of assets ($104,043,809) at December 31, 2002.

         Residential real estate loans increased $3,579,984 (20.6%) from $17,418,572 at December 31, 2002 to $20,998,556 at December 31, 2003. Commercial
real estate loans increased $1,211,491 (5.4%) from $22,414,036 at December 31, 2002 to $23,625,527 at December 31, 2003. CN Bancorp, Inc. continued to concentrate on real estate secured lending for predominately owner-occupied properties. Commercial loans increased by $2,485,280 (15.1%) from $16,468,693 at December 31, 2002 to $18,953,973 at December 31, 2003. Installment and other loans decreased by $619,855 (12.9%) from $4,816,728 at December 31, 2002 to $4,196,873 at December 31, 2003 primarily because of refinancing activity during the year. Real estate construction loans increased by $117,647 (4.0%) to $3,087,734 at December 31, 2003 from $2,970,087 at December 31, 2002

         The allowance for loan losses was $720,000 (1.02% of loans) at December 31, 2003. The allowance was $745,000 (1.16% of loans) at December 31, 2002. At December 31, 2003, non-interest accrual loans totaled $110,931 as compared to $275,063 at December 31, 2002. In addition, commercial loans totaling $167,514 were charged off during 2003 as compared to $160,594 of loans that were charged off in 2002. Recoveries of commercial loans were $27,000 during 2003 (none in 2002).

         During 2003, the Bank sold loan participations to family members of a director of the Bank and the Company on a non-recourse basis. Under these transactions, the family members acquired undivided percentage interests in specific loans held by the Bank. The participations were sold under the same terms and conditions as loan participations sold to non-related entities. The total amount of the loan participations sold was $2,058,741. The total loan participation amount outstanding at December 31, 2003 was $970,605.

         The securities portfolio at December 31, 2003 amounted to $26,355,701, an increase of $9,238,203, or 54.0% from the amount at December 31, 2002 as funds obtained through deposit increases and stock sales, and not invested in loans, were invested in securities. Available for sale investment securities increased to $17,505,600 at December 31, 2003 from $9,089,740 at December 31, 2002. Held to maturity securities increased to $8,208,601 at December 31, 2003 from $7,531,558 at December 31, 2002. The carrying value of available for sale securities includes net unrealized appreciation of $2,047 at December 31, 2003 (reflected as unrealized appreciation of $1,351 in stockholders' equity after deferred taxes) as compared to net unrealized appreciation of $81,205 ($53,595 net of taxes) as of December 31, 2002.

         Deposits are the major source of funds for lending and investment activities. Deposits increased $6,349,058 (6.8%) to $99,309,796 at December 31, 2003 from $92,960,738 at December 31, 2002. Non-interest bearing deposits increased 26.1%, savings deposits increased 22.7%, interest bearing demand deposits decreased 7.6% and certificates of deposit decreased 9.6% during the year ended December 31, 2003.

         County National Bank was in the process of completing the building and equipping of a new branch in Millersville, Maryland at December 31, 2003. The branch opened in January 2004. At December 31, 2003, costs of $818,352 had been expended on the project.

         Total stockholders' equity was $14,136,422 at December 31, 2003 representing an increase of $5,141,198 from December 31, 2002. The increase from December 31, 2002 was attributable to the proceeds from the sale of stock in a public offering of $1,655,541 (net of costs), proceeds of $3,197,160 from sales of stock in connection with warrants being exercised, earnings of $465,428, a decrease in unrealized gains on available for sale investment securities of $52,244, and less dividends of $124,687 ($0.12 per share).

         At December 31, 2003, we continued to exceed all regulatory capital requirements to be considered a "well capitalized" financial institution under federal regulations.

RESULTS OF OPERATIONS

Net income

         Net income for the year ended December 31, 2003 was $465,428, an increase of $70,893, or 18.0%, from $394,535 during 2002. Net income increased in 2003 as compared to 2002 because of increases in net interest income and non-interest income exceeded increases in operating expenses. Also contributing to the increase was the charge-off in 2002 of previously capitalized costs incurred in connection with an unsuccessful attempt to acquire a local thrift during 2002 in the amount of $178,111 ($111,608 net of taxes). There was no similar charge-off in 2003. Operating expenses increased in 2003 in part because County National Bank incurred personnel, marketing and other costs during 2003 in preparation for the opening of the new branch in Millersville, Maryland in January 2004.

         CN Bancorp, Inc.'s return on average equity was 4.37% in 2001 to 4.52% in 2002 and to 4.38% in 2003. The decline in 2003 was attributable to the increase in stockholders' equity of approximately $4.9 million from the sale of stock and exercise of warrants during 2003. The return on average assets was 0.43% in 2001, 0.40% in 2002 and 0.43% in 2003.


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

         Total interest income decreased by $226,749 or 4.4% to $4,963,359 for the year ended December 31, 2003 as compared to 2002. This decrease was primarily attributable to the continued low interest rate environment of the last two years. The new earning rates on re-pricing loans and investments were lower than those at last re-pricing or origination. Some higher rate loans were re-financed at lower interest rates by other institutions. New loans were originated at lower rates (as compared to the refinanced loans). The effect on interest income of lower interest rates was somewhat offset by increases in interest earning assets during 2003 as compared to 2002. Average interest earning assets increased by $9,308,000 to $100,441,000 in 2003 and the yield on the interest earning assets declined to 4.94% in 2003 from 5.69% in 2002.

         Interest expense decreased by $433,984 or 25.7% to $1,253,682 for the year ended December 31, 2003 as compared to 2002. This decrease was primarily attributable to the continued low interest rate environment of the last two years. The reduction in interest expense from lower interest rates was offset in part by expenses resulting from an increase in average interest bearing liabilities during 2003 as compared to 2002. Average interest bearing liabilities increased by $3,406,000 to $72,010,000 in 2003 and the cost of the interest bearing funds declined to 1.74% in 2003 from 2.46% in 2002.

         Net interest income increased by $207,235 or 5.9% during 2003 as compared to 2002. Net interest income increased because the net interest income on the growth of interest earning assets and interest bearing liabilities exceeded the effect of the low interest rate environment. The net interest spread was 3.20% in 2003 as compared to 3.23% in 2002. The net interest margin was 3.69% in 2003 as compared to 3.84% in 2002.

         The tables below present a summary of CN Bancorp, Inc.'s average daily balances, rates, interest income and expense, the interest rate spread and net interest margins for the years ended December 31, 2003 and 2002.



                             AVERAGE BALANCES, RATES AND INTEREST INCOME AND EXPENSE

                                                                    Years Ended December 31,
     (in thousands)                                            2003                           2002
                                                 ------------------------------- -----------------------------
                                                  Average               Yield/    Average             Yield/
                                                  Balance    Interest    Rate     Balance   Interest   Rate
                                                 ------------------------------- -----------------------------
     Assets:
     Interest-Earning Assets:
       Federal funds sold                           $10,903       $120    1.10%      $9,478      $157   1.66%
       Interest bearing deposits                      2,438         35    1.44%       2,823        43   1.52%
       Investment securities                         22,548        698    3.10%      17,035       721   4.23%
       Loans receivable                              65,305      4,110    6.29%      62,552     4,269   6.82%
        Allowance for loan losses                      (753)        -        -         (755)       -       -
                                                 ------------------------------- -----------------------------
                                                     64,552      4,110    6.37%      61,797     4,269   6.91%
                                                 ------------------------------- -----------------------------

           Total Interest Earning Assets            100,441      4,963    4.94%      91,133     5,190   5.69%
                                                 ------------------------------- -----------------------------
     Non-interest Earning Assets                      8,658                           8,214
                                                 -----------                     -----------
            Total Assets                           $109,099                         $99,347
                                                 ===========                     ===========
     Liabilities and Stockholders' Equity:
     Interest -Bearing Liabilities:
       Interest bearing demand deposits             $12,197        $60    0.49%     $11,724      $103    0.88%
       Savings accounts                              24,273        222    0.91%      20,532       302    1.47%
       Time deposits                                 32,786        949    2.89%      33,523     1,249    3.73%
       Note payable                                      58          2    3.45%           -         -       -
       Securities sold under agreements
         to repurchase                                2,696         20    0.74%       2,825        34    1.20%
                                                 ------------------------------- -----------------------------
           Total Interest Bearing Liabilities        72,010      1,253    1.74%      68,604     1,688    2.46%
                                                 ------------------------------- -----------------------------



                                                 AVERAGE BALANCES, RATES AND INTEREST INCOME AND EXPENSE

                                                                    Years Ended December 31,
                                                                    ------------------------
     (in thousands)                                            2003                           2002
                                                 ------------------------------- -----------------------------
                                                  Average               Yield/    Average             Yield/
     Continued                                    Balance    Interest    Rate     Balance   Interest   Rate
     ---------                                   ------------------------------- -----------------------------

     Non-interest Bearing Liabilities:
       Demand deposits                             $ 26,166                         $21,468
       Other                                            298                             527
                                                 -----------                     -----------
           Total Liabilities                         98,474                          90,599
     Stockholders' Equity                            10,625                           8,749
                                                 -----------                     -----------
           Total Liabilities and Equity            $109,099                         $99,348
                                                 ===========                     ===========

                                                            -----------                     ----------
     Net Interest Income                                        $3,710                        $ 3,502
                                                            ===========                     ==========

     Net Interest Spread                                                  3.20%                         3.23%
     Net Interest Margin                                                  3.69%                         3.84%
     Ratio of Interest-Earning Assets
       to Interest-Bearing Liabilities               139.48%                         132.84%



Yields on securities are calculated based on amortized cost.
Nonaccruing loans are included in the average loan balances outstanding.


         The tables below present the relative contribution of changes in volumes and changes in rates to the changes in net interest income for 2003 and 2002. The change in the interest income and interest expense attributable to the combined impact of both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.



                                               RATE/VOLUME ANALYSIS

                                                     2003 vs. 2002                         2002 vs. 2001
                                                     -------------                         -------------
                                                  Increase (Decrease)                   Increase (Decrease)
                                           Volume        Rate         Total       Volume       Rate        Total
                                         -------------------------------------- ------------------------------------
Interest-Earning Assets:

   Federal funds and interest bearing
     deposits with banks                      $17,746      (63,093)    (45,347)      49,791    (288,180)   (238,389)
   Securities                                 228,672     (251,166)    (22,494)      20,901    (135,364)   (114,463)
   Loans receivable                           186,857     (345,765)   (158,908)     636,248    (761,199)   (124,951)
                                         -------------------------------------- ------------------------------------
      Net Change in Interest Income           433,275     (660,024)   (226,749)     706,940  (1,184,743)   (477,803)
                                         -------------------------------------- ------------------------------------

Interest Bearing Liabilities:

   Interest bearing deposits                  762,227   (1,185,005)   (422,778)     427,468    (879,943)   (452,475)
   Note payable                                 2,407            -       2,407          156            -        156
   Securities sold under agreements
      to repurchase                            (1,549)     (12,064)    (13,613)     (17,126)    (76,993)    (94,119)
                                         -------------------------------------- ------------------------------------
      Net Change in Interest Expense          763,085   (1,197,069)   (433,984)     410,498    (956,936)   (546,438)
                                         -------------------------------------- ------------------------------------

      Change in Net Interest Income         $(329,810)     537,045     207,235      296,442    (227,807)     68,635
                                         ====================================== ====================================


Provision for Loan Losses

         The provision for loan losses represents the amount charged against earnings to increase the allowance for loan losses to the level deemed appropriate by management. The provision for loan losses and the allowance for loan losses are based on management's ongoing assessment of CN Bancorp, Inc.'s credit exposure and consideration of certain other relevant factors.

         The adequacy of the allowance for loan losses is evaluated based upon loan categories except for loans rated substandard, doubtful or loss, which are evaluated separately and assigned loss amounts based upon the evaluation. Loss ratios are applied to each category of loan to determine estimated loss amounts. Categories of loans are identified as consumer (secured and unsecured), commercial (secured and unsecured) and mortgage loans (residential and commercial real estate). Loss ratios are determined based upon losses incurred and peer group loss ratios adjusted for the effect of current economic conditions (currently weakened), any industry concentration or identified weakness in an industry (none currently), credit management and underwriting policies changes, secured versus unsecured nature of loan category and adjustments to the peer group losses based upon local considerations. In particular, peer group loss ratios are modified to recognize that CN Bancorp, Inc.'s loans are primarily to small and medium size businesses which do not necessarily have the resources to timely adjust to changes in economic conditions. CN Bancorp, Inc. uses peer group loss ratios because its loan portfolio has not been tested during all economic business cycles since it has only been operating since December 1996. CN Bancorp, Inc.'s actual losses have been lower than those of its peer group.

         At December 31, 2003, the range of the loss ratios used to determine estimated losses by loan category were: consumer loans - .95% to 1.60%; commercial loans - 1.00% to 1.60%; and, mortgage loans - 0.45% to .95%. Additional losses are estimated resulting from additional identified risks factors, such as loans with underwriting exceptions, the level and direction of payment delinquencies and the level of unsecured credit. These additional loss estimates are not allocated to the separate loan categories.

         The adequacy of the allowance for loan losses is reviewed at least quarterly. Loans are assigned a risk rating based upon rating criteria consistent with regulatory definitions. The risk rating is adjusted, as necessary, if loans become delinquent, if significant adverse information is discovered regarding the underlying credit and, in the case of commercial loans and commercial real estate loans, the normal periodic review of the underlying credit indicate that a change in risk rating is appropriate. An estimated "low" and "high" loss percentage is applied to loans in each risk rating. These loss percentages increase as the loan risk rating increases. Loans rated as substandard, doubtful or loss are evaluated separately and assigned loss amounts based upon the separate evaluation. Risks factors identified beyond individual loan risks, such as economic conditions, underwriting exceptions and loan concentrations are quantified based upon management's estimations of loss exposure. Loss percentages used are generally based upon management's best estimates as we have limited historical loss data because of the relative short period of time that we have been operating. Estimated "low" and "high" allowance for loan loss amounts are derived by accumulating the estimated losses using the "low" and "high" loss percentages for each risk rating and adding losses based upon separate loan evaluations and identified other risks. The actual allowance for loan losses is compared to this range to ascertain that it is reasonably situated within the range. During 2003, there were no significant changes in estimation methods or assumptions that affected the methodology for assessing the appropriateness of the allowance.

         At December 31, 2003, the "low" and "high" allowance determination resulted in a "low" allowance of 1.01% of loans and a "high" allowance of 1.31% of loans. The actual allowance for loan losses was 1.02% of loans.

         In addition, on at least a quarterly basis, the recorded allowance for loan losses (as a percent of loans) is compared to peer group levels to ascertain the reasonableness of the estimate.

         The provision for loan losses was $134,529 during the year ended December 31, 2003 as compared to $124,594 for the year ended December 31, 2002. The provision for loan losses did not increase as much as the increase in loans primarily because the majority of the loan increase was in real estate secured loans which have low loss estimates.

         The allowance for loan losses represents 1.02% and 1.16% of loans receivable at December 31, 2003 and December 31, 2002, respectively. CN Bancorp, Inc. has no exposure to foreign countries or foreign borrowers. Management believes that the allowance for loan losses is adequate for each period presented.

         The table below sets forth the period end loans receivable balances and summarizes CN Bancorp, Inc.'s loan loss experience for the periods presented as well as certain ratios related to net charge-offs and the allowance for loan losses (ALL) as a percent of the total loan portfolio. The majority of the 2003 charge-offs related to one commercial loan account.


                      SUMMARY OF LOAN LOSS EXPERIENCE

                                                   Year Ended December 31,
(in thousands)                                       2003           2002
                                                 -------------- -------------
Allowance for loan losses:
Beginning balance                                        $ 745           781
   Charge-offs:
      Commercial loans                                    (168)         (161)
      Consumer loans                                       (26)            -
                                                 -------------- -------------
                                                          (194)         (161)
                                                 -------------- -------------
   Recoveries:
      Commercial loans                                      27             -
      Consumer loans                                         7             -
                                                 -------------- -------------
                                                            34             -
                                                 -------------- -------------
   Provision for loan losses                               135           125
                                                 -------------- -------------
Ending balance                                            $720           745
                                                 ============== =============
Ratios:
Net charge-offs to average loans                          0.25%         0.25%
Net charge-offs to provision for loan losses            118.52%       128.80%
Allowance for loan losses to loans receivable             1.02%         1.16%
Loans receivable before ALL                            $70,879        64,113
Average loan balances                                  $65,305        62,552

         The table below presents information regarding non-performing loans at December 31, 2003 and 2002.



                                            NON-PERFORMING LOANS

                                                                 December 31,        December 31,
          (In thousands)                                             2003                2002
                                                               -----------------  -------------------

          Non-accruing loans                                              $111                275
          Accruing loans past due 90 days or longer                          -                  -
                                                               -----------------  -------------------
            Total non-performing loans                                    $111                275
                                                               =================  ===================
          Non-accruing loans:
            Interest income not recorded on non-
               accruing loans                                               $6                 39
            Interest income included in net income
               for period on non-accruing loans collections                  -                  7

          Ratios:
            Non-performing loans to total loans                           0.16%              0.43%
            Non-performing loans to total assets                          0.10%              0.26%
            Allowance for loan losses to non-
               performing loans                                         648.65%            270.91%
            Commitments to lend additional funds to
               non-performing loan customers                                 -                  -

          Restructured loans:                                             None               None



     The table below illustrates the estimated breakdown of the allowance for loan losses as allocated to various segments of the loan portfolio.



                                                           ALLOWANCE FOR LOAN LOSSES BY CATEGORY

                                       -------------------------------- --------------------------------
                                              December 31, 2003                December 31, 2002
                                       -------------------------------- --------------------------------
                                                       % of Loans in                    % of Loans in
                                         Allocated   each Category to     Allocated   each Category to
                                         Allowance      Total Loans       Allowance      Total Loans
                                          Amount        Receivable         Amount        Receivable
           (In thousands)
           Consumer loans                      $ 51          5.9%           $ 74              7.5%
           Home Equity loans                     21          6.6%             20              6.3%
           Real estate loans                    276         60.7%            282             60.5%
           Commercial loans                     352         26.8%            322             25.7%
           Unallocated to loan type              20            -              47                -
                                       -------------------------------- --------------------------------
                                               $720         00.0%           $745            100.0%
                                       ================================ ================================



         The allowance for loan losses is reviewed at least quarterly for its adequacy.

Non-interest Income

         Non-interest income consisted primarily of fees and charges from depository accounts, increases in cash surrender value of life insurance policies, gains on sale of securities and other income. Non-interest income increased $64,937 or 7.8%, to $893,507 for the year ended December 31 2003 as compared to $828,570 during 2002. This increase was primarily attributable to fees earned under an overdraft privilege program initiated in late 2001, increases in cash surrender value of owned life insurance policies, continued increases in the number of customer accounts, usage of debit cards by customers and the use of owned ATM machines by non-customers. Gains on sales of securities were $43,652 in 2003 as compared to $53,669 in 2002. Other income for 2002 included the recovery of a recorded charge for a cash shortage of approximately $7,500. No such recovery occurred in 2003.

Non-interest Expense

         Non-interest expense was $3,781,685 during the year ended December 31, 2003 representing an increase of $140,806 or 3.9%, as compared to $3,640,879 during 2002. 2002 expenses included a charge-off of $178,111 of previously capitalized costs incurred in connection with our failed acquisition of North Arundel Savings Bank, FSB. There was no similar charge-off in 2003. Without this 2002 charge-off, non-interest expenses would have increased by $318,917 or 9.2%. The largest expense item comprising this increase was to compensation and benefits, which increased by $196,095 or 11.1% to $1,964,188 during 2003 as compared to $1,768,093 in 2002 because of the hiring of additional personnel to staff the new branch in Millersville, normal salary increases, an addition of a loan officer in 2003 as well as increases in benefit expenses resulting from additional benefits.

Income Taxes

         Income tax expense was $221,542 (32.2% of pre-tax net income) for the year ended December 31, 2003 as compared to $171,004 (30.2% of pre-tax net income) for 2002. The increase in the effective tax rate in 2003 versus 2002 reflects higher state income taxes because the amount of state tax exempt interest income became a smaller portion of income before income taxes in 2003 as compared to 2002.

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

         The executive committee establishes policies to control interest rate sensitivity. Interest rate sensitivity is the volatility of a bank's earnings resulting from movements in the market interest rates. Management monitors rate sensitivity in order to reduce vulnerability to interest rate fluctuations while maintaining adequate capital levels and acceptable levels of liquidity. Monthly financial reports provide management with information to evaluate and manage rate sensitivity and adherence to policy. CN Bancorp, Inc.'s asset/liability policy's goal is to manage assets and liabilities in a manner that stabilizes net interest income and net economic value within a broad range of interest rate environments. Adjustments to the mix of assets and liabilities are made periodically in an effort to achieve dependable, steady growth in net interest income regardless of the behavior of interest rates in general.

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

         CN Bancorp, Inc. currently has a negative gap over the short term, which suggests that the net yield on interest bearing assets and liabilities may decrease during periods of rising interest rates. However, a simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. Although certain assets and liabilities may have similar maturities or periods of re-pricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In the event of a change in interest rate, prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest-rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.

         The table below presents CN Bancorp, Inc.'s interest rate sensitivity at December 31, 2003. The table is based upon the earlier of the assets and liabilities re-pricing date or their maturity date..



                                                     RATE SENSITIVITY ANALYSIS

                                                        December 31, 2003
                                              ----------------------------------
                                   0-3           4-6         7-12         >1&<5
(in thousands)                    Months        Months       Months       Years      5 YRS +         Total
                                 -------       ------       ------       -----      -------         -----
Assets
Federal funds sold               $6,782       -            -            -           -               $6,782
Interest bearing deposits         1,929       -            -              934       -                2,863
Securities, at cost             -             -            -           23,015         2,698         25,713
Loans                            18,209        2,792        5,614      40,947         3,301         70,863
Bank-owned life insurance                      1,294                                                 1,294
                             -----------  ----------- ------------  ---------- -------------  -------------
Total                            26,920        4,086        5,614      64,896         5,999        107,515
                             -----------  ----------- ------------  ---------- -------------  -------------


                                       12




                                                     RATE SENSITIVITY ANALYSIS

                                                       December 31, 2003
                                              ----------------------------------
(in thousands)                   0-3           4-6         7-12         >1&<5
Continued                       Months        Months       Months       Years      5 YRS +         Total
                               -------       ------       ------       -----      -------         -----
Liabilities
Savings/Money
     Market/NOW                  $39,665       -            -            -           -               39,665
Certificates of deposit            7,816        7,666        5,823       11,242
Repurchase agreements              1,453       -            -            -           -                1,453
                              -----------  ----------- ------------  ---------- -------------  -------------
Total                             48,934        7,666        5,823       11,242      -               73,665

                              -----------  ----------- ------------  ---------- -------------  -------------
GAP:
  Period                        $(22,014)      (3,580)        (209)      53,654       5,999         $33,850
                              ===========  =========== ============  ========== =============  =============
  Cumulative                                 $(25,594)     (25,803)      27,851      33,850
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

         Liquidity, which generally is maintained in cash and amounts due from banks and federal funds sold, totaled $10,945,679 at December 31, 2003 compared to $16,122,469 at December 31, 2002. Additional sources of asset liquidity include funds held in time deposits and cash flow from the investment and loan portfolios. Liquidity needs may also be met by selling securities available for sale, selling loans, raising additional capital or borrowing funds. At December 31, 2003, available for sale debt securities totaled $17,505,600 as compared to $9,089,740 at December 31, 2002.

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

         CN Bancorp, Inc. is a single bank holding company with no current business operations other than managing its investment in County National Bank and holding cash. CN Bancorp, Inc. pays its expenses from cash received on stock sales and from dividends, if any, from County National Bank. County National Bank may only pay dividends to CN Bancorp, Inc. if it complies with certain regulatory requirements.

CAPITAL ADEQUACY

         The Company and the Bank are required to maintain capital ratios in accordance with guidelines adopted by the federal banking regulators. These guidelines are commonly known as Risk Based Capital Guidelines. Under these guidelines, banks are rated as "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized" based upon its capital levels. Banks that are classified as

"undercapitalized," "significantly undercapitalized" or "critically undercapitalized" are subject to increased regulatory oversight.

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

         The table below presents the Company's and the Bank's risk-based capital ratios and leverage ratio to the minimum regulatory requirements for the indicated periods.


                                                 RISK-BASED CAPITAL RATIOS
                                                                                 Minimum Ratios
                                                                   -------------------------------------------
                                December 31,       December 31,      To be "Adequately         To be "Well
                                    2003               2002             Capitalized"          Capitalized"
                             ------------------- ----------------- -----------------------  ------------------

         Total capital:
           Company                 19.6%              13.9%                 8.0%
           Bank                    14.6%              13.9%                 8.0%                 10.0%
         Tier I
           Company                 18.6%              12.8%                 4.0%
           Bank                    13.6%              12.8%                 4.0%                  6.0%
         Leverage Total
           Company                 12.3%               8.5%                 4.0%
           Bank                     8.9%               8.4%                 4.0%                  5.0%



         At December 31, 2003 and 2002, CN Bancorp, Inc. exceeded the capital requirements necessary to be considered a "well capitalized" financial institution under federal regulations.

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


OFF-BALANCE SHEET ARRANGEMENTS

         Standby letters of credit are conditional commitments issued by County National Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. County National Bank holds collateral supporting those commitments for which collateral is deemed necessary. County National Bank has not been required to perform on any financial guarantees and has not incurred any losses on its commitments. The issuance of letters of credit is not a significant activity of County National Bank. Outstanding letters of credit at December 31, 2003 total $2,172,057 ($1,998,657 at December 31, 2002).

         Commitments to extend credit are agreements to lend funds to customers as long as there are no violations of any condition established in the loan contracts. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by County National Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment as well as income producing properties. Commitments to extend credit total $9,156,931 at December 31, 2003 ($8,280,085 at December 31, 2002). We believe that we have adequate resources to fund all loan commitments.

         County National Bank has entered into leases for its branches and office space, most of which contain renewal options. The minimum net noncancelable future rental commitments at December 31, 2003 were as follows:

                            Year Ending
                           December 31,
                           ------------
                               2004                    $221,442
                               2005                     227,520
                               2006                     141,900
                               2007                      70,800
                               2008                      25,000


FINANCIAL STATEMENTS

The audited financial statements for CN Bancorp, Inc. for the years ended December 31, 2003 and 2002 follow.

Letterhead



                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Board of Directors
CN Bancorp, Inc.
Glen Burnie, Maryland

         We have audited the accompanying consolidated statements of financial condition of CN Bancorp, Inc. and Subsidiary, as of December 31, 2003 and 2002, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made be management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CN Bancorp, Inc. and Subsidiary, as of December 31, 2003 and 2002 and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




                                                  /s/ Beard Miller Company LLP


February 6, 2004
Baltimore, Maryland


                                          CN BANCORP, INC. AND SUBSIDIARY
                                  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                            December 31, 2003 and 2002



                                                                                          2003                    2002
                                                                                    -----------------       -----------------
                                      ASSETS

Cash and due from banks                                                                 $  4,163,586               3,334,970
Federal funds sold                                                                         6,782,093              12,787,499
Interest bearing deposits                                                                  2,862,991               1,925,878
Investment securities - available for sale (Note 2)                                       17,505,600               9,089,740
Investment securities - held to maturity (Note 2)                                          8,208,601               7,531,558
Other securities (Note 2)                                                                    641,500                 496,200
Loans receivable, net of allowance for loan losses (Note 3)                               70,158,853              63,367,973
Accrued interest receivable on loans and securities                                          459,700                 379,795
Property, equipment and leasehold improvements, net (Note 4)                               4,052,534               3,364,777
Deferred income taxes (Note 10)                                                              112,489                  94,267
Cash surrender value of life insurance policies                                            1,293,665               1,236,561
Prepaid expenses and other assets                                                            196,693                 434,591
                                                                                    -----------------       -----------------

             Total Assets                                                               $116,438,305             104,043,809
                                                                                    =================       =================

                                   LIABILITIES

Deposits (Note 5)                                                                       $ 99,309,796              92,960,738
Securities sold under agreements to repurchase (Note 6)                                    1,452,972                 987,510
Note payable (Note 6)                                                                      -                         250,000
Official checks                                                                            1,210,862                 609,102
Accounts payable and accrued expenses                                                        290,311                 215,435
Dividends payable                                                                             37,942                  25,800
                                                                                    -----------------       -----------------
             Total Liabilities                                                           102,301,883              95,048,585
                                                                                    -----------------       -----------------

Commitments (Note 8)

                       STOCKHOLDERS' EQUITY (Notes 7 and 9)
  Preferred stock - $.01 par value; authorized 5,000,000 shares.
     Issued and outstanding: none at December 31, 2003 and 2002                            -                       -
  Common stock - $10 par value; authorized 5,000,000 shares.
     Issued and outstanding: 1,264,745 shares at December 31,
     2003 and 860,000 at December 31, 2002                                                12,647,450               8,600,000
  Additional paid in capital                                                                 705,730                (99,521)
  Retained earnings                                                                          781,891                 441,150
  Accumulated other comprehensive income:
        Unrealized gains on securities available for sale                                      1,351                  53,595
                                                                                    -----------------       -----------------

             Total Stockholders' Equity                                                   14,136,422               8,995,224
                                                                                    -----------------       -----------------

  Total Liabilities and Stockholders' Equity                                            $116,438,305             104,043,809
                                                                                    =================       =================


The Notes to Consolidated Financial Statements are an integral part of these statements.





                                          CN BANCORP, INC. AND SUBSIDIARY
                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                  For the years ended December 31, 2003 and 2002



                                                                                   2003                    2002
                                                                             ------------------      ------------------
Interest income:
   Interest and fees on loans                                                       $4,110,264               4,269,172
   Federal funds sold                                                                  119,946                 156,978
   Interest bearing deposits                                                            34,545                  42,860
   Securities                                                                          698,604                 721,098
                                                                             ------------------      ------------------
                                                                                     4,963,359               5,190,108
                                                                             ------------------      ------------------
Interest expense:
   Certificates of deposit of  $100,000 or more                                        289,230                 364,900
   Other deposits                                                                      941,667               1,288,775
   Repurchase agreements                                                                20,222                  33,835
   Note payable                                                                          2,563                     156
                                                                             ------------------      ------------------
                                                                                     1,253,682               1,687,666
                                                                             ------------------      ------------------

             Net interest income                                                     3,709,677               3,502,442

Provision for loan losses (Note 3)                                                     134,529                 124,594
                                                                             ------------------      ------------------
            Net interest income after provision for loan losses                      3,575,148               3,377,848
                                                                             ------------------      ------------------

Other income:
    Fees and service charges from depository accounts                                  729,830                 655,582
    Other income                                                                        62,921                  82,758
    Increase in cash surrender value of life insurance policies                         57,104                  36,561
    Gain on sale of securities                                                          43,652                  53,669
                                                                             ------------------      ------------------
                                                                                       893,507                 828,570
                                                                             ------------------      ------------------

Operating expenses:
   Compensation and related expenses                                                 1,964,188               1,768,093
   Occupancy expense                                                                   312,143                 287,837
   Depreciation and amortization                                                       343,496                 333,656
   Consulting expense                                                                   87,515                  81,738
   Data processes expense                                                              167,646                 176,354
   Director fees                                                                        77,550                  74,750
   Marketing expense                                                                    92,433                  66,813
   Equipment maintenance costs                                                          97,646                  79,799
   Stationery and office supplies                                                       83,314                  82,884
   Other operating expenses                                                            555,754                 510,844
   Failed acquisition/merger costs (Note 14)                                         -                         178,111
                                                                             ------------------      ------------------
                                                                                     3,781,685               3,640,879
                                                                             ------------------      ------------------
             Income before income taxes                                                686,970                 565,539
Income tax expense (Note 10)                                                           221,542                 171,004
                                                                             ------------------      ------------------
             NET INCOME                                                             $  465,428                 394,535
                                                                             ==================      ==================

Basic earnings per share                                                                  $.48                    $.46
                                                                             ==================      ==================
Diluted earnings per share                                                                $.38                    $.35
                                                                             ==================      ==================



The Notes to Consolidated Financial Statements are an integral part of these statements.





                                          CN BANCORP, INC. AND SUBSIDIARY
                                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                  For the years ended December 31, 2003 and 2002


                                                                                                  Accumulated
                                                              Additional                             Other
                                              Common            Paid in        Retained          Comprehensive
                                               Stock            Capital        Earnings             Income              Total
                                           --------------     ------------    ------------     ------------------    -------------

December 31, 2001                             $8,600,000         (99,521)         175,615                  1,228        8,677,322

Comprehensive income:

   Net income in 2002                                                             394,535                                 394,535

   Change in unrealized gains and
    losses on securities available for
    sale, net of taxes of $41,157                                                                         85,465           85,465

  Reclassification adjustment for gains
    included in net income, net of
    tax of $14,320                                                                                      (33,098)         (33,098)
                                                                                                                     -------------

   Total comprehensive income                                                                                             446,902

Dividends ($.15 per share)                                                      (129,000)                               (129,000)
                                           --------------     ------------    ------------     ------------------    -------------

December 31, 2002                             $8,600,000         (99,521)         441,150                 53,595        8,995,224

Comprehensive income:

   Net income in 2003                                                             465,428                                 465,428

   Change in unrealized gains and
    losses on securities available for
    sale, net of taxes of $2,130                                                                         (4,134)          (4,134)

  Reclassification adjustment for gains
    included in net income, net of
    tax of $24,784                                                                                      (48,110)         (48,110)
                                                                                                                     -------------

   Total comprehensive income                                                                                             413,184

Proceeds from sale of common stock,
    net of offering costs of $350,025          1,383,150          272,391                                               1,655,541

Proceeds from warrant exercises                2,664,300          532,860                                               3,197,160

Dividends ($.12 per share)                                                      (124,687)                               (124,687)
                                           --------------     ------------    ------------     ------------------    -------------

December 31, 2003                            $12,647,450          705,730         781,891                  1,351       14,136,422
                                           ==============     ============    ============     ==================    =============




The Notes to Consolidated Financial Statements are an integral part of these statements.



                                          CN BANCORP, INC. AND SUBSIDIARY
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  For the years ended December 31, 2003 and 2002

                                                                               2003                    2002
                                                                         ------------------     --------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                        $465,428                  394,535
Adjustments to reconcile net income to net cash
   provided by operations:
   Depreciation and amortization of property,
      equipment and leasehold improvements                                         343,496                  333,656
   Gain on sale of securities                                                     (43,652)                 (53,669)
   Decrease (increase) in accrued interest receivable                             (79,905)                   23,326
   Deferred income taxes                                                             8,692                    7,366
   Provision for loan losses                                                       134,529                  124,594
   Increase in cash surrender value of life insurance policies                    (57,104)                 (36,561)
   Decrease (increase) in other assets                                             237,898                 (36,023)
   Increase in other liabilities                                                    74,876                   34,471
   Increase (decrease) in official checks                                          601,760                (192,397)
   Amortization of premium/discount on investments and other                        41,849                    5,459
                                                                         ------------------     --------------------
Net cash provided  by operating activities                                       1,727,867                  604,757
                                                                         ------------------     --------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Net increase in loans                                                          (6,925,409)              (4,413,020)
Reduction (increase) in interest bearing deposits                                (937,113)                  989,857
Investment in securities - available for sale                                 (24,960,718)             (24,510,557)
Investment in securities - held to maturity                                    (5,045,000)              (6,536,206)
Investment in other securities                                                   (145,300)                        -
Principal payments and redemption of securities                                 11,807,704               22,501,199
Proceeds from sales of securities - available for sale                           9,027,756                4,053,669
Investment in life insurance policies                                                    -              (1,200,000)
Purchase of property, equipment and leasehold
  Improvements                                                                 (1,031,253)                (169,677)

                                                                         ------------------     --------------------
Net cash used by investing activities                                         (18,209,333)              (9,284,735)
                                                                         ------------------     --------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits including interest credited                             6,349,058               15,923,456
Net increase (decrease) in securities sold under agreements
  to repurchase                                                                    465,462                (389,570)
Proceeds (repayment) of note payable                                             (250,000)                  250,000
Sales of common stock, net of costs                                              1,655,541                        -
Proceeds from warrant exercises                                                  3,197,160                        -
Dividends paid                                                                   (112,545)                (103,200)

                                                                         ------------------     --------------------
Net cash provided by financing activities                                       11,304,676               15,680,686
                                                                         ------------------     --------------------



The Notes to Consolidated Financial Statements are an integral part of these statements.






                                          CN BANCORP, INC. AND SUBSIDIARY
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  For the years ended December 31, 2003 and 2002
                                                    (Continued)



                                                                               2003                    2002
                                                                         ------------------     --------------------
Net increase (decrease) in cash                                                $(5,176,790)               7,000,708
Cash at beginning of period                                                     16,122,469                9,121,761

                                                                         ------------------     --------------------
Cash at end of period                                                          $10,945,679               16,122,469
                                                                         ==================     ====================


Cash and cash equivalents consist of:
     Cash and due from banks                                                    $4,163,586                3,334,970
     Federal funds sold                                                          6,782,093               12,787,499
                                                                         ------------------     --------------------
                                                                               $10,945,679               16,122,469
                                                                         ==================     ====================


SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid on deposits and repurchase agreements                             $1,280,444                1,683,084
                                                                         ==================     ====================

Income taxes paid                                                                 $217,883                  168,000
                                                                         ==================     ====================



The Notes to Consolidated Financial Statements are an integral part of these statements.

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

         Principles of Consolidation
         ---------------------------

         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, County National Bank. All inter-company accounts and transactions have been eliminated in consolidation.

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

         Other Securities
         ----------------

         As a member of the Federal Reserve Bank of Richmond (Federal Reserve) and the Federal Home Loan Bank of Atlanta (FHLB), the Company is required to acquire and hold stock in these entities. Ownership of stock in these entities is restricted to members and can only be sold to and acquired from the respective entities at par. The Company also owns stock in Atlantic Central Bankers Bank (ACBB) and Maryland Financial Bank (in organization) (MFB), banks that generally offers product and services only to other banks. Ownership of the ACBB shares is

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  The Company and its Significant Accounting Policies - Continued

         restricted to banks, and there is no active market for the ACBB shares. As there is no readily determinable fair value for these securities, they are carried at cost.

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

         The Company determines and recognizes impairment of loans in accordance with the provisions of Statement of Financial Accounting Standards No. 114, Accounting for Creditors for Impairment of a Loan as amended by Statement 118, Accounting for Creditors for Impairment of a Loan - Income Recognition and Disclosures. A loan is determined to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during the period of delay in payment if the Company expects to collect all amounts due, including past-due interest. An impaired loan is measured at the present value of its expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Statement No. 114 is generally applicable to all loans except large groups or smaller- balance homogeneous loans that are evaluated collectively for impairment. Interest payments received are recognized as interest income or, if ultimate collectibility of principal is in doubt, are applied to principal.

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

         The determination of the allowance for loan losses involves the use of various subjective estimates by management and may result in over or under estimations of the amount of inherent losses in the loan portfolio. To review the adequacy of the allowance, on a least a quarterly basis, management analyzes the loan portfolio through risk ratings. Each loan, other than impaired loans and loans considered substandard or doubtful, which are evaluated separately, is assigned a risk rating and estimated "low" and "high" loss percentages are applied to the loans in each rating. Management determines the loss percentages based upon its best estimates as the Company has operated for a relatively short period of time. The allowance for loan losses is compared to this "low" and "high" range to ascertain that it is situated within the range. The allowance is also compared on at least a quarterly basis to peer group levels. Management believes that the recorded allowance for loan losses is appropriate.

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  The Company and its Significant Accounting Policies - Continued

         Property, Equipment and Leasehold Improvements
         -----------------------------------------------

         Property, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is charged to operations over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized to operations over the shorter of the lease term (including renewal options) or the life of the improvement.

         Bank Owned Life Insurance
         -------------------------

         The Bank invests in bank owned life insurance (BOLI) as a source of funding for employee benefit expenses. BOLI involves the purchase of life insurance by the Bank on a select group of officers. The Bank is the owner and beneficiary of the policies. This life insurance is carried at the cash surrender value of the underlying policies. Income from the increase in the cash surrender value of the policies is included in other income.

         Securities Sold under Agreements to Repurchase
         ----------------------------------------------

         Securities sold under agreements to repurchase are accounted for as borrowings and recorded as a liability at the amount of the repurchase obligation. These transactions mature the next business day. The Company's repurchase obligations are secured by Company owned securities with market values exceeding the obligations. These securities are segregated from other, non-pledged securities.

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

         Earnings Per Share
         ------------------

         Basic EPS is computed based upon income available to common shareholders and the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would share in the earnings of the Company. The determination of the amount of common stock equivalents arising from the warrants issued by the Company requires the use of the average market price of the common shares during the year. The Company's common shares are traded on the over-the -counter ("Pink Sheets") market. The volume of trading activity is light; therefore, management used the average closing prices for days in which trades occurred during the year ended December 31, 2003 of $15.20 per share to determine dilutive shares at December 31, 2003. The December 31, 2002 value of $14.50 was derived from a 2002 valuation report and other factors.

         The weighted average number of common shares outstanding during 2003 and 2002 was 961,686 and 860,000 shares, respectively. Dilutive securities, comprised of warrants, contributed 277,135 and 254,858 shares in the determination of diluted earnings per share for the years ended December 31, 2003 and 2002, respectively.

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


Note 2.  Investment Securities

         Investment securities are summarized as follows:



        AVAILABLE-FOR- SALE SECURITIES
        ------------------------------
                                                                       Gross                 Gross            Estimated
                                               Amortized             Unrealized           Unrealized             Fair
                                                  Cost                 Gains                Losses              Value
                                            -----------------     -----------------     ----------------    ---------------
        December 31, 2003:
          Mortgage-backed securities              $2,518,705                 3,012                8,342          2,513,375
          U.S. Government agency
            Notes                                 14,984,848                39,923               32,546         14,992,225
                                            -----------------     -----------------     ----------------    ---------------
                                                 $17,503,553                42,935               40,888         17,505,600
                                            =================     =================     ================    ===============
        December 31, 2002:
          Mortgage-backed securities              $1,027,700                     -                1,356          1,026,344
          U.S. Government agency
            Notes                                  7,980,835                82,561                    -          8,063,396
                                            -----------------     -----------------     ----------------    ---------------
                                                  $9,008,535                82,561                1,356          9,089,740
                                            =================     =================     ================    ===============

        HELD-TO-MATURITY SECURITIES
        ---------------------------
        December 31, 2003:
          Mortgage-backed securities              $2,688,248                     -               24,688          2,663,560
          U.S. Government agency
             Notes                                 5,520,353                94,942                    -          5,615,295
                                            -----------------     -----------------     ----------------    ---------------
                                                  $8,208,601                94,942               24,688          8,278,855
                                            =================     =================     ================    ===============

        December 31, 2002:
          U.S. Government agency
             Notes                                $7,531,558               151,454                    -          7,683,012
                                            =================     =================     ================    ===============

         During 2003 the Company sold available for sale securities with a cost of $8,984,104 for $9,027,756 realizing gross gains on the sales of $43,652. During 2002 the Company sold available for sale securities with a cost of $4,000,000 for $4,053,669 realizing gross gains on the sales of $53,669.

         Securities with a carrying value of $1,455,109 (cost of $1,455,538 and fair value of $1,456,031) are pledged to customers under repurchase agreements at December 31, 2003. Securities with a carry value of $251,063 (cost of $251,063 and fair value of $255,825) are pledged to a local municipality as partial security for performance letters of credit issued for the benefit of the municipality.

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 2.  Investment Securities - Continued

         The stated maturity of securities available-for-sale and held-to-maturity are as follows at December 31, 2003:



                                                      Available-for-Sale                     Held-to-Maturity
                                              -----------------------------------    ---------------------------------
                                                 Amortized             Fair            Amortized             Fair
                                                   Cost               Value              Cost               Value
                                              ----------------    ---------------    --------------     ---------------
        Matures within 1 year                         $     -                  -                 -                   -
        Matures after 1 through 5 years            14,984,848         14,992,225         5,520,353           5,615,295
                                              ----------------    ---------------    --------------     ---------------
                                                   14,984,848         14,992,225         5,520,353           5,615,295
        Mortgage-backed securities                  2,518,705          2,513,375         2,688,248           2,663,560
                                              ================    ===============    ==============     ===============
                                                  $17,503,553         17,505,600         8,208,601           8,278,855
                                              ================    ===============    ==============     ===============





         Below is a schedule of securities with unrealized losses at December
         31, 2003. There are no continuous unrealized losses existing for greater than twelve months on any security at December 31, 2003.
         Unrealized losses (and unrealized gains) are the result of interest rate levels differing from those existing at the time of securities' acquisitions and, as to mortgage backed securities, actual and estimated prepayment speeds. These unrealized losses are considered temporary as they reflect market values on December 31, 2003 and are subject to change daily as interest rates fluctuate.

                                                           Continuous Unrealized Losses
                                                              for Less than 12 Months
                                                          --------------------------------
                                                                              Unrealized
                                                         Fair Value              Losses

      Mortgage-backed securities (5 securities)            $4,216,907                33,030
      U.S. Government agency Notes (5 securities)           4,939,393                32,546
                                                       ---------------       ---------------
                                                           $9,156,300                65,576
                                                       ===============       ===============



         Other Securities
         ----------------

         As a requirement for membership in the Federal Reserve and the FHLB, the Company is required to acquire and hold stock in these entities. The amount of stock that the Company is required to own is determined by separate formulas used by each entity. The Company also voluntarily acquired stock in ACBB and MFB. The Company records the Federal Reserve, FHLB, ACBB and MFB shares at cost. Investment in the shares of these entities is as follows:

                                                       December 31,
                                                -----------------------------
                                                   2003              2002
                                                ------------      -----------

      Federal Reserve Bank of
          Richmond Stock                           $282,000          252,000
      Federal Home Loan Bank
         of Atlanta stock                           184,500          169,200
      Atlantic Central Bankers
         Bank stock                                  75,000           75,000
     Maryland Financial Bank
          Stock (in organization)                   100,000                -
                                                ------------      -----------
                                                   $641,500          496,200
                                                ============      ===========

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 3.  Loans and Allowance for Loan Losses

         The Bank grants commercial and consumer loans to customers primarily in its market area of Anne Arundel County in Maryland. The principal categories of the loan portfolio are as follows:



                                                                                 December 31,
                                                                    -------------------------------------
                                                                         2003                  2002
                                                                    ---------------       ---------------
              Commercial loans                                         $18,953,973            16,468,693
              Consumer loans                                             4,196,873             4,816,728

              Real Estate loans:
                   Commercial real estate                               24,070,527            23,588,497
                   Residential real estate                              23,641,290            19,214,198
                                                                    ---------------       ---------------
                                                                        47,711,817            42,802,695
                                                                    ---------------       ---------------

                                                                        70,862,663            64,088,116
              Unearned income and deferred costs, net                       16,190                24,857
              Allowance for loan losses                                  (720,000)             (745,000)
                                                                    ---------------       ---------------
                                                                       $70,158,853            63,367,973
                                                                    ===============       ===============


         The allowance for loan losses activity for the years ended December 31, 2003 and 2002 is as follows:


                                                                             December 31,
                                                                    -------------------------------------
                                                                       2003                  2002
                                                                -------------------    ------------------
              Balance at beginning of period                              $745,000               781,000

              Provision for loan losses                                    134,529               124,594

              Less: Commercial loans charged off                           167,514               160,594
                        Consumer loans charged off                          26,261                     -
                                                                -------------------    ------------------
                                                                           193,775               160,594
                                                                -------------------    ------------------

              Recoveries: Commercial loans                                  27,000                     -
                                  Consumer loans                             7,246                     -
                                                                -------------------    ------------------
                                                                            34,246                     -
                                                                -------------------    ------------------
              Balance at end of period                                    $720,000               745,000
                                                                ===================    ==================



         At December 31, 2003, the Bank has five loans on non-interest accrual status which are in process of collection with carrying values totaling $110,931: (1) an impaired secured commercial loan in the amount of $50,000 ($190,579 balance at December 31, 2002) which is in process of collection; (2) a secured residential real estate loan in the amount of $50,027; and (3) three consumer loans totaling $10,904. The amount of the specific allowance for loan loss on the impaired loan with a recorded balance of $50,000 is $16,000 at December 31, 2003 (none at December 31, 2002). Unrecognized interest on the non-interest accrual loans at December 31, 2003 is $5,981 ($38,805 on non-interest accrual loans outstanding at December 31, 2002). The Bank is not committed to lend funds to debtors whose loans are on non-interest accrual status or are considered impaired.

         At December 31, 2003 and 2002, the balance of commercial and real estate loans serviced by the Company for others under loan participation agreements was $1,155,075 and $194,041, respectively.

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 3.  Loans and Allowance for Loan Losses - Continued

         Certain officers and directors (and companies in which they have a 10% or more beneficial ownership) have loans with the Bank. The activity of these loans during 2003 and 2002 is as follows:

                                                                       2003                  2002
                                                                -------------------    ------------------
                  Total loans at beginning of year                      $3,172,756             4,400,841
                  New loans and funding during the year                    948,308               730,770
                  Repayments during the year                             (989,628)           (1,958,855)
                                                                -------------------    ------------------
                  Total loans at end of year                            $3,131,436             3,172,756
                                                                ===================    ==================


Note 4.  Property, Equipment and Leasehold Improvements

         Property, equipment and leasehold improvements are as follows at December 31:

                                                     Useful
                                                     Lives                     2003                  2002
                                              --------------------- ---- -----------------     ------------------
               Land                              Not applicable                  $387,768                387,768
               Building                             40 years                      521,877                521,877
               Leasehold improvements            15 to 40 years                 1,751,390              1,731,990
               Furniture and equipment           3 to 15 years                  1,948,343              1,823,713
               Construction in process           Not applicable                   898,457                 94,074
                                                                         -----------------     ------------------
                                                                                5,507,835              4,559,422
               Accumulated depreciation
                   and amortization                                             1,455,301              1,194,645
                                                                         -----------------     ------------------
               Net                                                             $4,052,534              3,364,777
                                                                         =================     ==================


         Construction in process includes the cost of building a new branch facility that opened in January 2004. Construction contract costs of approximately $55,000 remain unbilled at December 31, 2003.

Note 5.  Deposits

         Deposit balances are summarized below as of December 31:

                                                                 2003                     2002
                                                          -------------------      -------------------

               Non-interest bearing accounts                     $27,097,779               21,487,512
               NOW accounts                                        5,440,921                6,206,497
               Money market accounts                               6,342,389                6,545,077
               Savings accounts                                   27,881,516               22,725,033
               Time deposit accounts:
                   Less than $100,000                             19,860,041               23,547,684
                   $100,000 or more                               12,687,150               12,448,935
                                                          -------------------      -------------------
                                                                 $99,309,796               92,960,738
                                                          ===================      ===================



         The time deposit accounts mature and/or re-price as follows: within one year - $21,294,069; one to two years - $3,570,404; two to three years - $1,167,822; three to four years - $4,958,030; four to five years - $1,556,866.

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.  Other Borrowed Funds

         The Bank enters into sales of securities under agreements to repurchase the same securities, which mature the next business day. Securities pledged as collateral for securities sold under agreements to repurchase include various debt securities having an aggregate carrying value of $1,455,109 and $978,794 at December 31, 2003 and 2002,
         respectively. The cost of and fair value of the securities were $1,455,538 and $1,456,031 at December 31, 2003 and $975,625 and
         $990,037 at December 31, 2002, respectively.

         Information concerning securities sold under agreements to repurchase at and during the year ended December 31, 2003 and 2002 is summarized as follows:
                                                   2003               2002
                                                -------              -----
Total outstanding at year-end                  $1,452,972           $987,510
Average balance during the year                $2,695,606         $2,824,978
Average interest rate during the year                .75%              1.20%
Maximum balance during the year                $3,711,135         $4,037,701




         The Company borrowed $250,000 in December 2002 under an unsecured note. The note bore interest at prime plus .25% (4.50% at December 31, 2002) and was paid in full in March 2003.

Note 7.  Capital Stock

         The Company sold warrants to purchase common stock to the Company's organizers. Under the warrants, 343,431 shares of common stock may be issued at the price of $10.00 per share. The warrants may be exercised on or after March 20, 1998 and they expire on March 20, 2006. Proceeds from the sale were $3,434. None of these warrants have been exercised through December 31, 2003.

         The Company provided each common shareholder of record on December 31, 1998 a dividend consisting of a warrant to acquire additional common stock in the Company. The warrants were issued on January 4, 1999. Each share of stock owned entitled the shareholder to a warrant to acquire an additional share of common stock for the amount of $12.00 per share. The warrants to purchase a total of 860,000 shares of common stock became exercisable on January 5, 2000 and expired on January 5, 2004. No value was assigned to the warrants at their issuance since the value determined using the Black-Scholes option-pricing model was immaterial. During 2003, warrants for 266,430 shares of common stock were exercised providing $3,197,160 in additional capital. An additional 91,800 warrants for common stock were exercised after December 31, 2003 through January 5, 2004.

         The Company sold 138,315 shares of common stock at $14.50 per share during 2003 in an initial public offering increasing capital by $1,655,541, net of costs.

         The Company is authorized to issue 5,000,000 shares of $.01 par value preferred stock. No preferred stock has been offered or issued.

Note 8.  Commitments

         Commitments to extend credit are agreements to lend funds to customers as long as there are no violations of any condition established in the loan contracts. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment as well as income producing properties.

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8.  Commitments -Continued

         Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary. The Bank has not been required to perform on any financial guarantees and has not recorded or incurred any losses on its commitments.

         A summary of the Bank's commitments at December 31, 2003 follows:

          Commitments to extend credit               $9,156,931

          Standby letters of credit                  $2,172,057

         The Bank has entered into leases for its branches and office space, most of which contain renewal options. The minimum net noncancelable future rental commitments at December 31, 2003 are as follows:

                       Year Ending
                      December 31,

                          2004                     $221,442
                          2005                      227,520
                          2006                      141,900
                          2007                       70,800
                          2008                       25,000

         The related net rent expense was $162,005 and $149,554 in 2003 and 2002, respectively.

Note 9.  Regulatory Matters

         The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

         The Company and the Bank must maintain minimum capital and other requirements of regulatory authorities when declaring and paying dividends. The Company and the Bank have complied with such capital requirements.

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulation) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2003, that the Company and the Bank meet capital adequacy requirements to which they are subject.

         As of December 31, 2003, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must meet minimum total risk-based, Tier I risk-based and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the Company's and the Bank's category.

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 9.  Regulatory Matters - Continued

         Actual capital amounts and ratios are presented in the table below:
                                                                                 To be                         To be
                                                                              "Adequately                      "Well
                                                   Actual                    Capitalized"                  Capitalized"
                                            --------------------- --    ------------------------     --------------------------
                                               Amount       Ratio          Amount         Ratio         Amount         Ratio
                                               ------       -----          ------         -----         ------         -----
December 31, 2003
Total Capital (to risk weighted assets):
    Company                                   $14,742,582     19.6%       $6,026,741   >    8.0%
                                                                                       -
    Bank                                       10,917,077     14.6%        6,003,123   >    8.0%       $7,503,904  >     10.0%
                                                                                       -                           -

Tier I Capital (to risk weighted assets):
    Company                                    14,022,582     18.6%        3,013,370   >    4.0%
                                                                                       -
    Bank                                       10,197,077     13.6%        3,001,561   >    4.0%        4,502,342  >      6.0%
                                                                                       -                           -

Tier I Capital (to average assets):
    Company                                    14,022,582     12.3%        4,572,202   >    4.0%
                                                                                       -
    Bank                                       10,197,077      8.9%        4,566,740   >    4.0%        5,708,425  >      5.0%
                                                                                       -                           -
December 31, 2002
Total Capital (to risk weighted assets):
    Company                                    $9,592,362     13.9%       $5,521,227   >    8.0%
                                                                                       -
    Bank                                        9,527,987     13.9%        5,499,165   >    8.0%       $6,873,956  >     10.0%
                                                                                       -                           -
Tier I Capital (to risk weighted assets):
    Company                                     8,847,362     12.8%        2,760,613   >    4.0%
                                                                                       -
    Bank                                        8,782,987     12.8%        2,749,582   >    4.0%        4,124,374  >      6.0%
                                                                                       -                           -
Tier I Capital (to average assets):
    Company                                     8,847,362      8.5%        4,180,333   >    4.0%
                                                                                       -
    Bank                                        8,782,987      8.4%        4,161,629   >    4.0%        5,202,036  >      5.0%
                                                                                       -                           -

Note 10. Income Taxes

         The income tax expense consists of the following for the years ended
December 31, 2003 and 2002:

                                                           2003                  2002
                                                     ------------------    ------------------
                    Current:
                         Federal                              $197,533               161,532
                         State                                  15,317                 2,106
                                                     ------------------    ------------------
                                                              $212,850               163,638
                                                     ------------------    ------------------

                    Deferred:
                         Federal                                $7,116                 6,031
                         State                                   1,576                 1,335
                                                     ------------------    ------------------
                                                                 8,692                 7,366
                                                     ------------------    ------------------
                                                              $221,542               171,004
                                                     ==================    ==================


                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





Note 10. Income Taxes - Continued

         The reasons for the differences between the statutory federal income tax rates are summarized as follows:

                                                            2003                                 2002
                                                 ---------------------------           -------------------------
                                                  Amount             Rate             Amount              Rate
                                              ---------------    --------------    --------------     -------------

         Tax at statutory rates                     $233,569             34.0%           192,284             34.0%
         State income taxes net of
            federal tax benefit                       11,149              1.6%             2,673               .5%
         Increase in cash surrender
            value of life insurance                 (19,415)            (2.8)%          (12,430)            (2.2)%
         Other                                       (3,761)             (.6)%          (11,523)            (2.1)%
                                              ---------------    --------------    --------------     -------------
                                                    $221,542             32.2%           171,004             30.2%
                                              ===============    ==============    ==============     =============

         The deferred income tax account is comprised of the following at December 31, 2003 and 2002:

                                                                    2003                   2002
                                                            ---------------------    ------------------

          Deferred tax assets:
               Allowance for loan losses                                $258,018               269,998
               Deferred compensation plan                                 28,367                 9,184
               Other                                                      14,024                10,864
                                                            ---------------------    ------------------
                                                                         300,409               290,046
                                                            ---------------------    ------------------
          Deferred tax liabilities:
               Accumulated depreciation                                 $187,224               168,169
               Unrealized gains on securities, net                           696                27,610
                                                            ---------------------    ------------------
                                                                         187,920               195,779
                                                            ---------------------    ------------------
                       Net deferred tax assets                          $112,489                94,267
                                                            =====================    ==================




         Federal and state income taxes payable of $13,960 ($8,311 Federal and $5,649 state) in 2003 ($17,454 of Federal taxes in 2002) is included in accounts payable and accrued expenses. There are no state income taxes payable at December 31, 2002.

Note 11.  Related Party Transactions

         The Bank leases two properties from entities controlled by a director and stockholder of the Company. One property is used for the Bank's operations offices and a branch facility. The lease expires in May 2006 but is renewable at the option of the Bank for two additional five-year periods. This lease calls for monthly payments of $11,610. Lease payments made for these facilities totaled $137,260 in 2003 and $133,584 in 2002. The other leased property is used for a new branch facility, which opened in January 2004. The lease expires in May 2008 but is renewable at the option of the Bank for seven additional five-year periods. Current monthly rent under this lease is $5,000. Lease payments of $35,000 were made under this lease during 2003.

         During 2003, the Bank sold loan participations to family members of a director of the Bank and the Company on a non-recourse basis. Under these transactions, the family members acquired undivided percentage interests in specific loans held by the Bank. The participations were sold under the same terms and conditions as loan participations sold to non-related entities. The total amount of the loan participations sold was $2,058,741. The total loan participation amount outstanding at December 31, 2003 was $970,605.

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 12.  Profit Sharing Plan

         The Bank has a 401(k) profit sharing plan for those employees who meet the eligibility requirements set forth in the plan. The plan does not require the Bank to match the participants' contributions; however, the Bank expensed $20,005 and $16,627 for matching the contributions in 2003 and 2002, respectively.

Note 13.  Fair Value of Financial Instruments

         The estimated fair values of the Company's financial instruments at December 31, 2003 and 2002 are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.



                                                       December  31, 2003                   December  31, 2002
                                               ----------------- -----------------    --------------- ------------------
                                                   Carrying            Fair              Carrying           Fair
                                                    Amount            Value               Amount            Value
                                               ----------------- -----------------    --------------- ------------------
        Financial assets:
           Cash and due from banks                   $4,163,586         4,163,586          3,334,970          3,334,970
           Federal funds sold                         6,782,093         6,782,093         12,787,499         12,787,499
           Interest bearing deposits                  2,862,991         2,862,991          1,925,878          1,925,878
           Investment securities (total)             26,355,701        26,425,955         17,117,498         17,268,952
           Loans, net                                70,158,853        70,741,296         63,367,973         64,287,732
           Accrued interest receivable                  459,700           459,700            379,795            379,795

        Financial liabilities:
           Non-interest bearing deposits            $27,097,779        27,097,779         21,487,512         21,487,512
           Interest bearing deposits                 72,212,017        72,605,932         71,473,226         72,024,022
           Securities sold under agreements
             to repurchase                            1,452,972         1,452,972            987,510            987,510
           Note payable                                       -                 -            250,000            250,000
           Accrued interest payable                      40,112            40,112             66,874             66,874
           Commitments to extend credit                       -                 -                  -                  -



         The fair values of Government agency securities and mortgage-backed securities are determined using market quotations. Loans receivable were discounted using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of variable rate loans is estimated to equal the carrying amount. The valuation of loans is adjusted for possible credit losses. The fair value of accrued interest receivable is equal to the carrying amounts.

         The fair value of non-interest bearing deposits, interest-bearing checking, savings, and money market deposit accounts, securities sold under agreements to repurchase, short term note payable and accrued interest payable are equal to the carrying amounts. The fair value of fixed-maturity time deposits is estimated based on interest rates currently offered for deposits of similar remaining maturities.

Note 14.  Failed Acquisition/merger

         In 2001, the Company signed an agreement to acquire a local thrift. As part of the transaction the thrift would have converted to a capital stock charter and would have become a wholly owned subsidiary of the Company. Consummation of the transaction was subject to regulatory approval and approval of the thrift's members. During 2002, it was determined that regulatory approvals would not be obtained under acceptable conditions and the agreement was terminated. The Company charged off expenses related to the failed acquisition in the amount of $178,111.

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 15.  Parent Company Financial Information

         Information as to the financial position of CN Bancorp, Inc. as of
         December 31, 2003 and 2002 and results of operations and cash flow for the periods then ended follows:
                                                                   December 31,          December 31,
Statements of Financial Condition                                      2003                  2002
-------------------------------------------------------------    ------------------    ------------------
Cash in bank and on hand                                                $3,564,018                38,759
Investment in subsidiary                                                10,310,916             8,930,848
Other assets                                                               299,430               301,573
                                                                 ------------------    ------------------
                                                                       $14,174,364             9,271,180
                                                                 ==================    ==================

Dividends payable                                                          $37,942                25,800
Accrued interest payable                                                         -                   156
Note payable                                                                     -               250,000
                                                                 ------------------    ------------------
                                                                            37,942               275,956
                                                                 ------------------    ------------------
Stockholders' equity                                                    14,136,422             8,995,224
                                                                 ------------------    ------------------
                                                                       $14,174,364             9,271,180
                                                                 ==================    ==================


                                                                    Year ended            Year ended
                                                                 December 31, 2003     December 31, 2002
Statements of Operations
-------------------------------------------------------------    ------------------    ------------------
Dividends from bank subsidiary                                             $71,400               221,989
Less expenses:
   Failed acquisition/merger costs                                               -               178,111
   Administrative expenses                                                  58,005                 2,214
                                                                 ------------------    ------------------
       Income before equity in undistributed net income
          of bank subsidiary and income tax benefit                         13,395                41,664
Income tax benefit                                                          19,722                66,503
                                                                 ------------------    ------------------
       Income before equity in undistributed net income
          of bank subsidiary                                                33,117               108,167
Equity in undistributed net income of bank subsidiary                      432,311               286,368
                                                                 ------------------    ------------------
      Net income                                                          $465,428               394,535
                                                                 ==================    ==================


                                                                    Year ended            Year ended
                                                                 December 31, 2003     December 31, 2002
Statements of Cash Flows
-------------------------------------------------------------    ------------------    ------------------
Cash flows from operating activities:
  Net income                                                              $465,428               394,535
  Equity in undistributed earnings of bank subsidiary                    (432,311)             (286,368)
  Increase (decrease) in other assets                                        2,142             (292,985)
  Increase (decrease) in accrued interest payable                            (156)                   156
                                                                 ------------------    ------------------
  Net cash provided (used) in operating activities                          35,103             (184,662)
                                                                 ------------------    ------------------
Cash flows from financing activities:
  Note payable proceeds (Repayment)                                      (250,000)               250,000
  Capital contribution to subsidiary                                   (1,000,000)                     -
  Net proceeds from sale of common stock offering                        1,655,541                     -
  Proceeds from warrant exercises                                        3,197,160                     -
  Dividends                                                              (112,545)             (103,200)
                                                                 ------------------    ------------------
  Net cash provided by financing activities                              3,490,156               146,800
                                                                 ------------------    ------------------
Increase (decrease) in cash and cash equivalents                         3,525,259              (37,862)
Cash and cash equivalents at beginning of period                            38,759               76,621
                                                                 ------------------    ------------------
Cash and cash equivalents at end of period                              $3,564,018                38,759
                                                                 ==================    ==================


                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 16.  Recent Accounting Pronouncements

         In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45 (FIN 45) "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This Interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under certain specified guarantees. Under FIN 45, the Company does not issue any guarantees that would require liability recognition or disclosure, other than standby letters of credit as discussed in Note 8. The provisions for this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002.

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, and Interpretation of ARB No. 51." FIN 46 was revised in December 2003. This Interpretation provides new guidance for the consolidation of variable interest entities (VIEs) and requires such entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among parties involved. The Interpretation also adds disclosure requirements for investors that are involved with unconsolidated VIEs. The disclosure requirements apply to all financial statements issued after December 31, 2003. The consolidation requirements apply to companies that have interests in special-purpose entities for periods ending after December 15, 2003. Consolidation of other types of VIEs is required in financial statements for periods ending after March 15, 2004

         In April 2003, the FASB issued Statement No. 149, "Amendment of Statement No. 133, Accounting for Derivative Instruments and Hedging Activities." This Statement clarifies the definition of a derivative and incorporates certain decisions made by the Board as part of the Derivatives Implementation Group process. This Statement is effective for contracts entered into or modified and for hedging relationships designated after June 30, 2003 and should be applied prospectively. The provisions of the Statement that relate to implementation issues addressed by the Derivatives Implementation Group that have been effective should continue to be applied in accordance with their respective dates.

         In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of these instruments were previously classified as equity. This Statement was effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective beginning July 1, 2003.

         The adoption of the above issuances does not, and are not expected to, significantly impact the Company's financial condition or its results of operations.


                             DIRECTORS AND OFFICERS

                                CN BANCORP, INC.

                               Board of Directors

Jan W. Clark, Chairman of the Board         John E. DeGrange, Sr., Vice Chairman of the Board
Carl L. Hein, Jr. (Treasurer)                        Creston G. Tate
Gerald V. McDonald                                   John G. Warner

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

Other Officers
Douglas W. DeVaughn                                  Vice President
Ralph F. Ebbenhouse                                  Vice President
Janet M. King                                        Vice President
Bridget K. Bunch                                     Assistant Vice President
Susan M. Liebenthal                                  Assistant Vice President
Marni W. McNichol                                    Assistant Vice President
Lois H. Simpson                                      Assistant Vice President
Judith A. Smiechowski                                Assistant Vice President


CN BANCORP, INC. WILL PROVIDE, WITHOUT CHARGE, TO SHAREHOLDERS OF RECORD OR ANY
BENEFICIAL OWNER OF COMMON STOCK, A COPY OF ITS 2003 ANNUAL REPORT ON FORM
10-KSB FILED WITH THE SECURITIES AND EXCHANGE COMMISSSION, UPON WRITTEN REQUEST.
REQUESTS SHOULD BE DIRECTED TO SHIRLEY PALMER, CORPORATE SECRETARY, 7401 RITCHIE
HIGHWAY, GLEN BURNIE, MARYLAND 21061.
