Form 10KSB, Exhibit 13
period 2004-12-31
CN BANCORP INC
filed 2005-03-15
CIK 1014273

EXHIBIT 13

                          ANNUAL REPORT TO STOCKHOLDERS
                             LETTER TO STOCKHOLDERS


The year 2004 was another good year for CN Bancorp, Inc. and our subsidiary, County National Bank. Even though economic conditions were influenced by the national elections, global turmoil, and Federal Reserve rate increases, we exceeded our 2004 earnings projections and our 2003 earnings. Assets increased by 17.5% to $137 million and net income was $582,000, an increase of 25% over the previous year. Also, during 2004, we added another branch location, initiated a new program offering non-deposit investment products to our customers, paid a bonus dividend, and provided additional stock purchase opportunities to current stockholders and employees.

Now entering our ninth year in operation, we plan to continue the positive trend that we have established, improving earnings, and building our customer base and our loan portfolio. We have a high quality loan portfolio with minimal past dues and loan charge-offs. During the last half of 2003, we increased our capital by more than $6 million from our stock offering and the exercise of stock warrants. Leveraging this additional capital in loans and investment securities favorably impacted our 2004 profits. We also deployed some of this capital in building our new branch in Millersville. This has proven to be an excellent location and we reached the breakeven earnings point by the end of 2004, exceeding our estimates of deposit growth at the new branch. We will continue our branch expansion with another location in Linthicum where we expect to start construction in late 2005. We intend to open new branches only after we reach a breakeven earnings point on our last built branch.

We are reaching a degree of maturity after eight years in operation that allows better utilization of our structure and systems. We are always looking for new opportunities and new sources of income for County National Bank. In June of 2004 we launched a new financial service, CountyVest, to add to the products and services that we offer our customers. CountyVest offers alternative investment opportunities with quality financial products that can provide diversification for our customers as well as income for the bank. We are steadily building clientele for this service and are encouraged with our initial penetration into this financial market.

We are also working to streamline our internal procedures in all areas of the bank to increase profits. Cost controls and efficiency are avenues that lead toward this goal. A challenge for 2005 will be containment of costs in complying with the Sarbanes-Oxley Act. This Act has a disproportionate effect on small community banks such as County National Bank. We can only hope that our legislators will see the wisdom of partially exempting smaller publicly traded financial institutions from some of this burden.

The CN Bancorp, Inc. stock is listed on the Over the Counter Bulletin Board and Pinksheets with the symbol "CNBE" and stock price quotes are available on all financial web pages. The book value of the stock continues to increase. At year-end it was $11.34 per share versus $11.18 per share at the end of 2003. We declared a dividend of $0.04 per share per quarter in 2004, plus a bonus dividend of $0.05 per share in March. We instituted a dividend reinvestment plan in July of 2004 and more than 200 of our 400 stockholders are reinvesting their dividends. We have also initiated an Employee Stock Purchase Plan to provide our employees with the opportunity to purchase stock and invest in their future with the bank.

You, as stockholders, play an important role in our success. Your business and your referrals of new customer relationships has been an important element in our growth. The Board of Directors, officers and staff appreciate and thank you sincerely for your continued support.




Jan W. Clark,
Chairman/President/CEO

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

         County National Bank serves its customers from branches in Glen Burnie, Pasadena, Odenton and, starting January 2, 2004, Millersville, Maryland and an additional ATM in Glen Burnie. County National Bank has leased land in Linthicum, Maryland on which it plans to build a branch in 2005 or 2006.

                           COMMON STOCK AND DIVIDENDS

         CN Bancorp, Inc. common stock is not traded on an organized exchange or on the Nasdaq National or Small Cap Markets but, in August 2002, CN Bancorp, Inc.'s common stock was first quoted for trading on the Over the Counter Bulletin Board (OTCBB) under the symbol "CNBE." Prior to August 2002, the common stock was traded only in private transactions and only on very limited and sporadic basis. Since August 2002, the common stock has traded only sporadically and no assurance can be given that an active or established market will develop in the foreseeable future. The following table sets forth the high and low bid prices for the stock during each calendar quarter in 2004 and 2003. These quotations reflect interdealer price quotations and do not necessarily represent actual transactions. These quotations do not necessarily reflect the intrinsic or market value of the common stock.

                                      2004                    2003
                                      ----                    ----
                                High         Low        High         Low
                                ----         ---        ----         ---
      First Quarter             $14.70       13.50      $15.75       13.50
      Second Quarter             14.75       13.60       14.25       13.50
      Third Quarter              14.75       13.70       15.60       14.25
      Fourth Quarter             16.00       14.75       15.50       13.50


         CN Bancorp, Inc. had 402 stockholders of record at February 28, 2005. Common stock outstanding at that date was 1,396,157 shares. In addition, CN Bancorp, Inc. had outstanding warrants to purchase 323,431 shares of common stock exercisable at $10.00 per share and 51,000 shares outstanding under options to purchase common shares at $14.20 per share.

         CN Bancorp, Inc. declared four regular dividends (March, June, September and December) of $.04 per share ($.16 per share for the year) and one special dividend (February) of $.05 per share in 2004. CN Bancorp, Inc. declared four dividends (March, June, September and December) of $.03 per share ($.12 per share for the year) in 2003. CN Bancorp, Inc.'s continued ability to pay dividends will depend on its compliance with certain dividend regulations imposed upon it as a bank holding company by the Federal Reserve Board. In addition, CN Bancorp, Inc.'s ability to pay dividends may depend on the ability of County National Bank to pay dividends to CN Bancorp, Inc. County National Bank may not be able to pay dividends to CN Bancorp, Inc. unless it complies with certain regulatory requirements. In addition, CN Bancorp, Inc. will consider a number of other factors, including its earning prospects, financial condition and cash needs before deciding to pay additional dividends in the future.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

         The following table summarizes the selected consolidated financial information and other financial data. The selected balance sheet and statement of income data are derived from the audited consolidated financial statements for the years ended December 31, 2004 and 2003. This information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this annual report. Results for past periods are not necessarily indicative of results that may be expected for any future period.


                                                                At and for the       At and for the
                                                                  Year Ended           Year Ended
                                                                 December 31,         December 31,
(In thousands except per share data)                                 2004                 2003
                                                              -------------------  -------------------

Statement of Operations Data:
Interest income                                                           $5,714                4,963
Interest expense                                                           1,243                1,253
                                                              -------------------  -------------------
          Net interest income                                              4,471                3,710
Provision for loan losses                                                    151                  135
                                                              -------------------  -------------------
Net interest income after provision for loan losses                        4,320                3,575
Other income                                                                 950                  894
Other expense                                                              4,391                3,782
                                                              -------------------  -------------------
Income before taxes                                                          879                  687
Income taxes                                                                 297                  222
                                                              -------------------  -------------------
          Net income                                                        $582                  465
                                                              ===================  ===================

Per Share Data:
Earnings per share, basic                                                  $0.43                 0.48
Earnings per share, diluted                                                 0.40                 0.38
Cash dividends (five dividends in 2004, four in 2003)                       0.21                 0.12
Book value per share                                                       11.34                11.18
Tangible book value per share                                              11.34                11.18

Weighted average shares outstanding, basic                             1,358,954              961,686
Weighted average shares outstanding, diluted                           1,462,875            1,238,821
Shares outstanding at end of period                                    1,384,565            1,264,745

Balance Sheet Data:
Total Assets                                                            $136,871              116,438
Securities available for sale, at fair value                              26,214               17,506
Securities held to maturity, at cost                                      10,359                8,209
Loans receivable, net of unearned income                                  79,695               70,879
Allowance for loan losses                                                    800                  720
Premises and equipment, net                                                4,179                4,053

Non-interest bearing deposits                                             30,078               27,098
Interest bearing deposits                                                 89,232               72,212
                                                              -------------------  -------------------
          Total deposits                                                 119,310               99,310
                                                              -------------------  -------------------


                                       3



(In thousands except per share data)                            At and for the       At and for the
                                                                  Year Ended           Year Ended
                                                                 December 31,         December 31,
Continued                                                            2004                 2003
                                                              -------------------  -------------------

Securities sold under agreements to repurchase                              $523                1,453
Stockholders' equity including unrealized gains
  and losses                                                              15,695               14,136

Selected Performance and Other Ratios:
Return on average stockholders' equity                                     3.82%                4.38%
Return on average assets                                                   0.44%                0.43%
Net interest margin                                                        3.69%                3.69%
Other income to average assets                                             0.73%                0.82%
Other expenses to average assets                                           3.35%                3.47%
Dividend payout ratio                                                     49.14%               26.79%
Number of branches                                                             4                    3
Allowance for loan losses to total loans                                   1.00%                1.02%
Non-performing loans to total loans                                        0.06%                0.16%
Allowance for loan losses to non-performing loans                      1,567.80%              648.05%

Applicable Company Capital Ratios:
Tier 1 risk-based capital                                                  18.1%                18.6%
Total risk-based capital                                                   19.0%                19.6%
Leverage capital                                                           11.2%                12.3%
Stockholders' equity to total assets                                       11.5%                12.1%



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

GENERAL

         CN Bancorp, Inc. has continued to experience growth since it started operations in December 1996. Assets increased $20,432,660 (17.5%) to $136,870,965 at December 31, 2004 from $116,438,305 at December 31, 2003.
Increases in loans and securities comprised the majority of the increase in assets. The increase in assets was funded by increases in deposits and proceeds from stock sales. Net income increased by 25.1% primarily resulting from the increase in earning assets.

         County National Bank opened its fourth branch, located in Millersville, Maryland during 2004.

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

        CN Bancorp, Inc. has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No.123 "Accounting for Stock-Based Compensation" and SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure", but applies Accounting Principal Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option and stock purchase plans. The Company does not expect to expense the fair market value of stock options until required by generally accepted accounting principles in the United States of America.

        In December 2004, the Financial Accounting Standards Board issued SFAS No.123 (revised 2004) which will require the Company to measure and record the cost of employee services received in exchange for an award of equity instruments based upon the grant-date fair value of the award (with certain limitations). SFAS 123 (revised 2004) is effective for the Company on January 1, 2006.

FINANCIAL CONDITION

         The loan portfolio comprises the majority of CN Bancorp, Inc.'s earning assets. Loans receivable (net of the allowance for loan losses, unearned fees and origination costs) increased by $8,735,922 (12.5%) from $70,158,853 at December 31, 2003 to $78,894,775 at December 31, 2004. Loans receivable, net, comprise 57.6% of assets ($136,870,965) as of December 31, 2004 and 60.3% of assets ($116,438,305) at December 31, 2003.

         Residential real estate loans, excluding construction loans, increased $647,557 (3.08%) from $20,998,556 at December 31, 2003 to $21,646,113 at
December 31, 2004. Commercial real estate loans, excluding construction loans, increased $5,361,485 (22.7%) from $23,625,527 at December 31, 2003 to
$28,987,012 at December 31, 2004. Real estate construction loans increased by $2,910,113 (94.3%) from $3,087,734 at December 31, 2003 to $5,997,847 at
December 31, 2004. CN Bancorp, Inc. continued to concentrate on real estate secured lending for predominately owner-occupied properties. Commercial loans decreased by $30,741(.2%) from $18,953,973 at December 31, 2003 to $18,923,232 at December 31, 2004. Installment and other loans decreased by $95,973 (2.3%) from $4,196,873 at December 31, 2003 to $4,100,900 at December 31, 2004.

         The allowance for loan losses was $800,000 (1.00% of loans) at December 31, 2004. The allowance was $720,000 (1.02% of loans) at December 31, 2003. At December 31, 2004, non-interest accrual loans totaled $51,027 as compared to $110,931 at December 31, 2003. Loans charged off in 2004 totaled $90,051 as compared to $193,775 during 2003. Recoveries on charged off loans were $19,213 during 2004 as compared to $34,246 in 2003.

         During 2003, the Bank sold loan participations to family members of a director of the Bank and the Company on a non-recourse basis. Under these transactions, the family members acquired undivided percentage interests in specific loans held by the Bank. The participations were sold under the same terms and conditions as loan participations sold to non-related entities. The total amount of the loan participations sold was $2,058,741. The total loan participation amount outstanding at December 31, 2004 was $744,434 and $970,605 at December 31, 2003.

         The securities portfolio at December 31, 2004 amounted to $37,311,134, an increase of $10,955,433, or 41.6% from the amount at December 31, 2003 as funds obtained through deposit increases and stock sales, and not invested in loans, were invested in securities. Available for sale investment securities increased to $26,214,112 at December 31, 2004 from $17,505,600 at December 31, 2003. Held to maturity securities increased to $10,359,122 at December 31, 2004 from $8,208,601 at December 31, 2003. The carrying value of available for sale securities includes net unrealized depreciation of $221,424 at December 31, 2004 (reflected as unrealized depreciation of $146,139 in stockholders' equity after deferred taxes) as compared to net unrealized appreciation of $2,047 ($1,351 net of taxes) as of December 31, 2003.

         Deposits are the major source of funds for lending and investment activities. Deposits increased $20,000,688 (20.1%) to $119,310,484 at December 31, 2004 from $99,309,796 at December 31, 2003. Non-interest bearing deposits increased 11.0%, savings deposits increased 41.1%, interest bearing demand deposits increased 13.5% and certificates of deposit increased 12.2% during the year ended December 31, 2004. Approximately $8 million of the increase in total deposits was attributable to the new branch that opened in January 2004 located in Millersville, Maryland. Included in the December 31, 2004 savings deposits are two savings accounts of related customers with total balances of approximately $8 million at December 31, 2004.

         Total stockholders' equity was $15,694,855 at December 31, 2004 representing an increase of $1,558,433 from December 31, 2003. The increase from December 31, 2003 was attributable to the proceeds from the sale of stock under its Dividend Reinvestment and Stock Purchase Plan and the Employee Stock Purchase Plan of $108,212, proceeds of $1,301,600 from sales of stock in connection with warrants being exercised, earnings of $582,268 less an increase in unrealized losses on available for sale investment securities of $147,490 and dividends of $286,157 ($0.21 per share).

         At December 31, 2004, we continued to exceed all regulatory capital requirements to be considered a "well capitalized" financial institution under federal regulations.

RESULTS OF OPERATIONS

Net income

         Net income for the year ended December 31, 2004 was $582,268, an increase of $116,840, or 25.1%, from $465,428 during 2003. Net income increased in 2004 as compared to 2003 because of increases in net interest income and non-interest income exceeded increases in operating expenses. Net interest income increased by 20.5% during 2004 versus 2003 while operating expenses increased by 16.1% during the same period. Net income was adversely affected during 2004 as compared to 2003 because of the following:

         1. County National Bank opened a new branch in January 2004 causing additional expenses (employee compensation, rent, asset depreciation, etc.) during 2004 versus 2003.
         2. In connection with the opening of the new branch, marketing efforts were increased with accompanying additional expenses.
         3. During 2003, CN Bancorp, Inc. had gains on sales of securities in the amount of $43,652. During 2004, securities sales resulted in a loss of $306.

         During the last quarter of 2003 and the first quarter of 2004, warrants to purchase CN Bancorp, Inc. common stock were exercised increasing the average outstanding shares of common stock. Also, during 2004 shares of stock were sold under the Dividend Reinvestment and Stock Purchase Plan and the Employee Stock Purchase Plan. Together, these sales increased the average number of shares outstanding from 961,686 during 2003 to 1,358,954 during 2004. CN Bancorp, Inc. has not yet fully invested the additional capital from the common stock sales in loans resulting in a decrease in earnings per share to $0.43 in 2004 from $0.48 in 2003. The exercise of warrants decreased the number of common stock equivalents from 277,135 in 2003 to 103,921 in 2004 causing fully diluted earnings per share to increase from $.38 in 2003 to $.40 in 2004, offsetting the effect of the additional shares outstanding

         CN Bancorp, Inc.'s return on average equity was 4.38% in 2003 and 3.82% in 2004. The decline in 2004 and 2003 was attributable to the increase in stockholders' equity from the sales of stock and exercise of warrants during 2004 and 2003. The return on average assets was 0.43% in 2003 and 0.44% in 2004.


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

         Total interest income increased by $750,944 or 15.1% to $5,714,303 for the year ended December 31, 2004 as compared to 2003. This increase was primarily attributable to the increase in interest bearing assets during 2004. The increase from more interest bearing assets was partially offset by the origination, acquisition and re-pricing of loans and investment securities at lower interest rates during 2004 when interest rates were low. Average interest earning assets increased by $20,838,000 to $121,279,000 in 2004 and the yield on the interest earning assets declined to 4.71% in 2004 from 4.94% in 2003.

         Interest expense decreased by $10,681 or 0.9% to $1,243,001 for the year ended December 31, 2004 as compared to 2003. This decrease was primarily attributable to the continued low interest rate environment of the last two years. The reduction in interest expense from lower interest rates was offset in part by expenses resulting from an increase in average interest bearing liabilities during 2004 as compared to 2003. Average interest bearing liabilities increased by $11,471,000 to $83,481,000 in 2004 and the cost of the interest bearing funds declined to 1.49% in 2004 from 1.74% in 2003.

         Net interest income increased by $761,625 or 20.5% during 2004 as compared to 2003. Net interest income increased because the net interest income on the growth of interest earning assets and interest bearing liabilities exceeded the effect of the low interest rate environment. The net interest spread was 3.22% in 2004 as compared to 3.20% in 2003. The net interest margin was 3.69% in 2004 and 2003.

         The tables below present a summary of CN Bancorp, Inc.'s average daily balances, rates, interest income and expense, the interest rate spread and net interest margins for the years ended December 31, 2004 and 2003.


                             AVERAGE BALANCES, RATES AND INTEREST INCOME AND EXPENSE

                                                                    Years Ended December 31,
                                                                    ------------------------
     (in thousands)                                            2004                           2003
                                                 ------------------------------- -----------------------------
                                                  Average               Yield/    Average             Yield/
                                                  Balance    Interest    Rate     Balance   Interest   Rate
                                                 ------------------------------- -----------------------------
     Assets:
     Interest-Earning Assets:
       Federal funds sold                           $12,171        168    1.38%     $10,903       120   1.10%
       Interest bearing deposits                      3,831         70    1.83%       2,438        35   1.44%
       Investment securities                         30,875        958    3.10%     22,548       698    3.10%

       Loans receivable                              75,167      4,518    6.01%      65,305     4,110   6.29%
        Allowance for loan losses                     (765)          -        -       (753)         -       -
                                                 ------------------------------- -----------------------------
                                                     74,402      4,518    6.07%      64,552     4,110   6.37%
                                                 ------------------------------- -----------------------------

           Total Interest Earning Assets            121,279      5,714    4.71%     100,441     4,963   4.94%
                                                 ------------------------------- -----------------------------
     Non-interest Earning Assets                      9,709                           8,658
                                                 -----------                     -----------
            Total Assets                           $130,988                        $109,099
                                                 ===========                     ===========
     Liabilities and Stockholders' Equity:
     Interest -Bearing Liabilities:
       Interest bearing demand deposits             $13,325         61    0.46%     $12,197        60   0.49%
       Savings accounts                              33,290        332    1.00%      24,273       222   0.91%
       Time deposits                                 34,705        834    2.40%      32,786       949   2.89%
       Note payable                                       -          -        -          58         2   3.45%
       Securities sold under agreements
         to repurchase                                2,161         16    0.75%       2,696        20   0.75%
                                                 ------------------------------- -----------------------------

           Total Interest Bearing Liabilities        83,481      1,243    1.49%      72,010     1,253   1.74%
                                                 ------------------------------- -----------------------------

     Non-interest Bearing Liabilities:
       Demand deposits                               31,833                          26,166
       Other                                            446                             298
                                                 -----------                     -----------
           Total Liabilities                        115,760                          98,474
     Stockholders' Equity                            15,228                          10,625
                                                 -----------                     -----------
           Total Liabilities and Equity            $130,988                        $109,099
                                                 ===========                     ===========

                                                            -----------                     ----------
     Net Interest Income                                        $4,471                          3,710
                                                            ===========                     ==========

     Net Interest Spread                                                  3.22%                         3.20%
     Net Interest Margin                                                  3.69%                         3.69%
     Ratio of Interest-Earning Assets
       to Interest-Bearing Liabilities              145.28%                         139.48%


Yields on securities are calculated based on amortized cost. Nonaccruing loans are included in the average loan balances outstanding.

         The tables below present the relative contribution of changes in volumes and changes in rates to the changes in net interest income for 2004 and 2003. The change in the interest income and interest expense attributable to the combined impact of both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.


                                               RATE/VOLUME ANALYSIS

                                                     2004 vs. 2003                         2003 vs. 2002
                                                     -------------                         -------------
                                                  Increase (Decrease)                   Increase (Decrease)
                                           Volume        Rate         Total       Volume       Rate        Total
                                         -------------------------------------- ------------------------------------
Interest-Earning Assets:

   Federal funds and interest bearing
     deposits with banks                     $25,628        57,551      83,179      17,746     (63,093)    (45,347)
   Securities                                395,746     (136,405)     259,341     228,672    (251,166)    (22,494)
   Loans receivable                          616,290     (207,866)     408,424     186,857    (345,765)   (158,908)
                                         -------------------------------------- ------------------------------------
      Net Change in Interest Income        1,037,664     (286,720)     750,944     433,275    (660,024)   (226,749)
                                         -------------------------------------- ------------------------------------

Interest Bearing Liabilities:

   Interest bearing deposits                 255,371     (259,483)     (4,112)     762,227  (1,185,005)   (422,778)
   Note payable                              (2,562)             -     (2,562)       2,407            -       2,407
   Securities sold under agreements
      to repurchase                          (4,007)             -     (4,007)     (1,549)     (12,064)    (13,613)
                                         -------------------------------------- ------------------------------------
      Net Change in Interest Expense         248,802     (259,483)    (10,681)     763,085  (1,197,069)   (433,984)
                                         -------------------------------------- ------------------------------------

      Change in Net Interest Income         $788,862      (27,237)     761,625   (329,810)      537,045     207,235
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

         The adequacy of the allowance for loan losses is evaluated based upon loan categories except for loans rated substandard, doubtful or loss, which are evaluated separately and assigned loss amounts based upon the evaluation. Loss ratios are applied to each category of loan to determine estimated loss amounts. Categories of loans are identified as consumer (secured and unsecured), commercial (secured and unsecured) and mortgage loans (residential and commercial real estate). Loss ratios are determined based upon losses incurred adjusted for the effect of current economic conditions (currently strengthening), any industry concentration or identified weakness in an industry (none currently), credit management and underwriting policies changes and secured versus unsecured nature of loan category.

         At December 31, 2004, the range of the loss ratios used to determine estimated losses by loan category were: consumer loans - .73% to 1.33%; commercial loans - 1.24% to 2.09%; and, mortgage loans - 0.30% to .75%. Additional losses are estimated resulting from additional identified risks factors, such as loans with underwriting exceptions, the level and direction of payment delinquencies and the level of unsecured credit. These additional loss estimates are not allocated to the separate loan categories.

         The adequacy of the allowance for loan losses is reviewed at least quarterly. Loans are assigned a risk rating based upon rating criteria consistent with regulatory definitions. The risk rating is adjusted, as necessary, if loans become delinquent, if significant adverse information is discovered regarding the underlying credit and, in the case of commercial loans and commercial real estate loans, the normal periodic review of the underlying credit indicate that a change in risk rating is appropriate. An estimated "low" and "high" loss percentage is applied to loans in each risk rating. These loss percentages increase as the loan risk rating increases. Loans rated as substandard, doubtful or loss are evaluated separately and assigned loss amounts based upon the separate evaluation. Risks factors identified beyond individual loan risks, such as economic conditions, underwriting exceptions and loan concentrations are quantified based upon management's estimations of loss exposure. Loss percentages used are generally based upon management's best estimates considering losses incurred. Estimated "low" and "high" allowance for loan loss amounts are derived by accumulating the estimated losses using the "low" and "high" loss percentages for each risk rating and adding losses based upon separate loan evaluations and identified other risks. The actual allowance for loan losses is compared to this range to ascertain that it is reasonably situated within the range. During 2004, there were no significant changes in estimation methods or assumptions that affected the methodology for assessing the appropriateness of the allowance. In addition, on at least a quarterly basis, the recorded allowance for loan losses (as a percent of loans) is compared to peer group levels to ascertain the reasonableness of the estimate.

         At December 31, 2004, the "low" and "high" allowance determination resulted in a "low" allowance of .81% of loans and a "high" allowance of 1.16% of loans. The actual allowance for loan losses was 1.00% of loans.

         The provision for loan losses was $150,838 during the year ended December 31, 2004 as compared to $134,529 for the year ended December 31, 2003, a 12.1% increase. The increase in provision for loan losses was proportional to the 12.5% increase in loans outstanding during 2004.

         The allowance for loan losses represents 1.00% and 1.02% of loans receivable at December 31, 2004 and December 31, 2003, respectively. CN Bancorp, Inc. has no exposure to foreign countries or foreign borrowers. Management believes that the allowance for loan losses is adequate for each period presented.

         The table below sets forth the period end loans receivable balances and summarizes CN Bancorp, Inc.'s loan loss experience for the periods presented as well as certain ratios related to net charge-offs and the allowance for loan losses (ALL) as a percent of the total loan portfolio. The majority of the 2004 and 2003 charge-offs related to one commercial loan account.

                         SUMMARY OF LOAN LOSS EXPERIENCE
                                                  Year Ended December 31,
                                                  -----------------------
                                                  2004               2003
                                             ---------------    ---------------
Allowance for loan losses:
Beginning balance                                  $720,000            745,000
   Charge-offs:
      Commercial loans                             (49,146)          (167,514)
      Consumer loans                               (40,905)           (26,261)
                                             ---------------    ---------------
                                                   (90,051)          (193,775)
                                             ---------------    ---------------
   Recoveries:
      Commercial loans                                6,491             27,000
      Consumer loans                                 12,722              7,246
                                             ---------------    ---------------
                                                     19,213             34,246
                                             ---------------    ---------------
   Net charge-offs                                 (70,838)          (159,529)
                                             ---------------    ---------------
   Provision for loan losses                        150,838            134,529
                                             ---------------    ---------------
Ending balance                                     $800,000            720,000
                                             ===============    ===============
Ratios:
Net charge-offs to average loans                      0.09%              0.25%
Net charge-offs to provision for loan losses         46.96%            118.58%
Allowance for loan losses to loans receivable         1.00%              1.02%

         The table below presents information regarding non-performing loans at December 31, 2004 and 2003.

                              NON-PERFORMING LOANS
                                              December 31,      December 31,
(In thousands)                                    2004              2003
                                             ----------------  ----------------

Non-accruing loans                                       $51               111
Accruing loans past due 90 days or longer                  -                 -
                                             ----------------  ----------------
  Total non-performing loans                             $51               111
                                             ================  ================
Non-accruing loans:
  Interest income not recorded on non-
     accruing loans                                       $4                 6
  Interest income included in net income
     for period on non-accruing loans collections          -                 -

Ratios:
  Non-performing loans to total loans                  0.06%             0.16%
  Non-performing loans to total assets                 0.04%             0.10%
  Allowance for loan losses to non-
     performing loans                              1,568.63%           648.65%
  Commitments to lend additional funds to
     non-performing loan customers                         -                 -

Restructured loans:                               None              None



         The table below illustrates the estimated breakdown of the allowance for loan losses as allocated to various segments of the loan portfolio.



                      ALLOWANCE FOR LOAN LOSSES BY CATEGORY

                            ------------------------------ ------------------------------
                                 December 31, 2004                December 31, 2003
                            ------------------------------ ------------------------------
                                            % of Loans in                    % of Loans in
                              Allocated   each Category to     Allocated   each Category to
                              Allowance      Total Loans       Allowance      Total Loans
                               Amount        Receivable         Amount        Receivable
                               ------        ----------         ------        ----------
(In thousands)
Consumer loans                   $48              5.1%             51              5.9%
Home Equity loans                 24             10.2%             21              6.6%
Real estate loans                289             60.9%            276             60.7%
Commercial loans                 401             23.8%            352             26.8%
Unallocated to loan type          38                 -             20                 -
                            --------------------------- --------------------------------
                                $800            100.0%            720            100.0%
                            =========================== ================================


Non-interest Income

         Non-interest income consisted primarily of fees and charges from depository accounts, increases in cash surrender value of life insurance policies, gains on sale of securities and other income. Non-interest income increased $56,670 or 6.3%, to $950,177 for the year ended December 31 2004 as compared to $893,507 during 2003. This increase was primarily attributable to the increase in fees earned under an overdraft privilege program, continued increases in the number of customer accounts, usage of debit cards by customers and the use of owned ATM machines by non-customers. Also contributing to the increase in income in 2004 was commission revenue in the amount of $12,150 earned on security and annuity agency transactions under the Company's new CountyVest program. Net losses on sales of the Company's investment securities was $306 in 2004 compared to net gains on sales of securities of $43,652 in 2003.

Non-interest Expense

         Non-interest expense was $4,391,176 during the year ended December 31, 2004 representing an increase of $609,491 or 16.1%, as compared to $3,781,685 during 2003. Non-interest expenses increased primarily because County National Bank opened a new branch in Millersville, Maryland in January 2004 causing additional expenses (employee compensation, rent, asset depreciation, maintenance, etc) during 2004 versus 2003. Also, in connection with the opening of the new branch, marketing efforts were increased with accompanying additional expenses. The expense category comprising the largest increase in 2004 was compensation and related benefits, which increased by $322,435 or 16.4% to $2,286,623 during 2004 as compared to $1,964,188 in 2003. Staffing of the new branch in Millersville, normal salary increases, commission and salary expense related to the new agency security transaction service (CountyVest), as well as increases in benefit expenses resulting from additional benefits were the reasons for the compensation and related benefit expense increase in 2004 as compared to 2003.

Income Taxes

         Income tax expense was $297,197 (33.8% of pre-tax net income) for the year ended December 31, 2004 as compared to $221,542 (32.2% of pre-tax net income) for 2003. The increase in the effective tax rate in 2004 versus 2003 reflects higher state income taxes because the amount of state tax-exempt interest income became a smaller portion of income before income taxes in 2004 as compared to 2003.

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

         The table below presents CN Bancorp, Inc.'s interest rate sensitivity at December 31, 2004. The table is based upon the earlier of the assets and liabilities re-pricing date or their maturity date.


                                          RATE SENSITIVITY ANALYSIS

                                                        December 31, 2004
                                              ----------------------------------
                                   0-3           4-6         7-12         >1&<5
(in thousands)                    Months        Months       Months       Years      5 YRS +         Total
                                  ------        ------       ------       -----      -------         -----
Assets
------
Federal funds sold                   $7,110       -            -            -           -                7,110
Interest bearing deposits             3,453       -            -              934       -                4,387
Securities, at cost                 -             -             4,009      29,255         3,531         36,795
Loans                                20,373        3,933       10,810      39,520         5,059         79,695
Bank-owned life insurance                          1,338                                                 1,338

                               -------------  ----------- ------------  ---------- -------------  -------------
Total                                30,936        5,271       14,819      69,709         8,590        129,325
                               -------------  ----------- ------------  ---------- -------------  -------------
Liabilities
-----------
Savings/Money
     Market/NOW                     $52,711       -            -            -           -               52,711
Certificates of deposit               7,123        5,018        3,757      20,623       -               36,521
Repurchase agreements                   523       -            -            -           -                  523
                               -------------  ----------- ------------  ---------- -------------  -------------
Total                                60,357        5,018        3,757      20,623       -               89,755
                               -------------  ----------- ------------  ---------- -------------  -------------

GAP:
  Period                          $(29,421)          253       11,062      49,086         8,590         39,570
                               =============  =========== ============  ========== =============  =============
  Cumulative                                   $(29,168)     (18,106)      30,980        39,570
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

         Liquidity, which generally is maintained in cash and amounts due from banks and federal funds sold, totaled $9,868,815 at December 31, 2004 compared to $10,945,679 at December 31, 2003. Additional sources of asset liquidity include funds held in time deposits and cash flow from the investment and loan portfolios. Liquidity needs may also be met by selling securities available for sale, selling loans, raising additional capital or borrowing funds. At December 31, 2004, available for sale debt securities totaled $26,214,112 as compared to $17,505,600 at December 31, 2003.

         Liability liquidity sources include attracting deposits at competitive rates. In addition, County National Bank has established a three million dollar line of credit with a correspondent commercial bank as a reliable source for short-term funds. Borrowing under this line would be collateralized by securities in the investment portfolio. County National Bank has never borrowed funds under this facility.

         The Company has sufficient liquidity to meet its loan commitments as well as fluctuations in deposits. Maturing certificates of deposit are usually retained as we offer competitive rates on certificates of deposit. Management is not aware of any demands, trends, commitments, or events that would result in the Company's inability to meet anticipated or unexpected liquidity needs.

         CN Bancorp, Inc. is a single bank holding company with no current business operations other than managing its investment in County National Bank, investing in loan participations from County National Bank and holding cash. CN Bancorp, Inc. pays its expenses from cash received from its loan participation portfolio, stock sales and from dividends, if any, from County National Bank. County National Bank may only pay dividends to CN Bancorp, Inc. if it complies with certain regulatory requirements.

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


                                             RISK-BASED CAPITAL RATIOS
                                                                                 Minimum Ratios
                                                                   -------------------------------------------

                                December 31,       December 31,      To be "Adequately         To be "Well
                                    2004               2003             Capitalized"          Capitalized"
                             ------------------- ----------------- -----------------------  ------------------

         Total capital:
           Company                 19.0%              19.6%                 8.0%                   N/A
           Bank                    13.9%              14.6%                 8.0%                  10.0%
         Tier I
           Company                 18.1%              18.6%                 4.0%                   N/A
           Bank                    12.9%              13.6%                 4.0%                  6.0%
         Leverage Total
           Company                 11.2%              12.3%                 4.0%                   N/A
           Bank                     7.8%               8.9%                 4.0%                  5.0%


         At December 31, 2004 and 2003, CN Bancorp, Inc. exceeded the capital requirements necessary to be considered a "well capitalized" financial institution under federal regulations.

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


OFF-BALANCE SHEET ARRANGEMENTS

         Standby letters of credit are conditional commitments issued by County National Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. County National Bank holds collateral supporting those commitments for which collateral is deemed necessary. County National Bank has not been required to perform on any financial guarantees and has not incurred any losses on its commitments. The issuance of letters of credit is not a significant activity of County National Bank. Outstanding letters of credit at December 31, 2004 total $1,985,033 ($2,172,057 at December 31, 2003).

         Commitments to extend credit are agreements to lend funds to customers as long as there are no violations of any condition established in the loan contracts. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by County National Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate (commercial and consumer property), accounts receivable, inventory, plant and equipment as well as income producing properties. Commitments to extend credit total $10,523,924 at December 31, 2004 ($9,156,931 at December 31, 2003). We believe that we have adequate resources to fund all loan commitments.

         County National Bank has entered into leases for its branches and office space, most of which contain renewal options. The minimum net noncancelable future rental commitments at December 31, 2004 were as follows:

                            Year Ending
                           December 31,
                           ------------
                               2005                  $221,544
                               2006                   133,829
                               2007                    61,026
                               2008                    25,455
                                                   ===========


         With the exception of the foregoing, the Company has no off-balance sheet arrangements, as defined, that have or are reasonably likely to have, a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.


FINANCIAL STATEMENTS

The audited financial statements for CN Bancorp, Inc. for the years ended December 31, 2004 and 2003 follow.

Letterhead



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Stockholders and Board of Directors
CN Bancorp, Inc.
Glen Burnie, Maryland

         We have audited the accompanying consolidated statements of financial condition of CN Bancorp, Inc. and Subsidiary, as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CN Bancorp, Inc. and Subsidiary, as of December 31, 2004 and 2003 and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




/s/ Beard Miller Company LLP

Baltimore, Maryland
February 8, 2005



                         CN BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           December 31, 2004 and 2003


                                                                                2004                   2003
                                                                           ----------------       ---------------
                                 ASSETS

Cash and due from banks                                                         $2,759,279             4,163,586
Federal funds sold                                                               7,109,536             6,782,093
                                                                           ----------------       ---------------
   Cash and cash equivalents                                                     9,868,815            10,945,679
Interest bearing deposits                                                        4,387,283             2,862,991
Investment securities - available for sale (Note 2)                             26,214,112            17,505,600
Investment securities - held to maturity (Note 2)                               10,359,122             8,208,601
Other securities (Note 2)                                                          737,900               641,500
Loans receivable, net of allowance for loan losses of $800,000 in 2004
   and $720,000 in 2003 (Note 3)                                                78,894,775            70,158,853
Property, equipment and leasehold improvements, net (Note 4)                     4,179,185             4,052,534
Cash surrender value of life insurance policies                                  1,337,917             1,293,665
Other assets                                                                       891,856               768,882
                                                                           ----------------       ---------------

             Total Assets                                                     $136,870,965           116,438,305
                                                                           ================       ===============

                               LIABILITIES

Deposits (Note 5)                                                             $119,310,484            99,309,796
Securities sold under agreements to repurchase (Note 6)                            522,540             1,452,972
Official checks                                                                    890,654             1,210,862
Accounts payable and accrued expenses                                              452,432               328,253
                                                                           ----------------       ---------------
Total Liabilities                                                              121,176,110           102,301,883
                                                                           ----------------       ---------------

Commitments (Note 9)

                STOCKHOLDERS' EQUITY (Notes 7, 8 and 10)

  Preferred stock - $.01 par value; authorized 5,000,000 shares.
     Issued and outstanding: none at December 31, 2004 and 2003                   -                     -
  Common stock - $10 par value; authorized 5,000,000 shares.
     Issued and outstanding: 1,384,565 shares at December 31,
     2004 and 1,264,745 at December 31, 2003                                    13,845,652            12,647,450
  Additional paid in capital                                                       917,340               705,730
  Retained earnings                                                              1,078,002               781,891
  Accumulated other comprehensive income (loss):
        Unrealized gains (losses) on securities available for sale               (146,139)                 1,351
                                                                           ----------------       ---------------
             Total Stockholders' Equity                                         15,694,855            14,136,422
                                                                           ----------------       ---------------

  Total Liabilities and Stockholders' Equity                                  $136,870,965           116,438,305
                                                                           ================       ===============


             The Notes to Consolidated Financial Statements are an integral part of these statements.




                         CN BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 For the years ended December 31, 2004 and 2003


                                                                                   2004                 2003
                                                                               --------------        ------------
Interest income:
   Interest and fees on loans                                                     $4,518,687           4,110,264
   Federal funds sold                                                                167,907             119,946
   Interest bearing deposits                                                          69,764              34,545
   Securities                                                                        957,945             698,604
                                                                               --------------        ------------
                                                                                   5,714,303           4,963,359
                                                                               --------------        ------------
Interest expense:
   Certificates of deposit of  $100,000 or more                                      297,713             289,230
   Other deposits                                                                    929,073             941,667
   Repurchase agreements                                                              16,215              20,222
   Note payable                                                                            -               2,563
                                                                               --------------        ------------
                                                                                   1,243,001           1,253,682
                                                                               --------------        ------------

             Net interest income                                                   4,471,302           3,709,677

Provision for loan losses (Note 3)                                                   150,838             134,529
                                                                               --------------        ------------
            Net interest income after provision for loan losses                    4,320,464           3,575,148
                                                                               --------------        ------------

Other income:
    Fees and service charges from depository accounts                                793,650             729,830
    Other income                                                                     112,581              62,921
    Increase in cash surrender value of life insurance policies                       44,252              57,104
    Gain (loss) on sale of securities                                                  (306)              43,652
                                                                               --------------        ------------
                                                                                     950,177             893,507
                                                                               --------------        ------------

Operating expenses:
   Compensation and related expenses                                               2,286,623           1,964,188
   Occupancy expense                                                                 411,008             312,143
   Depreciation and amortization                                                     404,726             343,496
   Consulting expense                                                                 83,031              87,515
   Data processes expense                                                            190,317             167,646
   Director fees                                                                      72,150              77,550
   Marketing expense                                                                 114,231              92,433
   Equipment maintenance costs                                                       114,954              97,646
   Electronic funds transfer fees                                                     78,673              53,982
   Stationery and office supplies                                                     89,550              83,314
   Other operating expenses                                                          545,913             501,772
                                                                               --------------        ------------
                                                                                   4,391,176           3,781,685
                                                                               --------------        ------------
             Income before income taxes                                              879,465             686,970
Income tax expense (Note 11)                                                         297,197             221,542
                                                                               --------------        ------------
             NET INCOME                                                             $582,268             465,428
                                                                               ==============        ============

Basic earnings per share                                                                $.43                $.48
                                                                               ==============        ============
Diluted earnings per share                                                              $.40                $.38
                                                                               ==============        ============
Dividends declared                                                                      $.21                $.12
                                                                               ==============        ============


 The Notes to Consolidated Financial Statements are an integral part of these statements.
                                       18



                                CN BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                 For the years ended December 31, 2004 and 2003


                                                                                    2004                 2003
                                                                                -------------         -----------

   Net income                                                                       $582,268             465,428

     Change in unrealized gains and
     (losses) on securities available for sale                                     (223,776)            (35,535)
     Tax effect                                                                       76,084              12,082
                                                                                -------------         -----------
            Net                                                                    (147,692)            (23,453)
                                                                                -------------         -----------

    Reclassification adjustment for (gains)
    losses included in net income                                                        306            (43,652)
    Tax effect                                                                         (104)              14,861
                                                                                -------------         -----------
            Net                                                                          202            (28,791)
                                                                                -------------         -----------

                                                                                -------------         -----------
   Other comprehensive loss                                                        (147,490)            (52,244)
                                                                                -------------         -----------

                                                                                -------------         -----------
        Total comprehensive income                                                  $434,778             413,184
                                                                                =============         ===========

             The Notes to Consolidated Financial Statements are an integral part of these statements.


                                       19




                         CN BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 For the years ended December 31, 2004 and 2003


                                                                                                   Accumulated
                                                                 Additional                           Other
                                                Common             Paid in        Retained        Comprehensive
                                                 Stock             Capital        Earnings        Income (Loss)           Total
                                             --------------      ------------    ------------   -------------------    -------------

Balance December 31, 2002                       $8,600,000          (99,521)         441,150                53,595        8,995,224

  Net income in 2003                                                                 465,428                                465,428

  Change in unrealized gains and
     losses on securities available for sale                                                              (52,244)         (52,244)

  Proceeds from sale of common stock,
     net of offering costs of $350,025           1,383,150           272,391                                              1,655,541

  Proceeds from warrant exercises                2,664,300           532,860                                              3,197,160

  Dividends ($.12 per share)                                                       (124,687)                              (124,687)
                                             --------------      ------------    ------------   -------------------    -------------
Balance December 31 2003                       $12,647,450           705,730         781,891                 1,351       14,136,422
                                             --------------      ------------    ------------   -------------------    -------------

  Net income in 2004                                                                 582,268                                582,268

  Change in unrealized gains and
     losses on securities available for sale                                                             (147,490)        (147,490)

  Proceeds from warrant exercises                1,118,000           183,600                                              1,301,600

  Sale of common stock under the
     Dividend Reinvestment and Stock
     Purchase Plan                                  53,352            22,667                                                 76,019

  Sale of common stock under the
     Employee Stock Purchase Plan                   26,850             5,343                                                 32,193

  Dividends ($.21 per share)                                                       (286,157)                              (286,157)
                                             --------------      ------------    ------------   -------------------    -------------
Balance December 31, 2004                      $13,845,652           917,340       1,078,002             (146,139)       15,694,855
                                             ==============      ============    ============   ===================    =============


             The Notes to Consolidated Financial Statements are an integral part of these statements.


                                       20





                         CN BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 For the years ended December 31, 2004 and 2003

                                                                                 2004                    2003
                                                                            ---------------         ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                        $582,268                  465,428
Adjustments to reconcile net income to net cash
   provided by operations:
   Depreciation and amortization                                                   404,726                  343,496
   Loss (gain) on sale of securities                                                   306                 (43,652)
   Deferred income taxes                                                          (16,446)                    8,692
   Provision for loan losses                                                       150,838                  134,529
   Increase in cash surrender value of life insurance policies                    (44,252)                 (57,104)
   Decrease (increase) in other assets                                            (30,548)                  157,993
   Increase in other liabilities                                                   106,738                   74,876
   Increase (decrease) in official checks                                        (320,208)                  601,760
   Amortization of premiums and discounts                                           30,816                   41,849
                                                                            ---------------         ----------------
Net cash provided  by operating activities                                         864,238                1,727,867
                                                                            ---------------         ----------------

CASH FLOWS FROM INVESTING ACTIVITIES
Net increase in loans                                                          (8,886,760)              (6,925,409)
Increase in interest bearing deposits                                          (1,524,292)                (937,113)
Investment in securities - available for sale                                 (18,853,461)             (24,960,718)
Investment in securities - held to maturity                                    (5,353,479)              (5,045,000)
Investment in other securities                                                   (125,600)                (145,300)
Principal payments and redemption of securities                                  7,131,890               11,807,704
Proceeds from sales of securities - available for sale                           5,990,625                9,027,756
Purchase of property, equipment and leasehold improvements                       (531,377)              (1,031,253)
                                                                            ---------------         ----------------
Net cash used by investing activities                                         (22,152,454)             (18,209,333)
                                                                            ---------------         ----------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits including interest credited                            20,000,688                6,349,058
Net increase (decrease) in securities sold under agreements
  to repurchase                                                                  (930,432)                  465,462
Repayment of note payable                                                                -                (250,000)
Sales of common stock, net of costs                                                      -                1,655,541
Proceeds from warrant exercises                                                  1,301,600                3,197,160
Sales of common stock under Dividend Reinvestment Plan                              76,019                        -
Sales of common stock under Employee Stock Purchase Plan                            32,193                        -
Dividends paid                                                                   (268,716)                (112,545)
                                                                            ---------------         ----------------
Net cash provided by financing activities                                       20,211,352               11,304,676
                                                                            ---------------         ----------------

 NET DECREASE IN CASH                                                          (1,076,864)              (5,176,790)
 Cash at beginning of period                                                    10,945,679               16,122,469
                                                                            ---------------         ----------------
 Cash at end of period                                                          $9,868,815               10,945,679
                                                                            ===============         ================

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid                                                                   $1,236,563                1,280,444
                                                                            ===============         ================
Income taxes paid                                                                 $316,300                  217,883
                                                                            ===============         ================

             The Notes to Consolidated Financial Statements are an integral part of these statements.


                                       21


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

         Use of Estimates
         ----------------

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

         Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. In estimating other-then-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in the fair value. The related write-downs would be included in earnings as realized losses.

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

         Other Securities
         ----------------

         As a member of the Federal Reserve Bank of Richmond (Federal Reserve) and the Federal Home Loan Bank of Atlanta (FHLB), the Company is required to acquire and hold stock in these entities. Ownership of stock in these entities is restricted to members and can only be sold to and acquired from the respective entities at par. The

                        CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  The Company and its Significant Accounting Policies - Continued

         Company also owns stock in Atlantic Central Bankers Bank (ACBB) and Maryland Financial Bank (MFB), banks that generally offers product and services only to other banks. Ownership of the ACBB shares is restricted to banks, and there is no active market for the ACBB or the MFB shares. As there is no readily determinable fair value for these securities, they are carried at cost.

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

         The Company determines and recognizes impairment of loans in accordance with the provisions of Statement of Financial Accounting Standards No. 114, Accounting for Creditors for Impairment of a Loan as amended by Statement 118, Accounting for Creditors for Impairment of a Loan - Income Recognition and Disclosures. A loan is determined to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during the period of delay in payment if the Company expects to collect all amounts due, including past-due interest. An impaired loan is measured at the present value of its expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Statement No. 114 is generally applicable to all loans except large groups of smaller- balance homogeneous loans that are evaluated collectively for impairment. Interest payments received are recognized as interest income or, if ultimate collectibility of principal is in doubt, are applied to principal.

         The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic determination and evaluation of the adequacy of the allowance assesses various factors including inherent losses in all significant loans; known deterioration in concentrations of credit, certain classes of loans or collateral; historical loss experiences; results of independent reviews of loan quality and the allowance for loan losses; trends in portfolio quality, maturity and composition; volumes and trends in delinquencies and non-accrual loans, risk management policies and practices; lending policies and procedures; economic conditions and downturns in specific local industries; and the experience and quality of lending management and staff. Estimated losses in the portfolio are determined by applying loss ratios to loan categories, other than impaired loans and loans considered substandard or doubtful, which are evaluated separately, to determine loss estimates. Until the second quarter of 2004, the Company relied upon peer group loss ratios in its allowance calculations because of its relatively short operating history, which began in 1996. The Company believes its experience is now sufficient for it to rely primarily upon its loss history and the other factors described above, rather than on peer losses, and amended its methodology accordingly. This amended methodology did not produce any significant change in the allowance for loan losses or resultant provision for loan losses.

         The determination of the allowance for loan losses involves the use of various subjective estimates by management and may result in over or under estimations of the amount of inherent losses in the loan portfolio. To review the adequacy of the allowance, on a least a quarterly basis, management analyzes the loan portfolio through risk ratings. Each loan, other than impaired loans and loans considered substandard or doubtful, which are evaluated separately, is assigned a risk rating and estimated "low" and "high" loss percentages are applied to the loans in each rating. Management determines the loss percentages based upon its best estimates considering losses incurred. The allowance for loan losses is compared to this "low" and "high" range to ascertain that it is situated within the range.

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

         Transfers of Financial Assets
         -----------------------------

         Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

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

         Deferred Income Taxes
         ---------------------

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

         Concentration of Credit Risk
         ----------------------------

         The Company grants loans to customers primarily in its market area in Maryland. The concentration of credit by type of loan is set forth in
         Note 3 below. The debtors' ability to honor their contracts, including borrowing agreements, may be influenced by the economic conditions in the Company's lending area.

         The Company sells federal funds, which are not insured by the Federal Deposit Insurance Corporation, to two banking entities.

                        CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  The Company and its Significant Accounting Policies - Continued

         Comprehensive Income or Loss
         ----------------------------

         Unrealized gains and losses on available for sale securities, net of tax, are reported as a separate component of the equity section in the consolidated statement of financial condition. Changes in the net unrealized gains and losses are components of comprehensive income or loss and are not included in reported net income or loss.

         Advertising Costs
         -----------------

         The Company expenses advertising costs as incurred.

         Earnings Per Share
         ------------------

         Basic EPS is computed based upon income available to common shareholders and the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would share in the earnings of the Company. The determination of the amount of common stock equivalents arising from warrants and options issued by the Company requires the use of the average market price of the common shares during the year. The Company's common shares are traded on the over-the -counter bulletin board (OTCBB) market. The volume of trading activity is light; therefore, management used the average closing prices for days in which trades occurred during the years ended December 31, 2004 and 2003 of $14.35 and $15.20 per share, respectively, to determine dilutive shares during 2004 and 2003.

         The weighted average number of common shares and dilutive securities (comprised of warrants and options) and resultant per share computations are as follows:
                                                       2004           2003
                                                   --------------  -------------
          Weighted average shares outstanding          1,358,954        961,686
          Common stock equivalents                       103,921        277,135
          Average common shares and equivalents        1,462,875      1,238,821
          Net income                                    $582,268       $465,428
          Basic earnings per share                          $.43           $.48
          Diluted earnings per share                        $.40           $.38

         Stock Options
         -------------

         The Company has adopted the disclosure-only provisions of SFAS No.123 "Accounting for Stock-Based Compensation" and SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure", but applies Accounting Principal Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its Plans. No compensation expense related to the Plans was recorded in 2004 or 2003. If the Company had elected to recognize compensation cost based on fair value at the grant acceptance dates for the option awards under the ESPP and SOP consistent with the method prescribed by SFAS No. 123, net income and earnings per share would have changed to the pro forma amounts as set forth below:
                                                              Year Ended
                                                             December 31,
                                                         2004           2003
                                                      -----------     ----------

         Net income, as reported                         $582,268        465,428
         Less pro forma stock- based compensation
            expenses determined under fair value
            method, net of related taxes:
               ESPP options                                 5,431              -
               SOP options                                101,614              -
                                                      -----------     ----------
         Pro forma net income                            $475,223        465,428
                                                      ===========     ==========

                        CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  The Company and its Significant Accounting Policies - Continued

                                                       Year Ended
                                                      December 31,
         (Continued)                            2004               2003
                                            ==============     ==============

         Net income per share:
            Basic - as reported                      $.43                .48
            Basic - pro forma                         .35                .48
            Diluted - as reported                     .40                .38
            Diluted - pro forma                       .33                .38
                                            ==============     ==============


         The weighted average fair value of the stock options granted in December 2004 of $2.21 per option has been estimated using the Black-Scholes option-pricing model with the following assumptions:
         Dividend yield- 1.48%; risk free interest rate- 3.50% to 4.10%; expected volatility- 5% and average life- 4 to10 years. The average fair value of the stock purchase options issued under the Employee Stock Purchase Plan were valued at the purchase discount amount (15%) because of the short duration of the options (three months).

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


Note 2.  Investment Securities

         Investment securities are summarized as follows:


        AVAILABLE-FOR- SALE SECURITIES
        ------------------------------
                                                                       Gross                 Gross            Estimated
                                               Amortized             Unrealized           Unrealized             Fair
                                                  Cost                 Gains                Losses              Value
                                                  ----                 -----                ------              -----
        December 31, 2004:
          Mortgage-backed securities              $4,759,959                     -               70,413          4,689,546
          U.S. Government agency
            Notes                                 21,675,577                 2,655              153,666         21,524,566
                                            -----------------     -----------------     ----------------    ---------------
                                                 $26,435,536                 2,655              224,079         26,214,112
                                            =================     =================     ================    ===============
        December 31, 2003:
          Mortgage-backed securities              $2,518,705                 3,012                8,342          2,513,375
          U.S. Government agency
            Notes                                 14,984,848                39,923               32,546         14,992,225
                                            -----------------     -----------------     ----------------    ---------------
                                                 $17,503,553                42,935               40,888         17,505,600
                                            =================     =================     ================    ===============

                        CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 2.  Investment Securities - Continued


                                                                       Gross                 Gross            Estimated
                                               Amortized             Unrealized           Unrealized             Fair
        (Continued)                               Cost                 Gains                 Losses              Value
                                            -----------------     -----------------     ----------------    ---------------

        HELD-TO-MATURITY SECURITIES
        ---------------------------

        December 31, 2004:
          Mortgage-backed securities              $5,343,065                     -               64,531          5,278,534
          U.S. Government agency
             Notes                                 5,016,057                 5,266                1,945          5,019,378
                                            -----------------     -----------------     ----------------    ---------------
                                                 $10,359,122                 5,266               66,476         10,297,912
                                            =================     =================     ================    ===============

        December 31, 2003:
          Mortgage-backed securities              $2,688,248                     -               24,688          2,663,560
          U.S. Government agency
             Notes                                 5,520,353                94,942                    -          5,615,295
                                            -----------------     -----------------     ----------------    ---------------
                                                  $8,208,601                94,942               24,688          8,278,855
                                            =================     =================     ================    ===============


         During 2004 the Company sold available for sale securities with a cost of $5,990,931 for $5,990,625 realizing gross loss on the sales of $306. During 2003 the Company sold available for sale securities with a cost of $8,984,104 for $9,027,756 realizing gross gains on the sales of $43,652.

         Securities with a carrying value of $528,989 (cost of $532,044 and fair value of $523,731) are pledged to customers under repurchase agreements at December 31, 2004. Securities with a carrying value of $250,769 (cost of $250,769 and fair value of $251,650) are pledged to a local municipality as partial security for performance letters of credit issued for the benefit of the municipality.

         The stated maturity of securities available-for-sale and held-to-maturity are as follows at December 31, 2004:


                                                      Available-for-Sale                     Held-to-Maturity
                                              -----------------------------------    ---------------------------------
                                                 Amortized             Fair            Amortized             Fair
                                                   Cost               Value              Cost               Value
                                              ----------------    ---------------    --------------     ---------------
        Matures within 1 year                      $3,000,657          2,987,198         1,008,141           1,009,371
        Matures after 1 through 5 years            18,674,920         18,537,368         4,007,916           4,010,007
                                              ----------------    ---------------    --------------     ---------------
                                                   21,675,577         21,524,566         5,016,057           5,019,378
        Mortgage-backed securities                  4,759,959          4,689,546         5,343,065           5,278,534
                                              ----------------    ---------------    --------------     ---------------
                                                  $26,435,536         26,214,112        10,359,122          10,297,912
                                              ================    ===============    ==============     ===============



         Below is a schedule of securities with unrealized losses at December 31, 2004. There are no continuous unrealized losses existing for greater than twelve months on any security at December 31, 2004. Unrealized losses (and unrealized gains) are the result of interest rate levels differing from those existing at the time of securities' acquisition and, as to mortgage backed securities, actual and estimated prepayment speeds. These unrealized losses are considered temporary as they reflect fair values on December 31, 2004 and are subject to change daily as interest rates fluctuate. The Company has the intent and the ability to hold the securities to the maturity of the securities or the time required for the value of the securities to equal or exceed their cost.

                        CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.  Investment Securities - Continued


                                                                 Continuous Unrealized Losses
                                                                   for Less than 12 Months
                                                               ---------------------------------
                                                                                 Unrealized
                          Security                           Fair Value             Losses
                          --------                           ----------             ------

     Mortgage-backed securities (12 securities)                 $9,968,081            134,944
     U.S. Government agency Notes (17 securities)               17,555,800            155,611
                                                           ----------------      -------------
                                                               $27,523,881            290,555
                                                           ================      =============


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

                                                      December 31,
                                                ------------------------
                                                2004             2003
                                             -----------      ------------
          Federal Reserve Bank of
              Richmond Stock                   $282,000           282,000
          Federal Home Loan Bank
              of Atlanta stock                  230,900           184,500
          Atlantic Central Bankers
              Bank stock                         75,000            75,000
          Maryland Financial Bank
              Stock                             150,000           100,000
                                             -----------      ------------
                                               $737,900           641,500
                                             ===========      ============


Note 3.  Loans and Allowance for Loan Losses

         The Bank grants commercial and consumer loans to customers primarily in its market area of Anne Arundel County in Maryland. The principal categories of the loan portfolio are as follows:

                                                           December 31,
                                                     -------------------------
                                                      2004            2003
                                                  --------------    ------------
         Commercial loans                           $18,923,232     $18,953,973
         Consumer loans                               4,100,899       4,196,873

         Real Estate loans:
              Commercial real estate                 31,501,717      24,070,527
              Residential real estate                25,129,256      23,641,290
                                                  --------------    ------------
                       Total real estate loans       56,630,973      47,711,817
                                                  --------------    ------------

                          Total                      79,655,104      70,862,663
         Unearned income and deferred costs, net         39,671          16,190
         Allowance for loan losses                    (800,000)       (720,000)
                                                  --------------    ------------
                                                    $78,894,775     $70,158,853
                                                  ==============    ============

                        CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.  Loans and Allowance for Loan Losses - Continued

         The allowance for loan losses activity for the years ended December 31, 2004 and 2003 is as follows:


                                                                               2004          2003
                                                                            -----------    ----------
              Balance at beginning of period                                  $720,000       745,000

              Provision for loan losses                                        150,838       134,529

              Less: Commercial loans charged off                                49,146       167,514
                        Consumer loans charged off                              40,905        26,261
                                                                            -----------    ----------
                                                                                90,051       193,775
                                                                            -----------    ----------

              Recoveries: Commercial loans                                       6,491        27,000
                                  Consumer loans                                12,722         7,246
                                                                            -----------    ----------
                                                                                19,213        34,246
                                                                            -----------    ----------

              Balance at end of period                                        $800,000       720,000
                                                                            ===========    ==========


         At December 31, 2004 CN Bancorp has two loans on non-accrual status which are in process of collection with carrying amounts totaling $51,027: (1) an impaired secured commercial loan in the amount of $1,000; and (2) a secured residential real estate loan in the amount of $50,027. The amount of the specific allowance for loan losses for these loans is $6,000 at December 31, 2004. Unrecognized interest on the loans at December 31, 2004 is approximately $4,000. CN Bancorp is not committed to lend funds to debtors whose loans are on non-accrual status or are considered impaired.

         At December 31, 2003 CN Bancorp had five loans on non-accrual status with carrying amounts totaling $110,931. The amount of the specific allowance for loan losses on these loans was $16,000 at December 31, 2003 Unrecognized interest on the loans at December 31, 2003 was $5,981.

         At December 31, 2004 and 2003, the balance of commercial and real estate loans serviced by the Company for others under loan participation agreements was $1,936,034 and $1,155,075, respectively.

         Certain officers and directors (and companies in which they have a 10% or more beneficial ownership) have loans with the Bank. The activity of these loans during 2004 and 2003 is as follows:

                                                    2004             2003
                                                -------------    -------------
         Total loans at beginning of year         $3,131,436        3,172,756
         New loans and funding during the year     2,075,864          948,308
         Repayments during the year                (971,693)        (989,628)
                                                -------------    -------------
         Total loans at end of year               $4,235,607        3,131,436
                                                =============    =============

                        CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4.  Property, Equipment and Leasehold Improvements

         Property, equipment and leasehold improvements are as follows at December 31:


                                                     Useful
                                                     Lives                   2004            2003
                                              ---------------------      -------------    ------------
               Land                              Not applicable              $387,768         387,768
               Building                             40 years                  521,877         521,877
               Leasehold improvements            15 to 40 years             2,617,208       1,751,390
               Furniture and equipment           3 to 15 years              2,292,542       1,948,343
               Construction in process           Not applicable                73,582         898,457
                                                                         -------------    ------------
                                                                            5,892,977       5,507,835
               Accumulated depreciation
                   and amortization                                         1,713,792       1,455,301
                                                                         -------------    ------------
                            Net                                            $4,179,185       4,052,534
                                                                         =============    ============


         Construction in process is comprised of costs of preparing building sites for new branch facilities.

Note 5.  Deposits

         Deposit balances are summarized below as of December 31:

                                                 2004              2003
                                            ---------------    --------------

         Non-interest bearing accounts         $30,078,225        27,097,779
         NOW accounts                            6,295,471         5,440,921
         Money market accounts                   7,081,182         6,342,389
         Savings accounts                       39,334,411        27,881,516
         Time deposit accounts:
             Less than $100,000                 22,110,809        19,860,041
             $100,000 or more                   14,410,386        12,687,150
                                            ---------------    --------------
                                              $119,310,484        99,309,796
                                            ===============    ==============

         The time deposit accounts mature and/or re-price as follows: within one year - $15,864,273; one to two years - $2,636,980; two to three years - $9,693,078; three to four years - $7,397,115; four to five years - $929,749.

Note 6.  Other Borrowed Funds

         The Bank enters into sales of securities under agreements to repurchase the same securities, which mature the next business day. Securities pledged as collateral for securities sold under agreements to repurchase include various debt securities having an aggregate carrying value of $528,989 and $1,455,109 at December 31, 2004 and 2003,
         respectively. The cost of and fair value of the securities were $532,044 and $523,731 at December 31, 2004 and $1,455,538 and
         $1,456,031 at December 31, 2003 respectively.

         Information concerning securities sold under agreements to repurchase at and during the year ended December 31, 2004 and 2003 is summarized as follows:
                                                     2004               2003
                                                  ----------         ----------
         Total outstanding at year-end              $522,540         $1,452,972
         Average balance during the year          $2,161,416         $2,695,606
         Average interest rate during the year          .75%               .75%
         Maximum balance during the year          $3,159,632         $3,711,135

         The Company borrowed $250,000 in December 2002 under an unsecured note. The note bore interest at prime plus .25% and was paid in full in March 2003.

                        CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Capital Stock

         The Company sold warrants to purchase common stock to the Company's organizers. Under the warrants, 343,431 shares of common stock may be issued at the price of $10.00 per share. The warrants may be exercised on or after March 20, 1998 and they expire on March 20, 2006. Proceeds from the sale were $3,434. Warrants representing 20,000 shares were exercised in 2004 (323,431 shares under warrant are outstanding at December 31, 2004).

         The Company provided each common shareholder of record on December 31, 1998 a dividend consisting of a warrant to acquire additional common stock in the Company. The warrants were issued on January 4, 1999. Each share of stock owned entitled the shareholder to a warrant to acquire an additional share of common stock for the amount of $12.00 per share. The warrants to purchase a total of 860,000 shares of common stock became exercisable on January 5, 2000 and expired on January 5, 2004. No value was assigned to the warrants at their issuance since the value determined using the Black-Scholes option-pricing model was immaterial. During 2003, warrants for 266,430 shares of common stock were exercised providing $3,197,160 in additional capital. An additional 91,800 warrants for common stock were exercised in 2004. There are no $12.00 warrants outstanding at December 31, 2004.

         In April 2004, the Board of Directors approved the Company's Dividend Reinvestment and Stock Purchase Plan (DRIP) which authorizes up to 200,000 shares of common stock for use under the DRIP. Under the DRIP, the shareholder may receive dividends paid on the common stock of the Company that they own in additional shares of common stock of the Company. Shareholders are also allowed to purchase additional shares of common stock on the dividend payment dates up to a maximum value of $5,000. The shares are sold under this plan at the fair market value of the stock on the dividend declaration date. During 2004, 5,335 shares of common stock were issued under the DRIP.

         The Company sold 138,315 shares of common stock at $14.50 per share during 2003 in an initial public offering increasing capital by $1,655,541, net of costs.

         The Company is authorized to issue 5,000,000 shares of $.01 par value preferred stock. No preferred stock has been offered or issued.

Note 8.  Stock Options

         In May 2004, the shareholders approved the Company's Employee Stock Purchase Plan (ESPP) authorizing up to 50,000 shares of common stock for use under the ESPP. Under the ESPP, the Company may award options to employees to purchase common stock at the purchase price for the shares of the lower of 85% of fair market value of the common stock on the date of the option grant or on the exercise date of the option. During 2004, 2,685 shares were purchased by employees under the ESPP. There are no outstanding options to purchase common shares at December 31, 2004 under the ESPP.

         In April 2004, the Board of Directors approved the Company's Directors Stock Purchase Plan (DSPP) authorizing up to 50,000 shares of common stock for use under the DSPP. Under the DSPP, the Company may award options to directors to purchase common stock at fair market value as of the date of the option grant. No shares were purchased during 2004 under the DSPP and there are no outstanding options to purchase common shares at December 31, 2004.

         In May 2004, the shareholders approved the Company's Stock Option Plan
         (SOP) authorizing up to 200,000 shares of common stock for use under SOP. Under the SOP, the Company may award options to designated officers and employees to purchase common stock at the minimum purchase price of fair market value of the common stock on the date of the option grant. The options have a maximum term of ten years. The Board of Directors determines the vesting, term and purchase price for each option granted within the parameters of the SOP. On December 7, 2004, the Company granted immediately vested options to purchase 51,000 shares of its common stock to certain officers and employees under the SOP at the fair value of the stock on the date of grant for a period of ten years. All of the options' exercise price is $14.20 per share and the options expire on December 7, 2014. At December 31, 2004, all of these options (51,000 shares) are outstanding.

                        CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.  Commitments

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

         A summary of the Bank's commitments at December 31, 2004 and 2003 follows:
                                                    2004           2003
                                                    ----           ----
          Commitments to extend credit           $10,523,924       9,156,931
                                                 -----------       ---------
          Standby letters of credit               $1,985,033       2,127,057
                                                  ----------       ---------

         The Bank has entered into leases for its branches and office space, most of which contain renewal options. The minimum net noncancelable future rental commitments at December 31, 2004 are as follows:

                               Year Ending
                              December 31,
                              ------------
                                  2005                  $221,544
                                  2006                   133,829
                                  2007                    61,026
                                  2008                    25,455
                                                     ==============

         The related net rent expense was $225,240 and $162,005 in 2004 and 2003, respectively.

Note 10.  Regulatory Matters

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

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulation) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2004, that the Company and the Bank meet capital adequacy requirements to which they are subject.

                        CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10.  Regulatory Matters - Continued

         As of December 31, 2004, the most recent notification from the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must meet minimum total risk-based, Tier I risk-based and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the Company's and the Bank's category.

         Actual capital amounts and ratios are presented in the table below:


                                                                                 To be                         To be
                                                                              "Adequately                      "Well
                                                   Actual                    Capitalized"                  Capitalized"
                                            ---------------------       ------------------------     --------------------------
                                               Amount       Ratio          Amount         Ratio         Amount         Ratio
                                               ------       -----          ------         -----         ------         -----
December 31, 2004
-----------------
Total Capital (to risk weighted assets):
    Company                                   $16,436,080     19.0%       $6,909,474   >    8.0%         N/A
                                                                                       -
    Bank                                       11,486,757     13.9%        6,628,937   >    8.0%       $8,286,171  >     10.0%
Tier I Capital (to risk weighted assets):                                              -                           -
    Company                                    15,636,080     18.1%        3,454,737   >    4.0%         N/A
                                                                                       -
    Bank                                       10,686,757     12.9%        3,314,469   >    4.0%        4,971,703  >      6.0%
                                                                                       -                           -
Tier I Capital (to average assets):
    Company                                    15,636,080     11.2%        5,579,100   >    4.0%         N/A
                                                                                       -
    Bank                                       10,686,757      7.8%        5,453,293   >    4.0%        6,816,616  >      5.0%
                                                                                       -                           -
December 31, 2003
-----------------
Total Capital (to risk weighted assets):
    Company                                   $14,742,582     19.6%       $6,026,741   >    8.0%         N/A
                                                                                       -
    Bank                                       10,917,077     14.6%        6,003,123   >    8.0%       $7,503,904  >     10.0%
                                                                                       -                           -
Tier I Capital (to risk weighted assets):
    Company                                    14,022,582     18.6%        3,013,370   >    4.0%         N/A
                                                                                       -
    Bank                                       10,197,077     13.6%        3,001,561   >    4.0%        4,502,342  >      6.0%
                                                                                       -                           -
Tier I Capital (to average assets):
    Company                                    14,022,582     12.3%        4,572,202   >    4.0%         N/A
                                                                                       -
    Bank                                       10,197,077      8.9%        4,566,740   >    4.0%        5,708,425  >      5.0%
                                                                                       -                           -


Note 11. Income Taxes

         The income tax expense consists of the following for the years ended December 31, 2004 and 2003:

                                                   2004          2003
                                                -----------    ----------
                  Current:
                       Federal                    $270,730       197,533
                       State                        42,913        15,317
                                                -----------    ----------
                                                  $313,643       212,850
                                                -----------    ----------

                  Deferred:
                       Federal                      $1,143        $7,116
                       State                      (17,589)         1,576
                                                -----------    ----------
                                                  (16,446)         8,692
                                                -----------    ----------
                                                  $297,197       221,542
                                                ===========    ==========

                        CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Income Taxes - Continued

         The reasons for the differences between the statutory federal income tax rates are summarized as follows:


                                                       2004                          2003
                                                 ------------------            ------------------
                                                Amount          Rate          Amount         Rate
                                              -----------     ---------     -----------    ---------

         Tax at statutory rates                 $299,018         34.0%        $233,569        34.0%
         State income taxes net of
            federal tax benefit                   16,714          1.9%          11,149         1.6%
         Increase in cash surrender
            value of life insurance             (15,046)        (1.7)%        (19,415)       (2.8)%
         Other                                   (3,489)         (.4)%         (3,761)        (.6)%
                                              -----------     ---------     -----------    ---------
                                                $297,197         33.8%        $221,542        32.2%
                                              ===========     =========     ===========    =========


         The deferred income tax account is comprised of the following at December 31, 2004 and 2003:


                                                                2004             2003
                                                            --------------     ----------
         Deferred tax assets:
              Allowance for loan losses                          $290,417        258,018
              Deferred compensation plan                           56,460         28,367
              Unrealized losses on securities, net                 75,284              -
              Other                                                 4,060         14,024
                                                            --------------     ----------
                                                                  426,221        300,409
                                                            --------------     ----------
         Deferred tax liabilities:
              Accumulated depreciation                           $221,306        187,224
              Unrealized gains on securities, net                       -            696
                                                            --------------     ----------
                                                                  221,306        187,920
                                                            --------------     ----------
                      Net deferred tax assets                    $204,915        112,489
                                                            ==============     ==========



         Federal and state income taxes payable of $34,737 ($24,050 Federal and $10,687 state) in 2004 and $13,960 ($8,311 Federal and $5,649 state) in
         2003 are included in accounts payable and accrued expenses.

Note 12.  Related Party Transactions

         The Bank leases two properties from entities controlled by a director and stockholder of the Company. One property is used for the Bank's operations offices and a branch facility. The lease expires in May 2006 but is renewable at the option of the Bank for two additional five-year periods. The monthly payment under this lease at December 31, 2004 is $11,821. Lease payments made for these facilities totaled $140,799 in 2004 and $137,260 in 2003. The other leased property is used as a branch facility which opened in January 2004. The lease expires in May 2008 but is renewable at the option of the Bank for seven additional five-year periods. The monthly payment under this lease at December 31, 2004 is $5,091. Lease payments of $60,636 and $35,000 were made under this lease during 2004 and 2003, respectively.

         During 2003, the Bank sold loan participations to family members of a director of the Bank and the Company on a non-recourse basis. Under these transactions, the family members acquired undivided percentage interests in specific loans held by the Bank. The participations were sold under the same terms and conditions as loan participations sold to non-related entities. The total amount of the loan participations sold in 2003 was $2,058,741 (none in 2004). The total loan participation amount outstanding at December 31, 2004 was $744,434.

                        CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13.  Retirement Plans

         The Company has entered into Supplemental Executive Retirement Plan and Consulting Agreements (SERPs) with several officers under which the Company has agreed to provide retirement benefits to the officers. The balance of each officer's unfunded SERP liability account will determine the amount of the benefit to each officer at retirement as this balance will be paid to the officer over ten years after retirement. Until retirement, the SERP liability accounts are increased by the after Federal income tax effect of the increases in the cash surrender value of life insurance policies acquired by the Company. During 2004 and 2003, $67,530 and $45,800, respectively were added to the SERP liability balances and charged to compensation expense. The balance of all SERP liability accounts was $135,235 at December 31,2004 and $67,705 at December 31,2003.

         The Bank has a 401(k) profit sharing plan for those employees who meet the eligibility requirements set forth in the plan. The plan does not require the Bank to match the participants' contributions; however, the Bank expensed $34,662 and $20,005 for matching the contributions in 2004 and 2003, respectively.

Note 14.  Fair Value of Financial Instruments

         The estimated fair values of the Company's financial instruments at December 31, 2004 and 2003 are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.


                                                       December  31, 2004                   December  31, 2003
                                               ----------------- -----------------    --------------- ------------------
                                                   Carrying            Fair              Carrying           Fair
                                                    Amount            Value               Amount            Value
                                               ----------------- -----------------    --------------- ------------------
        Financial assets:
           Cash and due from banks                   $2,759,279         2,759,279         $4,163,586          4,163,586
           Federal funds sold                         7,109,536         7,109,536          6,782,093          6,782,093
           Interest bearing deposits                  4,387,283         4,387,283          2,862,991          2,862,991
           Investment securities (total)             37,311,134        37,249,924         26,355,701         26,425,955
           Loans, net                                78,894,775        78,447,975         70,158,853         70,741,296
           Accrued interest receivable                  523,239           523,239            459,700            459,700

        Financial liabilities:
           Non-interest bearing deposits            $30,078,225        30,078,225        $27,097,779         27,097,779
           Interest bearing deposits                 89,232,259        89,572,057         72,212,017         72,605,932
           Securities sold under agreements
             to repurchase                              522,540           522,540          1,452,972          1,452,972
           Accrued interest payable                      46,550            46,550             40,112             40,112

           Off-balance sheet commitments                      -                 -                  -                  -


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

         The fair value of non-interest bearing deposits, interest-bearing checking, savings, and money market deposit accounts, securities sold under agreements to repurchase, and accrued interest payable are equal to the carrying amounts. The fair value of fixed-maturity time deposits is estimated based on interest rates currently offered for deposits of similar remaining maturities.

                        CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15.  Parent Company Financial Information

         Information as to the financial position of CN Bancorp, Inc. as of December 31, 2004 and 2003 and results of operations and cash flows for the years then ended follows:


                                                                    December 31,        December 31,
Statements of Financial Condition                                       2004                2003
---------------------------------                                  ----------------    ----------------
Cash in bank and on hand                                                $1,527,001           3,564,018
Loans receivable                                                         3,343,705             194,772
Investment in subsidiary                                                10,745,532          10,310,916
Investment in stock of Maryland Financial Bank                             150,000             100,000
Other assets                                                                13,000               4,658
                                                                   ----------------    ----------------
                                                                       $15,779,238          14,174,364
                                                                   ================    ================

Dividends payable                                                          $55,383              37,942
Payable to County National Bank                                             29,000                   -
                                                                   ----------------    ----------------
                                                                            84,383              37,942
                                                                   ----------------    ----------------
Stockholders' equity                                                    15,694,855          14,136,422
                                                                   ----------------    ----------------
                                                                       $15,779,238          14,174,364
                                                                   ================    ================

                                                                     Year ended          Year ended
                                                                    December 31,        December 31,
Statements of Operations                                                2004                2003
------------------------                                           ----------------    ----------------
Dividends from bank subsidiary                                             $     -              71,400
Interest income                                                            104,605                   -
Less expenses:
   Management fees                                                          29,000                   -
   Other administrative expenses                                            75,443              58,005
                                                                   ----------------    ----------------
                                                                           104,443              58,005
                                                                   ----------------    ----------------
       Income before equity in undistributed net income
          Of bank subsidiary and income tax benefit                            162              13,395
Income tax benefit                                                               -              19,722
       Income before equity in undistributed net income
                                                                   ----------------    ----------------
          of bank subsidiary                                                   162              33,117
Equity in undistributed net income of bank subsidiary                      582,106             432,311
                                                                   ----------------    ----------------
             Net income                                                   $582,268             465,428
                                                                   ================    ================

                                                                     Year ended          Year ended
                                                                    December 31,        December 31,
Statements of Cash Flows                                                2004                2003
------------------------                                          -----------------    ----------------
Cash flows from operating activities:
  Net income                                                              $582,268             465,428
  Equity in undistributed earnings of bank subsidiary                    (582,106)           (432,311)
  (Increase) decrease in other assets                                      (8,342)             296,914
  Increase (decrease) in payables                                           29,000               (156)
                                                                  -----------------    ----------------
       Net cash provided by operating activities                            20,820             329,875
                                                                  -----------------    ----------------

Cash flows from investing activities:
  Investment in stock of Maryland Financial Bank                          (50,000)           (100,000)
  Increase in loans receivable                                         (3,148,933)           (194,772)
                                                                  -----------------    ----------------
        Net cash used in investing activities                          (3,198,933)           (294,772)
                                                                  -----------------    ----------------


                                       36



                        CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15.  Parent Company Financial Information - Continued

(Continued)                                                         Year ended             Year ended
                                                                    December 31,         December 31,
Statements of Cash Flows                                                2004                 2003
------------------------                                           ----------------    -----------------
Cash flows from financing activities:
  Note payable proceeds (repayment)                                              -            (250,000)
  Capital contribution to subsidiary                                             -          (1,000,000)
  Net proceeds from sale of common stock offering                                -            1,655,541
  Sales of stock under Dividend Reinvestment Plan                           76,019                    -
  Sales of stock under Employee Stock Purchase Plan                         32,193                    -
  Proceeds from warrant exercises                                        1,301,600            3,197,160
  Dividends                                                              (268,716)            (112,545)
                                                                   ----------------    -----------------
       Net cash provided by financing activities                         1,141,096            3,490,156
                                                                   ----------------    -----------------
Increase (decrease) in cash and cash equivalents                       (2,037,017)            3,525,259
                                                                         3,564,018
Cash and cash equivalents at beginning of period                                                 38,759
                                                                   ----------------    -----------------
Cash and cash equivalents at end of period                              $1,527,001            3,564,018
                                                                   ================    =================



Note 16.  Recent Accounting Pronouncements

         In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123(R), "Share-Based Payment." Statement No. 123(R) revised Statement No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. Statement No. 123(R) will require compensation costs related to share-based payment transactions to be recognized in the financial statements (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. This statement is effective, and the Company intends to adopt the standard, as of the beginning in the first quarter of 2006 as the Company is a public "small business issuer" Company. The Company is currently evaluating the impact from this standard on its results of operations and financial position.

         In March 2004, the SEC released Staff Accounting Bulletin (SAB) No. 105, "Application of Accounting Principles to Loan Commitments." SAB 105 provides guidance about the measurements of loan commitments recognized at fair value under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." SAB 105 also requires companies to disclose their accounting policy for those loan commitments including methods and assumptions used to estimate fair value and associated hedging strategies. SAB 105 is effective for all loan commitments accounted for as derivatives that are entered into after March 31, 2004 and had no effect on the Company's consolidated financial statements.

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

                        Henry L. Hein, Director Emeritus
                          Shirley S. Palmer, Secretary

Executive Officers
Jan W. Clark                                President & Chief Executive Officer
John G. Warner                              Executive Vice President
Michael T. Storm                            Chief Financial Officer


                              COUNTY NATIONAL BANK

                               Board of Directors

Gerald V. McDonald, Chairman of the Board   John E. DeGrange, Sr., Vice Chairman
                                              of the Board
Jan W. Clark                                Daljit S. Sawhney, MD
F. Paul Dorr                                Creston G. Tate
Carl L. Hein, Jr. (Treasurer)               LeRoy C. Taylor
Robert P. Musselman, Sr.                    John G. Warner
                                            K. Patricia Wellford

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

Other Officers
Douglas W. DeVaughn                         Vice President
Ralph F. Ebbenhouse                         Vice President
Janet M. King                               Vice President
Bridget K. Bunch                            Assistant Vice President
Linda Eller                                 Assistant Vice President
Susan M. Liebenthal                         Assistant Vice President
Linda Loane                                 Assistant Vice President
Marni W. McNichol                           Assistant Vice President
Lois H. Simpson                             Assistant Vice President


CN BANCORP, INC. WILL PROVIDE, WITHOUT CHARGE, TO SHAREHOLDERS OF RECORD OR ANY BENEFICIAL OWNER OF COMMON STOCK, A COPY OF ITS 2004 ANNUAL REPORT ON FORM 10-KSB FILED WITH THE SECURITIES AND EXCHANGE COMMISSSION, UPON WRITTEN REQUEST. REQUESTS SHOULD BE DIRECTED TO SHIRLEY PALMER, CORPORATE SECRETARY, 7401 RITCHIE HIGHWAY, GLEN BURNIE, MARYLAND 21061.