Form 10KSB/A, Exhibit 13
period 2004-12-31
CN BANCORP INC
filed 2005-03-24
CIK 1014273

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

                                       2004                    2003
                                       ----                    ----
                                  High         Low        High         Low
                                 ------       -----      ------       -----
       First Quarter             $14.70       13.50      $15.75       13.50
       Second Quarter             14.75       13.60       14.25       13.50
       Third Quarter              14.75       13.70       15.60       14.25
       Fourth Quarter             16.00       14.75       15.50       13.50


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



                                                     At and for the   At and for the
                                                       Year Ended       Year Ended
                                                      December 31,     December 31,
(In thousands except per share data)                      2004             2003
                                                        ----------     ----------
Statement of Operations Data:
Interest income                                         $    5,714          4,963
Interest expense                                             1,243          1,253
                                                        ----------     ----------
          Net interest income                                4,471          3,710
Provision for loan losses                                      151            135
                                                        ----------     ----------
Net interest income after provision for loan losses          4,320          3,575
Other income                                                   950            894
Other expense                                                4,391          3,782
                                                        ----------     ----------
Income before taxes                                            879            687
Income taxes                                                   297            222
                                                        ----------     ----------
          Net income                                    $      582            465
                                                        ==========     ==========

Per Share Data:
Earnings per share, basic                               $     0.43           0.48
Earnings per share, diluted                                   0.40           0.38
Cash dividends (five dividends in 2004, four in 2003)         0.21           0.12
Book value per share                                         11.34          11.18
Tangible book value per share                                11.34          11.18

Weighted average shares outstanding, basic               1,358,954        961,686
Weighted average shares outstanding, diluted             1,462,875      1,238,821
Shares outstanding at end of period                      1,384,565      1,264,745

Balance Sheet Data:
Total Assets                                            $  136,871        116,438
Securities available for sale, at fair value                26,214         17,506
Securities held to maturity, at cost                        10,359          8,209
Loans receivable, net of unearned income                    79,695         70,879
Allowance for loan losses                                      800            720
Premises and equipment, net                                  4,179          4,053

Non-interest bearing deposits                               30,078         27,098
Interest bearing deposits                                   89,232         72,212
                                                        ----------     ----------
          Total deposits                                   119,310         99,310
                                                        ----------     ----------






(In thousands except per share data)                    At and for the   At and for the
                                                          Year Ended       Year Ended
                                                         December 31,     December 31,
Continued                                                    2004             2003
                                                       ---------------  ---------------

Securities sold under agreements to repurchase          $     523          1,453
Stockholders' equity including unrealized gains
  and losses                                               15,695         14,136

Selected Performance and Other Ratios:
Return on average stockholders' equity                       3.82%          4.38%
Return on average assets                                     0.44%          0.43%
Net interest margin                                          3.69%          3.69%
Other income to average assets                               0.73%          0.82%
Other expenses to average assets                             3.35%          3.47%
Dividend payout ratio                                       49.14%         26.79%
Number of branches                                              4              3
Allowance for loan losses to total loans                     1.00%          1.02%
Non-performing loans to total loans                          0.06%          0.16%
Allowance for loan losses to non-performing loans        1,568.63%        648.65%

Applicable Company Capital Ratios:
Tier 1 risk-based capital                                    18.1%          18.6%
Total risk-based capital                                     19.0%          19.6%
Leverage capital                                             11.2%          12.3%
Stockholders' equity to total assets                         11.5%          12.1%



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



                             AVERAGE BALANCES, RATES AND INTEREST INCOME AND EXPENSE

                                                                    Years Ended December 31,
                                                                    ------------------------
     (in thousands)                                            2004                           2003
                                                 ------------------------------- -----------------------------
                                                  Average               Yield/    Average             Yield/
                                                  Balance    Interest    Rate     Balance   Interest   Rate
                                                 ------------------------------- -----------------------------
     Assets:
     Interest-Earning Assets:
       Federal funds sold                          $ 12,171        168    1.38%    $ 10,903       120   1.10%
       Interest bearing deposits                      3,831         70    1.83%       2,438        35   1.44%
       Investment securities                         30,875        958    3.10%      22,548       698   3.10%

       Loans receivable                              75,167      4,518    6.01%      65,305     4,110   6.29%
        Allowance for loan losses                      (765)          -        -       (753)         -       -
                                                 ------------------------------- -----------------------------
                                                     74,402      4,518    6.07%      64,552     4,110   6.37%
                                                 ------------------------------- -----------------------------

           Total Interest Earning Assets                                  4.71%                         4.94%
                                                    121,279      5,714              100,441     4,963
                                                 ------------------------------- -----------------------------
     Non-interest Earning Assets
                                                      9,709                           8,658
                                                 -----------                     -----------
            Total Assets                           $130,988                        $109,099
                                                 ===========                     ===========
     Liabilities and Stockholders' Equity:
     Interest -Bearing Liabilities:
       Interest bearing demand deposits             $13,325         61    0.46%    $ 12,197        60   0.49%
       Savings accounts                              33,290        332    1.00%      24,273       222   0.91%
       Time deposits                                 34,705        834    2.40%      32,786       949   2.89%
       Note payable                                       -          -        -          58         2   3.45%
       Securities sold under agreements
         to repurchase                                2,161         16    0.75%       2,696        20   0.75%
                                                 ------------------------------- -----------------------------

           Total Interest Bearing Liabilities        83,481      1,243    1.49%      72,010     1,253   1.74%
                                                 ------------------------------- -----------------------------

     Non-interest Bearing Liabilities:
       Demand deposits                               31,833                          26,166
       Other                                            446                             298
                                                 -----------                     -----------
           Total Liabilities
                                                    115,760                          98,474
     Stockholders' Equity                            15,228                          10,625
                                                 -----------                     -----------
           Total Liabilities and Equity            $130,988                        $109,099
                                                 ===========                     ===========

                                                            -----------                     ----------
     Net Interest Income                                        $4,471                          3,710
                                                            ===========                     ==========

     Net Interest Spread                                                  3.22%                         3.20%
     Net Interest Margin                                                  3.69%                         3.69%
     Ratio of Interest-Earning Assets
       to Interest-Bearing Liabilities               145.28%                         139.48%



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



                                               RATE/VOLUME ANALYSIS

                                                     2004 vs. 2003                         2003 vs. 2002
                                                     -------------                         -------------
                                                  Increase (Decrease)                   Increase (Decrease)
                                           Volume        Rate         Total       Volume       Rate        Total
                                         -------------------------------------- ------------------------------------
Interest-Earning Assets:

   Federal funds and interest bearing
     deposits with banks                    $ 25,628       57,551       83,179      17,746     (63,093)    (45,347)
   Securities                                395,746     (136,405)     259,341     228,672    (251,166)    (22,494)
   Loans receivable                          616,290     (207,866)     408,424     186,857    (345,765)   (158,908)
                                         -------------------------------------- ------------------------------------
      Net Change in Interest Income        1,037,664     (286,720)     750,944     433,275    (660,024)   (226,749)
                                         -------------------------------------- ------------------------------------

Interest Bearing Liabilities:

   Interest bearing deposits                 255,371     (259,483)     (4,112)     762,227  (1,185,005)   (422,778)
   Note payable                              (2,562)             -     (2,562)       2,407            -      2,407
   Securities sold under agreements
      to repurchase                          (4,007)             -     (4,007)     (1,549)     (12,064)    (13,613)
                                         -------------------------------------- ------------------------------------
      Net Change in Interest Expense         248,802     (259,483)    (10,681)     763,085  (1,197,069)   (433,984)
                                         -------------------------------------- ------------------------------------

      Change in Net Interest Income         $788,862      (27,237)     761,625   (329,810)     537,045     207,235
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

                                     SUMMARY OF LOAN LOSS EXPERIENCE

                                                Year Ended December 31,
                                                ----------------------
                                                   2004          2003
                                                ---------     ---------
Allowance for loan losses:
Beginning balance
                                                $ 720,000       745,000
   Charge-offs:
      Commercial loans                            (49,146)     (167,514)
      Consumer loans                              (40,905)      (26,261)
                                                ---------     ---------
                                                  (90,051)     (193,775)
                                                ---------     ---------
   Recoveries:
      Commercial loans                              6,491        27,000
      Consumer loans                               12,722         7,246
                                                ---------     ---------
                                                   19,213        34,246
                                                ---------     ---------
   Net charge-offs                                (70,838)     (159,529)
                                                ---------     ---------
   Provision for loan losses
                                                  150,838       134,529
                                                ---------     ---------
Ending balance                                  $ 800,000       720,000
                                                =========     =========
Ratios:
Net charge-offs to average loans                     0.09%         0.25%
Net charge-offs to provision for loan losses        46.96%       118.58%
Allowance for loan losses to loans receivable        1.00%         1.02%



         The table below presents information regarding non-performing loans at December 31, 2004 and 2003.

                                               NON-PERFORMING LOANS

                                            December 31,   December 31,
                (In thousands)                  2004          2003
                                              ---------    ---------

Non-accruing loans
                                              $      51       111
Accruing loans past due 90 days or longer
                                              ---------    ---------
  Total non-performing loans
                                              $      51       111
                                              =========    =========
Non-accruing loans:
  Interest income not recorded on non-
     accruing loans
                                              $       4         6
  Interest income included in net income
     for period on non-accruing loans              --        --
collections

Ratios:
  Non-performing loans to total loans              0.06%     0.16%
  Non-performing loans to total assets             0.04%     0.10%
  Allowance for loan losses to non-
     performing loans                          1,568.63%   648.65%
  Commitments to lend additional funds to
     non-performing loan customers                 --        --

Restructured loans:                                None      None


         The table below illustrates the estimated breakdown of the allowance for loan losses as allocated to various segments of the loan portfolio.



                                                ALLOWANCE FOR LOAN LOSSES BY CATEGORY

                                 -------------------------------- --------------------------------
                                        December 31, 2004                December 31, 2003
                                 -------------------------------- --------------------------------
                                                    % of Loans in                    % of Loans in
                                      Allocated   each Category to     Allocated   each Category to
                                      Allowance      Total Loans       Allowance      Total Loans
                                       Amount        Receivable         Amount        Receivable
     (In thousands)
     Consumer loans                       $ 48              5.1%             51              5.9%
     Home Equity loans                      24             10.2%             21              6.6%
     Real estate loans                     289             60.9%            276             60.7%
     Commercial loans                      401             23.8%            352             26.8%
     Unallocated to loan type               38                --             20                --
                                 -------------------------------- --------------------------------
                                          $800            100.0%            720            100.0%
                                 ================================ ================================




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



                      RATE SENSITIVITY ANALYSIS

                                                        December 31, 2004
                                              ----------------------------------

                                      0-3           4-6         7-12         >1&<5
(in thousands)                      Months         Months       Months       Years      5 YRS +         Total
                               -------------  ----------- ------------  ---------- -------------  -------------
Assets
Federal funds sold                $   7,110       -            -            -           -                7,110
Interest bearing deposits             3,453       -            -              934       -                4,387
Securities, at cost                 -             -             4,009      29,255         3,531         36,795
Loans                                20,373        3,933       10,810      39,520         5,059         79,695
Bank-owned life insurance                          1,338                                                 1,338
                               -------------  ----------- ------------  ---------- -------------  -------------
Total                                30,936        5,271       14,819      69,709         8,590        129,325
                               -------------  ----------- ------------  ---------- -------------  -------------
Liabilities
Savings/Money
 Market/NOW                       $  52,711       -            -            -           -               52,711
Certificates of deposit               7,123        5,018        3,757      20,623       -               36,521
Repurchase agreements                   523       -            -            -           -                  523
                               -------------  ----------- ------------  ---------- -------------  -------------
Total                                60,357        5,018        3,757      20,623       -               89,755
                               -------------  ----------- ------------  ---------- -------------  -------------

GAP:
Period                            $(29,421)          253       11,062      49,086         8,590         39,570
                               =============  =========== ============  ========== =============  =============
Cumulative                                     $(29,168)     (18,106)      30,980        39,570
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

         County National Bank has entered into leases for its branches and office space, most of which contain renewal options. The minimum net noncancelable future rental commitments at December 31, 2004 were as follows:

                      Year Ending
                     December 31,
                     -------------
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

[Letterhead]



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




/s/ Beard Miller Company LLP

Baltimore, Maryland
February 8, 2005



                                                    CN BANCORP, INC. AND SUBSIDIARY
                                            CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                                      December 31, 2004 and 2003


                                                                                2004                   2003
                                                                           ----------------       ---------------
                                 ASSETS

Cash and due from banks                                                       $  2,759,279             4,163,586
Federal funds sold                                                               7,109,536             6,782,093
                                                                           ----------------       ---------------
   Cash and cash equivalents                                                     9,868,815            10,945,679
Interest bearing deposits                                                        4,387,283             2,862,991
Investment securities - available for sale (Note 2)                             26,214,112            17,505,600
Investment securities - held to maturity (Note 2)                               10,359,122             8,208,601
Other securities (Note 2)                                                          737,900               641,500
Loans receivable, net of allowance for loan losses of $800,000 in 2004
   and $720,000 in 2003 (Note 3)                                                78,894,775            70,158,853
Property, equipment and leasehold improvements, net (Note 4)                     4,179,185             4,052,534
Cash surrender value of life insurance policies                                  1,337,917             1,293,665
Other assets                                                                       891,856               768,882
                                                                           ----------------       ---------------

             Total Assets                                                     $136,870,965           116,438,305
                                                                           ================       ===============

                               LIABILITIES

Deposits (Note 5)                                                             $119,310,484            99,309,796
Securities sold under agreements to repurchase (Note 6)                            522,540             1,452,972
Official checks                                                                    890,654             1,210,862
Accounts payable and accrued expenses                                              452,432               328,253
                                                                           ----------------       ---------------
Total Liabilities                                                              121,176,110           102,301,883
                                                                           ----------------       ---------------

Commitments (Note 9)

                STOCKHOLDERS' EQUITY (Notes 7, 8 and 10)

  Preferred stock - $.01 par value; authorized 5,000,000 shares.
     Issued and outstanding: none at December 31, 2004 and 2003                   -                     -
  Common stock - $10 par value; authorized 5,000,000 shares.
     Issued and outstanding: 1,384,565 shares at December 31,
     2004 and 1,264,745 at December 31, 2003                                    13,845,652            12,647,450
  Additional paid in capital                                                       917,340               705,730
  Retained earnings                                                              1,078,002               781,891
  Accumulated other comprehensive income (loss):
        Unrealized gains (losses) on securities available for sale               (146,139)                 1,351
                                                                           ----------------       ---------------
             Total Stockholders' Equity                                         15,694,855            14,136,422
                                                                           ----------------       ---------------

  Total Liabilities and Stockholders' Equity                                  $136,870,965           116,438,305
                                                                           ================       ===============



The Notes to Consolidated Financial Statements are an integral part of these statements.



                                                    CN BANCORP, INC. AND SUBSIDIARY
                                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                                            For the years ended December 31, 2004 and 2003


                                                                                   2004                 2003
                                                                               --------------        ------------
Interest income:
   Interest and fees on loans                                                     $4,518,687           4,110,264
   Federal funds sold                                                                167,907             119,946
   Interest bearing deposits                                                          69,764              34,545
   Securities                                                                        957,945             698,604
                                                                               --------------        ------------
                                                                                   5,714,303           4,963,359
                                                                               --------------        ------------
Interest expense:
   Certificates of deposit of  $100,000 or more                                      297,713             289,230
   Other deposits                                                                    929,073             941,667
   Repurchase agreements                                                              16,215              20,222
   Note payable                                                                            -               2,563
                                                                               --------------        ------------
                                                                                   1,243,001           1,253,682
                                                                               --------------        ------------

             Net interest income                                                   4,471,302           3,709,677

Provision for loan losses (Note 3)                                                   150,838             134,529
                                                                               --------------        ------------
            Net interest income after provision for loan losses                    4,320,464           3,575,148
                                                                               --------------        ------------

Other income:
    Fees and service charges from depository accounts                                793,650             729,830
    Other income                                                                     112,581              62,921
    Increase in cash surrender value of life insurance policies                       44,252              57,104
    Gain (loss) on sale of securities                                                  (306)              43,652
                                                                               --------------        ------------
                                                                                     950,177             893,507
                                                                               --------------        ------------

Operating expenses:
   Compensation and related expenses                                               2,286,623           1,964,188
   Occupancy expense                                                                 411,008             312,143
   Depreciation and amortization                                                     404,726             343,496
   Consulting expense                                                                 83,031              87,515
   Data processes expense                                                            190,317             167,646
   Director fees                                                                      72,150              77,550
   Marketing expense                                                                 114,231              92,433
   Equipment maintenance costs                                                       114,954              97,646
   Electronic funds transfer fees                                                     78,673              53,982
   Stationery and office supplies                                                     89,550              83,314
   Other operating expenses                                                          545,913             501,772
                                                                               --------------        ------------
                                                                                   4,391,176           3,781,685
                                                                               --------------        ------------
             Income before income taxes                                              879,465             686,970
Income tax expense (Note 11)                                                         297,197             221,542
                                                                               --------------        ------------
             NET INCOME                                                           $  582,268             465,428
                                                                               ==============        ============

Basic earnings per share                                                          $      .43          $      .48
                                                                               ==============        ============
Diluted earnings per share                                                        $      .40          $      .38
                                                                               ==============        ============
Dividends declared                                                                $      .21          $      .12
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



                                                     CN BANCORP, INC. AND SUBSIDIARY
                                            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                            For the years ended December 31, 2004 and 2003


                                                                                                Accumulated
                                                              Additional                           Other
                                             Common             Paid in        Retained        Comprehensive
                                              Stock             Capital        Earnings        Income (Loss)           Total
                                          --------------      ------------    ------------   -------------------    -------------

Balance December 31, 2002                   $ 8,600,000           (99,521)        441,150               53,595         8,995,224

  Net income in 2003                                                              465,428                                465,428

  Change in unrealized gains and
     losses on securities available for                                                                (52,244)          (52,244)
sale

  Proceeds from sale of common stock,
     net of offering costs of $350,025        1,383,150           272,391                                              1,655,541

  Proceeds from warrant exercises             2,664,300           532,860                                              3,197,160

  Dividends ($.12 per share)                                                     (124,687)                              (124,687)
                                          --------------      ------------    ------------   -------------------    -------------
Balance December 31 2003                    $12,647,450           705,730         781,891                1,351       14,136,422
                                          --------------      ------------    ------------   -------------------    -------------

  Net income in 2004                                                              582,268                                582,268

  Change in unrealized gains and
     losses on securities available for                                                               (147,490)         (147,490)
sale

  Proceeds from warrant exercises             1,118,000           183,600                                              1,301,600

  Sale of common stock under the
     Dividend Reinvestment and Stock
     Purchase Plan                               53,352            22,667                                                 76,019

  Sale of common stock under the
     Employee Stock Purchase Plan                26,850             5,343                                                 32,193

  Dividends ($.21 per share)                                                     (286,157)                              (286,157)
                                          --------------      ------------    ------------   -------------------    -------------
Balance December 31, 2004                   $13,845,652           917,340       1,078,002             (146,139)       15,694,855
                                          ==============      ============    ============   ===================    =============


The Notes to Consolidated Financial Statements are an integral part of these statements.




                           CN BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                   For the years ended December 31, 2004 and 2003

                                                                      2004           2003
                                                                 ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                       $    582,268         465,428
Adjustments to reconcile net income to net cash
   provided by operations:
   Depreciation and amortization                                      404,726         343,496
   Loss (gain) on sale of securities                                      306         (43,652)
   Deferred income taxes                                              (16,446)          8,692
   Provision for loan losses                                          150,838         134,529
   Increase in cash surrender value of life insurance policies        (44,252)        (57,104)
   Decrease (increase) in other assets                                (30,548)        157,993
   Increase in other liabilities                                      106,738          74,876
   Increase (decrease) in official checks                            (320,208)        601,760
   Amortization of premiums and discounts                              30,816          41,849
                                                                 ------------    ------------
Net cash provided  by operating activities                            864,238       1,727,867
                                                                 ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Net increase in loans                                              (8,886,760)     (6,925,409)
Increase in interest bearing deposits                              (1,524,292)       (937,113)
Investment in securities - available for sale                     (18,853,461)    (24,960,718)
Investment in securities - held to maturity                        (5,353,479)     (5,045,000)
Investment in other securities                                       (125,600)       (145,300)
Principal payments and redemption of securities                     7,131,890      11,807,704
Proceeds from sales of securities - available for sale              5,990,625       9,027,756
Purchase of property, equipment and leasehold improvements           (531,377)     (1,031,253)
                                                                 ------------    ------------
Net cash used by investing activities                             (22,152,454)    (18,209,333)
                                                                 ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits including interest credited               20,000,688       6,349,058
Net increase (decrease) in securities sold under agreements
  to repurchase                                                      (930,432)        465,462
Repayment of note payable                                                --          (250,000)
Sales of common stock, net of costs                                      --         1,655,541
Proceeds from warrant exercises                                     1,301,600       3,197,160
Sales of common stock under Dividend Reinvestment Plan                 76,019            --
Sales of common stock under Employee Stock Purchase Plan               32,193            --
Dividends paid                                                       (268,716)       (112,545)
                                                                 ------------    ------------
Net cash provided by financing activities                          20,211,352      11,304,676
                                                                 ------------    ------------

 NET DECREASE IN CASH                                              (1,076,864)     (5,176,790)
 Cash at beginning of period                                       10,945,679      16,122,469
                                                                 ------------    ------------
 Cash at end of period                                           $  9,868,815      10,945,679
                                                                 ============    ============

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid                                                    $  1,236,563       1,280,444
                                                                 ============    ============
Income taxes paid                                                $    316,300         217,883
                                                                 ============    ============


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

         Transfers of Financial Assets
         ------------------------------

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

         The weighted average number of common shares and dilutive securities (comprised of warrants and options) and resultant per share computations are as follows:
                                                      2004          2003
                                                  -----------   -----------
           Weighted average shares outstanding      1,358,954      961,686
           Common stock equivalents                   103,921      277,135
           Average common shares and equivalents    1,462,875    1,238,821
           Net income                              $  582,268   $  465,428
           Basic earnings per share                $      .43   $      .48
           Diluted earnings per share              $      .40   $      .38

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

                                                         Year Ended
                                                        December 31,
                                                  2004               2003
                                              --------------     --------------

   Net income, as reported                         $582,268            465,428
   Less pro forma stock- based compensation
      expenses determined under fair value
      method, net of related taxes:
         ESPP options                                 5,431                  -
         SOP options                                101,614                  -
                                              --------------     --------------
   Pro forma net income                            $475,223            465,428
                                              ==============     ==============

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  The Company and its Significant Accounting Policies - Continued

                                                        Year Ended
                                                       December 31,
          (Continued)                            2004               2003
                                             --------------     --------------

          Net income per share:
             Basic - as reported                      $.43                .48
             Basic - pro forma                         .35                .48
             Diluted - as reported                     .40                .38
             Diluted - pro forma                       .33                .38
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


Note 2.  Investment Securities

         Investment securities are summarized as follows:



        AVAILABLE-FOR- SALE SECURITIES
        ------------------------------
                                                                     Gross                 Gross            Estimated
                                               Amortized           Unrealized           Unrealized             Fair
                                                  Cost               Gains                Losses              Value
        December 31, 2004:
          Mortgage-backed securities          $ 4,759,959                     -               70,413          4,689,546
          U.S. Government agency
            Notes                              21,675,577                 2,655              153,666         21,524,566
                                         -----------------     -----------------     ----------------    ---------------
                                              $26,435,536                 2,655              224,079         26,214,112
                                         =================     =================     ================    ===============
        December 31, 2003:
          Mortgage-backed securities           $2,518,705                 3,012                8,342          2,513,375
          U.S. Government agency
            Notes                              14,984,848                39,923               32,546         14,992,225
                                         -----------------     -----------------     ----------------    ---------------
                                              $17,503,553                42,935               40,888         17,505,600
                                         =================     =================     ================    ===============




                                                                       Gross                 Gross            Estimated
                                               Amortized             Unrealized           Unrealized             Fair
        (Continued)                               Cost                  Gains                Losses              Value
                                            -----------------     -----------------     ----------------    ---------------

        HELD-TO-MATURITY SECURITIES
        ---------------------------

        December 31, 2004:
          Mortgage-backed securities             $ 5,343,065                     -               64,531          5,278,534
          U.S. Government agency
             Notes                                 5,016,057                 5,266                1,945          5,019,378
                                            -----------------     -----------------     ----------------    ---------------
                                                 $10,359,122                 5,266               66,476         10,297,912
                                            =================     =================     ================    ===============

        December 31, 2003
          Mortgage-backed securities             $ 2,688,248                     -               24,688          2,663,560
          U.S. Government agency
             Notes                                 5,520,353                94,942                    -          5,615,295
                                            -----------------     -----------------     ----------------    ---------------
                                                 $ 8,208,601                94,942               24,688          8,278,855
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

         The stated maturity of securities available-for-sale and held-to-maturity are as follows at December 31, 2004:



                                                      Available-for-Sale                     Held-to-Maturity
                                              -----------------------------------    ---------------------------------
                                                 Amortized             Fair            Amortized             Fair
                                                   Cost               Value              Cost               Value
                                              ----------------    ---------------    --------------     ---------------
        Matures within 1 year                     $ 3,000,657          2,987,198         1,008,141           1,009,371
        Matures after 1 through 5 years            18,674,920         18,537,368         4,007,916           4,010,007
                                              ----------------    ---------------    --------------     ---------------
                                                   21,675,577         21,524,566         5,016,057           5,019,378
        Mortgage-backed securities                  4,759,959          4,689,546         5,343,065           5,278,534
                                              ----------------    ---------------    --------------     ---------------
                                                  $26,435,536         26,214,112        10,359,122          10,297,912
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

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 2.  Investment Securities - Continued

                                                  Continuous Unrealized Losses
                                                    for Less than 12 Months
                                                --------------------------------
                                                                     Unrealized
                      Security                    Fair Value           Losses
                      -------                     ----------         -----------

 Mortgage-backed securities (12 securities)         $ 9,968,081          134,944
 U.S. Government agency Notes (17 securities)        17,555,800          155,611
                                                ----------------     -----------
                                                    $27,523,881          290,555
                                                ================     ===========

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

                                                     December 31,
                                             -----------------------------
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
                                             ===========      ============


Note 3.  Loans and Allowance for Loan Losses

         The Bank grants commercial and consumer loans to customers primarily in its market area of Anne Arundel County in Maryland. The principal categories of the loan portfolio are as follows:



                                                            December 31,
                                                  ---------------------------------
                                                       2004              2003
                                                  ---------------    --------------
        Commercial loans                             $18,923,232       $18,953,973
        Consumer loans                                 4,100,899         4,196,873

        Real Estate loans:
             Commercial real estate                   31,501,717        24,070,527
             Residential real estate                  25,129,256        23,641,290
                                                  ---------------    --------------
                      Total real estate loans         56,630,973        47,711,817
                                                  ---------------    --------------

                         Total                        79,655,104        70,862,663
        Unearned income and deferred costs, net           39,671            16,190
        Allowance for loan losses                      (800,000)         (720,000)
                                                  ---------------    --------------
                                                     $78,894,775       $70,158,853
                                                  ===============    ==============


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
                                                 =============    =============

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 4.  Property, Equipment and Leasehold Improvements

         Property, equipment and leasehold improvements are as follows at December 31:


                                                     Useful
                                                     Lives                   2004            2003
                                              ---------------------      -------------    ------------
               Land                              Not applicable            $  387,768         387,768
               Building                             40 years                  521,877         521,877
               Leasehold improvements            15 to 40 years             2,617,208       1,751,390
               Furniture and equipment           3 to 15 years              2,292,542       1,948,343
               Construction in process           Not applicable                73,582         898,457
                                                                         -------------    ------------
                                                                            5,892,977       5,507,835
               Accumulated depreciation
                   and amortization                                         1,713,792       1,455,301
                                                                         -------------    ------------
                            Net                                            $4,179,185       4,052,534
                                                                         =============    ============



         Construction in process is comprised of costs of preparing building sites for new branch facilities.

Note 5.  Deposits

         Deposit balances are summarized below as of December 31:

                                               2004              2003
                                          ---------------    --------------

         Non-interest bearing accounts      $ 30,078,225        27,097,779
         NOW accounts                          6,295,471         5,440,921
         Money market accounts                 7,081,182         6,342,389
         Savings accounts                     39,334,411        27,881,516
         Time deposit accounts:
             Less than $100,000               22,110,809        19,860,041
             $100,000 or more                 14,410,386        12,687,150
                                          ---------------    --------------
                                            $119,310,484        99,309,796
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

         Information concerning securities sold under agreements to repurchase at and during the year ended December 31, 2004 and 2003 is summarized as follows:
                                                     2004              2003
                                                    -------             -----
         Total outstanding at year-end            $  522,540         $1,452,972
         Average balance during the year          $2,161,416         $2,695,606
         Average interest rate during the year          .75%               .75%
         Maximum balance during the year          $3,159,632         $3,711,135


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

         A summary of the Bank's commitments at December 31, 2004 and 2003 follows:

                                                    2004             2003
                                                    ----             ----
          Commitments to extend credit            $10,523,924      9,156,931
                                                  -----------      ---------
          Standby letters of credit               $1,985,033       2,127,057
                                                  -----------      ---------

         The Bank has entered into leases for its branches and office space, most of which contain renewal options. The minimum net noncancelable future rental commitments at December 31, 2004 are as follows:

                            Year Ending
                           December 31,
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

         Actual capital amounts and ratios are presented in the table below:


                                                                                 To be                         To be
                                                                              "Adequately                      "Well
                                                   Actual                    Capitalized"                  Capitalized"
                                            ------------------------    ------------------------     --------------------------
                                               Amount       Ratio          Amount         Ratio         Amount         Ratio
                                               ------       -----          ------         -----         ------         -----
December 31, 2004
Total Capital (to risk weighted assets):
    Company                                   $16,436,080     19.0%       $6,909,474   >    8.0%         N/A
                                                                                       -
    Bank                                       11,486,757     13.9%        6,628,937   >    8.0%       $8,286,171  >     10.0%
                                                                                       -                           -
Tier I Capital (to risk weighted assets):
    Company                                    15,636,080     18.1%        3,454,737   >    4.0%         N/A
                                                                                       -
    Bank                                       10,686,757     12.9%        3,314,469   >    4.0%        4,971,703  >      6.0%
                                                                                       -                           -
Tier I Capital (to average assets):
    Company                                    15,636,080     11.2%        5,579,100   >    4.0%         N/A
                                                                                       -
    Bank                                       10,686,757      7.8%        5,453,293   >    4.0%        6,816,616  >      5.0%
                                                                                       -                           -

December 31, 2003
Total Capital (to risk weighted assets):
    Company                                   $14,742,582     19.6%       $6,026,741   >    8.0%         N/A
                                                                                       -
    Bank                                       10,917,077     14.6%        6,003,123   >    8.0%       $7,503,904  >     10.0%
                                                                                       -                           -
Tier I Capital (to risk weighted assets):
    Company                                    14,022,582     18.6%        3,013,370   >    4.0%         N/A
                                                                                       -
    Bank                                       10,197,077     13.6%        3,001,561   >    4.0%        4,502,342  >      6.0%
                                                                                       -                           -
Tier I Capital (to average assets):
    Company                                    14,022,582     12.3%        4,572,202   >    4.0%         N/A
                                                                                       -
    Bank                                       10,197,077      8.9%        4,566,740   >    4.0%        5,708,425  >      5.0%
                                                                                       -                           -



Note 11. Income Taxes

         The income tax expense consists of the following for the years ended December 31, 2004 and 2003:

                                              2004          2003
                                           -----------    ----------
             Current:
                  Federal                    $270,730       197,533
                  State                        42,913        15,317
                                           -----------    ----------
                                             $313,643       212,850
                                           -----------    ----------

             Deferred:
                  Federal                    $  1,143        $7,116
                  State                       (17,589)        1,576
                                           -----------    ----------
                                              (16,446)        8,692
                                           -----------    ----------
                                             $297,197       221,542
                                           ===========    ==========

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 11. Income Taxes - Continued

         The reasons for the differences between the statutory federal income tax rates are summarized as follows:



                                                       2004                          2003
                                                 ------------------            ------------------
                                                Amount          Rate          Amount         Rate
                                              -----------     ---------     -----------    ---------

         Tax at statutory rates                 $299,018         34.0%        $233,569        34.0%
         State income taxes net of
            federal tax benefit                   16,714          1.9%          11,149         1.6%
         Increase in cash surrender
            value of life insurance             (15,046)        (1.7)%        (19,415)       (2.8)%
         Other                                   (3,489)         (.4)%         (3,761)        (.6)%
                                              -----------     ---------     -----------    ---------
                                                $297,197         33.8%        $221,542        32.2%
                                              ===========     =========     ===========    =========



         The deferred income tax account is comprised of the following at December 31, 2004 and 2003:

                                                        2004            2003
                                                    ------------     ----------

         Deferred tax assets:
              Allowance for loan losses                $290,417        258,018
              Deferred compensation plan                 56,460         28,367
              Unrealized losses on securities, net       75,284              -
              Other                                       4,060         14,024
                                                    ------------     ----------
                                                        426,221        300,409
                                                    ------------     ----------
         Deferred tax liabilities:
              Accumulated depreciation                 $221,306        187,224
              Unrealized gains on securities, net             -            696
                                                    ------------     ----------
                                                        221,306        187,920
                                                    ------------     ----------
                      Net deferred tax assets          $204,915        112,489
                                                    ============     ==========


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



                                                       December  31, 2004                   December  31, 2003
                                               -----------------------------------    ----------------------------------
                                                   Carrying            Fair              Carrying           Fair
                                                    Amount            Value               Amount            Value
                                               -----------------------------------    ----------------------------------
        Financial assets:
           Cash and due from banks                  $ 2,759,279         2,759,279         $4,163,586          4,163,586
           Federal funds sold                         7,109,536         7,109,536          6,782,093          6,782,093
           Interest bearing deposits                  4,387,283         4,387,283          2,862,991          2,862,991
           Investment securities (total)             37,311,134        37,249,924         26,355,701         26,425,955
           Loans, net                                78,894,775        78,447,975         70,158,853         70,741,296
           Accrued interest receivable                  523,239           523,239            459,700            459,700

        Financial liabilities:
           Non-interest bearing deposits            $30,078,225        30,078,225        $27,097,779         27,097,779
           Interest bearing deposits                 89,232,259        89,572,057         72,212,017         72,605,932
           Securities sold under agreements
             to repurchase                              522,540           522,540          1,452,972          1,452,972
           Accrued interest payable                      46,550            46,550             40,112             40,112

           Off-balance sheet commitments                      -                 -                  -                  -



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

                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 15.  Parent Company Financial Information

         Information as to the financial position of CN Bancorp, Inc. as of December 31, 2004 and 2003 and results of operations and cash flows for the years then ended follows:



                                                                    December 31,        December 31,
Statements of Financial Condition                                       2004                2003
---------------------------------                                 ----------------    ----------------
Cash in bank and on hand                                               $ 1,527,001           3,564,018
Loans receivable                                                         3,343,705             194,772
Investment in subsidiary                                                10,745,532          10,310,916
Investment in stock of Maryland Financial Bank                             150,000             100,000
Other assets                                                                13,000               4,658
                                                                   ----------------    ----------------
                                                                       $15,779,238          14,174,364
                                                                   ================    ================

Dividends payable                                                          $55,383              37,942
Payable to County National Bank                                             29,000                   -
                                                                   ----------------    ----------------
                                                                            84,383              37,942
                                                                   ----------------    ----------------
Stockholders' equity                                                    15,694,855          14,136,422
                                                                   ----------------    ----------------
                                                                       $15,779,238          14,174,364
                                                                   ================    ================


                                                                     Year ended          Year ended
                                                                    December 31,        December 31,
Statements of Operations                                                2004                2003
------------------------                                          ----------------    ----------------
Dividends from bank subsidiary                                         $        -               71,400
Interest income                                                            104,605                   -
Less expenses:
   Management fees                                                          29,000                   -
   Other administrative expenses                                            75,443              58,005
                                                                   ----------------    ----------------
                                                                           104,443              58,005
                                                                   ----------------    ----------------
       Income before equity in undistributed net income
          Of bank subsidiary and income tax benefit                            162              13,395
Income tax benefit                                                               -              19,722
       Income before equity in undistributed net income
                                                                   ----------------    ----------------
          of bank subsidiary                                                   162              33,117
Equity in undistributed net income of bank subsidiary                      582,106             432,311
                                                                   ----------------    ----------------
             Net income                                                $   582,268             465,428
                                                                   ================    ================

                                                                     Year ended          Year ended
                                                                    December 31,        December 31,
Statements of Cash Flows                                                2004                2003
------------------------                                          -----------------    ----------------
Cash flows from operating activities:
  Net income                                                           $   582,268             465,428
  Equity in undistributed earnings of bank subsidiary                     (582,106)           (432,311)
  (Increase) decrease in other assets                                       (8,342)             296,914
  Increase (decrease) in payables                                           29,000                (156)
                                                                  -----------------    ----------------
       Net cash provided by operating activities                            20,820             329,875
                                                                  -----------------    ----------------

Cash flows from investing activities:
  Investment in stock of Maryland Financial Bank                           (50,000)           (100,000)
  Increase in loans receivable                                          (3,148,933)           (194,772)
                                                                  -----------------    ----------------
        Net cash used in investing activities                           (3,198,933)           (294,772)
                                                                  -----------------    ----------------


                         CN BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 15.  Parent Company Financial Information - Continued

(Continued)



                                                                    Year ended            Year ended
                                                                    December 31,          December 31,
Statements of Cash Flows                                                2004                 2003
------------------------                                          ----------------    -----------------
Cash flows from financing activities:
  Note payable proceeds (repayment)                                              -            (250,000)
  Capital contribution to subsidiary                                             -          (1,000,000)
  Net proceeds from sale of common stock offering                                -            1,655,541
  Sales of stock under Dividend Reinvestment Plan                           76,019                    -
  Sales of stock under Employee Stock Purchase Plan                         32,193                    -
  Proceeds from warrant exercises                                        1,301,600            3,197,160
  Dividends                                                               (268,716)            (112,545)
                                                                   ----------------    -----------------
       Net cash provided by financing activities                         1,141,096            3,490,156
                                                                   ----------------    -----------------
Increase (decrease) in cash and cash equivalents                        (2,037,017)           3,525,259

Cash and cash equivalents at beginning of period                         3,564,018                38,759
                                                                   ----------------    -----------------
Cash and cash equivalents at end of period                              $1,527,001            3,564,018
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

Other Officers
Douglas W. DeVaughn                                  Vice President
Ralph F. Ebbenhouse                                  Vice President
Janet M. King                                        Vice President
Bridget K. Bunch                                     Assistant Vice President
Linda Eller                                          Assistant Vice President
Susan M. Liebenthal                                  Assistant Vice President
Linda Loane                                          Assistant Vice President
Marni W. McNichol                                    ssistant Vice President
Lois H. Simpson                                      Assistant Vice President



CN BANCORP, INC. WILL PROVIDE, WITHOUT CHARGE, TO SHAREHOLDERS OF RECORD OR ANY BENEFICIAL OWNER OF COMMON STOCK, A COPY OF ITS 2004 ANNUAL REPORT ON FORM 10-KSB FILED WITH THE SECURITIES AND EXCHANGE COMMISSSION, UPON WRITTEN REQUEST. REQUESTS SHOULD BE DIRECTED TO SHIRLEY PALMER, CORPORATE SECRETARY, 7401 RITCHIE HIGHWAY, GLEN BURNIE, MARYLAND 21061.