Form 10KSB, Exhibit 13
period 2005-12-31
CN BANCORP INC
filed 2006-02-28
CIK 1014273

EXHIBIT 13
ANNUAL REPORT TO STOCKHOLDERS
LETTER TO STOCKHOLDERS

We are now in our tenth year of operation and are pleased to report record earnings of $1,084,307 for 2005, an increase of 86.2% over 2004. These strong earnings were primarily the result of increased loan volume and improved yields, and a high quality loan portfolio with minimal past dues. Low loan delinquency is an important efficiency of our loan operation and contributes substantially to our bottom line. Increased non-interest income and cost containment were also important elements that contributed to our profits. Our growth pattern continued with assets increasing by 7.8% and deposits by 5.8%. The company is very well capitalized, and capital rose from $15.7 million to $19.1 million, an increase of 22%. This includes $2.7 million from the sale of stock in connection with the exercise of warrants. Asset growth and strong capital bode well for our future. In 2006, we will focus on expanding our products and increasing our emphasis on customer satisfaction to achieve our objectives.

Recent economic data is uneven but the economy performed at a reasonable level during 2005. Consumer spending throughout the country, a key element of economic stability, continues at a favorable rate. The Federal Reserve, in its effort to control inflation, had five rate increases in 2004 and eight more in 2005. These rate increases favorably impacted the company’s profit.

Technology and security are high priorities for County National Bank. During 2006, we plan to implement an improved Internet banking platform that will provide customers with additional access to account information while preserving security of that information. We are also planning to upgrade our data processing internal reporting system to provide better management information and marketing statistics.

We focused on cost efficiency at the beginning of 2005 and are looking to continue streamlining our internal procedures in 2006. We will further develop our marketing strategy to build our customer base and to bring greater visibility to the bank.

All of our four branches are profitable and we are ready to expand our market network with a new branch in Linthicum, MD. We are particularly excited about this location because of its proximity to the Baltimore Washington International Thurgood Marshall Airport. The new branch will provide a base of operation to service the many small businesses surrounding the airport. We plan to begin construction of the branch in late summer of 2006 and be up and running in the last quarter of 2006. Initial startup costs for the new branch will affect our profitability in the short term; however, based on past experience, we expect this branch to be profitable within eighteen to twenty-four months.

One of our ongoing goals is to increase value and liquidity of our stock. Numerous brokers make a market in our stock and trading activity is increasing. The market price of the stock fluctuated during 2005, with a high of $16.50 and a low of $13.50. Book value of the stock increased from $11.34 at year end 2004 to $11.47 on December 31, 2005. The Board of Directors approved an increase in our quarterly cash dividend to $0.05 per share during 2005, and paid an additional bonus dividend of $0.05 per share on January 13, 2006 to stockholders of record on December 31, 2005. On an annual basis, the total dividend declared was $0.25 per share. Our intent is to provide a return to our stockholders based on the company’s profits, and we have been able to increase our dividend each year.

It is with great sadness that we acknowledge the passing of Henry L. Hein. Henry was one of the founding organizers of CN Bancorp, Inc. and the first Chairman of the Board of County National Bank. He contributed very much to the formation and success of the company and the bank. His gentle, caring and sincere manner was reflective of his character. Henry was well known in Glen Burnie, Anne Arundel County and the State of Maryland for his outstanding community service. He will be missed by all of us, but not forgotten.

Your continued support of CN Bancorp and County National Bank is the core strength of our operation and we are confident that it will carry us forward. We thank you for your support. Please mark your calendars and join us for our Annual Meeting of Stockholders on Monday, May 15, 2006.

Jan W. Clark
Chairman/President/CEO

BUSINESS OF CN BANCORP, INC. AND COUNTY NATIONAL BANK

CN Bancorp, Inc. is the bank holding company for County National Bank. CN Bancorp, Inc.’s principal asset is its investment in all of the issued and outstanding capital stock of County National Bank, and its principal business is commercial banking.

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

County National Bank’s mission statement is to:
•	Provide the highest quality products and personalized services to meet the financial needs of our community and customers; and
•	Provide sound management to maximize our leadership position, never losing sight of the well being of our neighbors, friends, employees and stockholders.

County National Bank serves its customers from branches in Glen Burnie, Pasadena, Odenton and Millersville, Maryland. County National Bank has leased land in Linthicum, Maryland on which it plans to build a branch in 2006.

COMMON STOCK AND DIVIDENDS

CN Bancorp, Inc. common stock is not currently traded on an organized exchange or on the Nasdaq National Market or the Nasdaq Capital Market. In August 2002, CN Bancorp, Inc.’s common stock was first quoted for trading on the Over the Counter Bulletin Board (“OTCBB”) under the symbol “CNBE.” Prior to August 2002, the common stock was traded only in private transactions and only on very limited and sporadic basis. Since August 2002, the common stock has traded only sporadically and no assurance can be given that an active or established market will develop in the foreseeable future. The following table sets forth the high and low bid prices for the stock during each calendar quarter in 2005 and 2004. These quotations reflect interdealer price quotations, without retail mark-up, mark-down or commission, and may not represent actual transactions. Also, these quotations may not be representative of all transactions due to the infrequency of trades and the limited market for our common stock.

	2005		2004
	High	Low	High	Low
First Quarter	$14.25	$13.70	$14.70	$13.50
Second Quarter	16.50	13.70	14.75	13.60
Third Quarter	15.50	14.05	14.75	13.70
Fourth Quarter	15.00	13.50	16.00	14.75

CN Bancorp, Inc. had 399 stockholders of record at February 28, 2006. Common stock outstanding at that date was 1,696,353 shares. In addition, on February 28, 2006, CN Bancorp, Inc. had outstanding warrants to purchase 22,931 shares of common stock exercisable at $10.00 per share and a total of 97,500 shares issuable under option plans, including 51,000 options to purchase common shares at $14.50 per share and 46,500 options to purchase common shares at $14.20 per share.

CN Bancorp, Inc. declared four regular dividends (March, June, September and December) of $.05 per share ($.20 per share for the year) and one bonus dividend (December) of $.05 per share in 2005. CN Bancorp, Inc. declared four quarterly dividends of $.04 per share ($.16 per share for the year) and one special dividend (February) of $.05 per share in 2004. CN Bancorp, Inc.’s continued ability to pay dividends will depend on its compliance with certain dividend regulations imposed upon it as a bank holding company by the Federal Reserve Board. In addition, CN Bancorp, Inc.’s ability to pay dividends may depend on the ability of County National Bank to pay dividends to CN Bancorp, Inc. County National Bank may not be able to pay dividends to CN Bancorp, Inc. unless it complies with certain regulatory requirements. In addition, CN Bancorp, Inc. will consider a number of other factors, including its earning prospects, financial condition and cash needs before deciding to pay additional dividends in the future.

Recent Sales of Unregistered Securities

In June 1997, CN Bancorp, Inc. issued warrants to purchase a total of 343,431 shares of common stock at $10.00 per share to organizers of County National Bank. During 2005, 272,600 shares of common stock were issued upon the exercise of these warrants. In 2004, 20,000 shares of common stock were issued upon exercise of the warrants. The $2,726,000 proceeds from the exercise of the warrants in 2005 and $200,000 proceeds from the exercise of warrants in 2004 were used for general corporate purposes. Warrants to purchase 50,831 shares of common stock are outstanding at December 31, 2005 and 22,931 shares at February 28, 2006 respectively. The warrants became exercisable in March 1998 and will expire in March 2006.

There were and will be no underwriting discounts or commissions paid with respect to the issuance of the common stock upon exercise of the warrants. CN Bancorp, Inc. believes that the issuance of the shares of common stock upon exercise of the warrants is exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) of the Securities Act of 1933. The transaction was not conducted by any form of general solicitation or general advertising and, in connection with the transaction, CN Bancorp, Inc. is taking reasonable care to assure that the purchasers of the common stock upon exercise of the warrants are not underwriters within the meaning of Section 2(11) of the Securities Act by, among other things, placing appropriate restrictive legends on the share certificates.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table summarizes the selected consolidated financial information and other financial data. The selected balance sheet and statement of income data are derived from the audited consolidated financial statements for the years ended December 31, 2005 and 2004. This information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this annual report. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	At and for the Year Ended December 31,	At and for the Year Ended December 31,
(In thousands except per share data)	2005	2004

Statement of Operations Data:
Interest income	$7,091	$5,714
Interest expense	1,950	1,243
Net interest income	5,141	4,471
Provision for loan losses	184	151
Net interest income after provision for loan losses	4,957	4,320
Other income	1,178	950
Other expense	4,484	4,391
Income before taxes	1,651	879
Income taxes	567	297
Net income	$1,084	$582

Per Share Data:
Earnings per share, basic	$0.76	$0.43
Earnings per share, diluted	0.71	0.40
Cash dividends (five dividends in 2005 and 2004)	0.25	0.21
Book value per share	11.47	11.34
Tangible book value per share	11.47	11.34

Weighted average shares outstanding, basic	1,435,278	1,358,954
Weighted average shares outstanding, diluted	1,521,542	1,462,875
Shares outstanding at end of period	1,664,342	1,384,565

Balance Sheet Data:
Total Assets	$147,596	$136,871
Securities available for sale, at fair value	23,881	26,214
Securities held to maturity, at cost	8,162	10,359

	At and for the Year Ended December 31,	At and for the Year Ended December 31,
(In thousands except per share data)	2005	2004

Loans receivable, net of unearned income	89,426	79,695
Allowance for loan losses	864	800
Premises and equipment, net	3,914	4,179

Non-interest bearing deposits	36,867	30,078
Interest bearing deposits	89,418	89,232
Total deposits	126,285	119,310

Securities sold under agreements to repurchase	$548	$523
Stockholders' equity including unrealized gains
and losses	19,097	15,695

Selected Performance and Other Ratios:
Return on average stockholders' equity	6.54%	3.82%
Return on average assets	0.74%	0.44%
Net interest margin	3.80%	3.69%
Other income to average assets	0.81%	0.73%
Other expenses to average assets	3.07%	3.35%
Dividend payout ratio	35.09%	49.14%
Number of branches	4	4
Allowance for loan losses to total loans	0.97%	1.00%
Non-performing loans to total loans	0.07%	0.06%
Allowance for loan losses to non-performing loans	1,386.13%	1,567.79%

Applicable Company Capital Ratios:
Tier 1 risk-based capital	19.9%	18.1%
Total risk-based capital	20.8%	19.0%
Leverage capital	12.9%	11.2%
Stockholders' equity to total assets	12.9%	11.5%

FORWARD-LOOKING STATEMENTS

The Company makes forward-looking statements in filings with the Securities and Exchange Commission (including this Annual Report on Form 10-KSB and exhibits thereto) that are subject to risks and uncertainties. These forward-looking statements include: the Letter from the Chairman, President and Chief Executive Officer, Management’s Discussion and Analysis of Financial Condition and Results of Operations, statements of CN Bancorp's goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessments of loan quality, probable loan losses, liquidity, market risk, off-balance sheet arrangements, interest rate risks, and statements of its ability to achieve financial and other goals. Forward-looking statements often use words such as “believe,” “expect,” “plan,” “may,” “will,” “should,” “project,” “contemplate,” “ anticipate,” “forecast,” “intend” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. These forward-looking statements are subject to significant uncertainties because they are based upon or are affected by: the amount and timing of future changes in interest rates and other economic conditions, management's estimates and projections of future interest rates and other economic conditions; future laws and regulations, including accounting principles; and a variety of other matters which, by their nature, are subject to significant uncertainties. You should not put undue reliance on any forward-looking statements.

Because of these uncertainties, the Company’s actual future results may differ materially from the results indicated by these forward-looking statements. In addition, the Company's past results of operations do not necessarily indicate its future results. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these statements in light of new information or future events.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This document contains certain "forward-looking statements" which may be identified by the use of words such as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature.

The following discussion and analysis of the financial condition and results of operations of CN Bancorp, Inc. should be read in conjunction with CN Bancorp, Inc.’s audited consolidated financial statements, including the related footnotes, included elsewhere in this annual report.

GENERAL
Overview

The Company continued a pattern of growth during the year ended December 31, 2005. This growth has resulted in improved operating results as compared to prior periods. Key measurements and events for the year ended December 31, 2005 include the following:

•	Total assets as of December 31, 2005 increased by 7.8% to $148 million as compared to $137 million as of December 31, 2004.

•	Net loans outstanding increased by 12.3% to $89 million as of December 31, 2005 from $79 million as of December 31, 2004.

•	Deposits as of December 31, 2005 were $126 million, an increase of $7 million or 5.8% from December 31, 2004.

•	The Company’s net income increased to $1,084,307, or 86.2%, for the year ended December 31, 2005 as compared to net income of $582,268 for the year ended December 31, 2004.

•
Net interest income, the Company’s main source of income, was $5.1 million during the year ended December 31, 2005 compared to $4.5 million for the same period in 2004. This represents an increase of 15.0% for the year December 31, 2005 as compared to 2004.

•	Non-interest income increased by $228,644 or 24.1%, for the year ended December 31, 2005, as compared to the year ended December 31, 2004.

•	Non-interest expenses increased by $92,852 or 2.1%, for the year ended December 31, 2005, as compared to 2004.

A detailed discussion of the factors leading to these changes can be found in the discussion below.

CN Bancorp, Inc. has continued to experience growth since it started operations in December 1996. Assets increased $10,724,877 (7.8%) to $147,595,842 at December 31, 2005 from $136,870,965 at December 31, 2004. Increases in loans comprised the majority of the increase in assets. The increase in assets was funded by increases in deposits and proceeds from stock sales. Net income increased by 86.2% primarily resulting from the increase in earning assets and market interest rate levels.

Critical Accounting Policies

CN Bancorp, Inc.’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the industries in which it operates. Application of these principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available.

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

CN Bancorp, Inc. believes it has developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio. CN Bancorp, Inc.’s assessments may be impacted in future periods by changes in economic conditions, the impact of regulatory examinations and the discovery of information with respect to borrowers which is not known to management at the time of the issuance of the consolidated financial statements. For additional discussion concerning CN Bancorp, Inc.’s allowance for loan losses and related matters, see “Provision for Loan Losses” below.

CN Bancorp, Inc. has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No.123 “Accounting for Stock-Based Compensation” and SFAS No. 148 “Accounting for Stock-Based Compensation - Transition and Disclosure”, but applies Accounting Principal Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its stock option and stock purchase plans. In December 2004, the Financial Accounting Standards Board issued SFAS No.123 (revised 2004) which will require the Company to measure and record the cost of employee services received in exchange for an award of equity instruments based upon the grant-date fair value of the award (with certain limitations). SFAS 123 (revised 2004) is effective for the Company on January 1, 2006.

FINANCIAL CONDITION

The loan portfolio comprises the majority of CN Bancorp, Inc.’s earning assets. Loans receivable (net of the allowance for loan losses, unearned fees and origination costs) increased by $9,666,822 (12.3%) from $78,894,775 at December 31, 2004 to $88,561,597 at December 31, 2005. Loans receivable, net, comprise 60.0% of assets ($147,595,842) as of December 31, 2005 and 57.6% of assets ($136,870,965) at December 31, 2004.

Residential real estate loans, excluding construction loans, increased $7,660,401 (35.4%) from $21,646,113 at December 31, 2004 to $29,306,514 at December 31, 2005. Commercial loans increased by $3,443,539(18.2%) from $18,923,232 at December 31, 2004 to $22,366,771 at December 31, 2005. Commercial real estate loans, excluding construction loans, increased $433,793 (1.5%) from $28,987,012 at December 31, 2004 to $29,420,805 at December 31, 2005. Real estate construction loans decreased by $1,668,021 (27.8%) from $5,997,848 at December 31, 2004 to $4,329,827 at December 31, 2005. CN Bancorp, Inc. continued to concentrate on real estate secured lending for predominately owner-occupied properties as well as commercial loans. Installment and other loans decreased by $152,145 (3.7%) from $4,100,899 at December 31, 2004 to $3,948,754 at December 31, 2005.

The allowance for loan losses was $864,000 (0.97% of loans) at December 31, 2005. The allowance was $800,000 (1.00% of loans) at December 31, 2004. At December 31, 2005, non-accrual loans totaled $62,332 as compared to $51,027 at December 31, 2004. Loans charged off in 2005 totaled $140,728 as compared to $90,051 during 2004. Recoveries on charged off loans were $20,418 during 2005 as compared to $19,213 in 2004.

During 2003, the Bank sold loan participations to family members of a director of the Bank and the Company on a non-recourse basis. Under these transactions, the family members acquired undivided percentage interests in specific loans held by the Bank. The participations were sold under the same terms and conditions as loan participations sold to non-related entities. The total amount of the loan participations sold was $2,058,741. The total loan participation amount outstanding at December 31, 2005 was $673,026 and $744,434 at December 31, 2004.

The securities portfolio at December 31, 2005 amounted to $32,817,378, a decrease of $4,493,756, or 12.0% from the amount at December 31, 2004. Funds obtained through deposit increases, stock sales and security repayments were invested in loans and other assets. Available for sale investment securities decreased to $23,881,126 at December 31, 2005 from $26,214,112 at December 31, 2004. Held to maturity securities decreased to $8,162,452 at December 31, 2005 from $10,359,122 at December 31, 2004. The carrying value of available for sale securities includes net unrealized losses of $455,320 at December 31, 2005 (reflected as unrealized losses of $279,521 in stockholders’ equity after deferred taxes) as compared to net unrealized losses of $221,424 ($146,139 net of taxes) as of December 31, 2004. Unrealized losses (and unrealized gains) are the result of interest rate levels differing from those existing at the time of securities’ acquisition and, as to mortgage backed securities, actual and estimated prepayment speeds. These unrealized losses are considered temporary as they reflect fair values on December 31, 2005 and 2004 and are subject to change daily as interest rates fluctuate. CN Bancorp has the intent and the ability to hold the securities to the maturity of the securities or the time required for the value of the securities to equal or exceed their cost.

Deposits are the major source of funds for lending and investment activities. Deposits increased $6,974,990 (5.8%) to $126,285,474 at December 31, 2005 from $119,310,484 at December 31, 2004. Non-interest bearing deposits increased 22.6%, savings deposits increased 3.0%, interest bearing demand deposits increased 15.1% and certificates of deposit decreased 8.2% during the year ended December 31, 2005. Included in the December 31, 2005 and 2004 savings deposits are two savings accounts of related customers with total balances of approximately $8 million at December 31, 2005 and 2004.

Total stockholders’ equity was $19,096,579 at December 31, 2005 representing an increase of $3,401,724 from December 31, 2004. The increase from December 31, 2004 was attributable to the proceeds from the sale of stock under the Dividend Reinvestment and Stock Purchase Plan of $105,314, proceeds of $2,726,000 from sales of stock in connection with warrants being exercised, earnings of $1,084,307 less an increase in unrealized losses on available for sale investment securities of $133,382 and dividends of $380,515 ($0.25 per share).

At December 31, 2005, we continued to exceed all regulatory capital requirements to be considered a “well capitalized” financial institution under federal regulations.

RESULTS OF OPERATIONS

Net income

Net income for the year ended December 31, 2005 was $1,084,307, an increase of $502,039, or 86.2%, from $582,268 during 2004. Net income increased in 2005 as compared to 2004 because of increases in net interest income and non-interest income exceeded increases in operating expenses. Net interest income increased by 15.0% and non-interest income increased 24.1% during 2005 versus 2004 while operating expenses increased by 2.1% during the same period. Net income was adversely affected during 2004 as County National Bank opened a new branch office early in 2004.

CN Bancorp, Inc.’s return on average equity was 3.82% in 2004 and 6.54% in 2005 as net income increased as market interest rates increased in 2005, the Company is operating more efficiently and utilizing the capital raised in late 2004. The return on average assets was 0.44% in 2004 and 0.74% in 2005.

Net Interest Income and Net Interest Margin

Net interest income is the amount by which interest earned on assets exceeds the interest paid on interest-bearing liabilities. CN Bancorp, Inc.’s principal interest earning assets are loans to businesses and individuals. Interest-bearing liabilities consist primarily of savings accounts, money market accounts and certificates of deposit. Generally, changes in net interest income are measured by net interest rate spread and net interest margin. Net interest rate spread is equal to the difference between the average rate earned on interest earning assets and the average rate incurred on interest-bearing liabilities. Net interest margin represents the difference between interest income (including net loan fees earned) and interest expense calculated as a percentage of earning assets.

Total interest income increased by $1,376,613 or 24.1% to $7,090,916 for the year ended December 31, 2005 as compared to 2004. This increase was primarily attributable to the increase in market interest rates and the increase in interest bearing assets during 2005. Average interest earning assets increased by $13,952,000 to $135,231,000 in 2005 and the yield on the interest earning assets increased to 5.24% in 2005 from 4.71% in 2004.

Interest expense increased by $707,121 or 56.9% to $1,950,122 for the year ended December 31, 2005 as compared to 2004. This increase was primarily attributable to the raising market interest rates during 2005 and the increase in interest bearing liabilities during 2005. Average interest bearing liabilities increased by $8,158,000 to $91,639,000 in 2005 and the cost of the interest bearing funds increased to 2.13% in 2005 from 1.49% in 2004.

Net interest income increased by $669,492, or 15%, during 2005 as compared to 2004. Net interest income increased because the average balance of interest earning assets increased more than the interest bearing liabilities. The net interest spread was 3.11% in 2005 as compared to 3.22% in 2004 due to interest rates on liabilities increasing at a faster rate than rates on interest bearing assets. The net interest margin was 3.80 percent in 2005 and 3.69% in 2004.

The tables below present a summary of CN Bancorp, Inc.’s average daily balances, rates, interest income and expense, the interest rate spread and net interest margins for the years ended December 31, 2005 and 2004.

AVERAGE BALANCES, RATES AND INTEREST INCOME AND EXPENSE
		Years Ended December 31,
(in thousands)		2005			2004
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Interest-Earning Assets:
Federal funds sold	$12,285	405	3.30%	$12,171	168	1.38%
Interest bearing deposits	3,282	94	2.86%	3,831	70	1.83%
Investment securities	36,086	1,162	3.22%	30,875	958	3.10%

Loans receivable	84,411	5,430	6.43%	75,167	4,518	6.01%
Allowance for loan losses	(833)	-	-	(765)	-	-
	83,578	5,430	6.50%	74,402	4,518	6.07%

Total Interest Earning Assets	135,231	7,091	5.24%	121,279	5,714	4.71%
Non-interest Earning Assets	10,964			9,709
Total Assets	$146,195			$130,988

Liabilities and Stockholders' Equity:
Interest -Bearing Liabilities:
Interest bearing demand deposits	$14,584	93	0.64%	$13,325	61	0.46%
Savings accounts	40,310	816	2.02%	33,290	332	1.00%
Time deposits	35,247	1,029	2.92%	34,705	834	2.40%
Securities sold under agreements
To repurchase	1,498	12	0.80%	2,161	16	0.75%

Total Interest Bearing Liabilities	91,639	1,950	2.13%	83,481	1,243	1.49%

Non-interest Bearing Liabilities:
Demand deposits	36,399			31,833
Other	1,582			446
Total Liabilities	129,620			115,760
Stockholders' Equity	16,575			15,228
Total Liabilities and Equity	$146,195			$130,988

Net Interest Income		$ 5,141			4,471

Net Interest Spread			3.11%			3.22%
Net Interest Margin			3.80%			3.69%
Ratio of Interest-Earning Assets
to Interest-Bearing Liabilities	147.57%			145.28%

Yields on securities are calculated based on amortized cost.
Nonaccruing loans are included in the average loan balances outstanding.

The tables below present the relative contribution of changes in volumes and changes in rates to the changes in net interest income for 2005 and 2004. The change in the interest income and interest expense attributable to the combined impact of both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

RATE/VOLUME ANALYSIS
	2005 vs. 2004			2004 vs. 2003
	Increase (Decrease)			Increase (Decrease)
	Volume	Rate	Total	Volume	Rate	Total
Interest-Earning Assets:
Federal funds and interest bearing
deposits with banks	$(8,432)	$270,072	$261,640	$25,628	$57,551	$83,179
Securities	156,622	47,028	203,650	395,746	(136,405)	259,341
Loans receivable	555,677	355,646	911,323	616,290	(207,866)	408,424
Net Change in Interest Income	703,867	672,746	1,376,613	1,037,664	(286,720)	750,944

Interest Bearing Liabilities:
Interest bearing deposits	133,086	578,330	711,416	255,371	(259,483)	(4,112)
Note payable	-	-	-	(2,562)	-	(2,562)
Securities sold under agreements
to repurchase	(4,975)	680	(4,295)	(4,007)	-	(4,007)
Net Change in Interest Expense	128,111	579,010	707,121	248,802	(259,483)	(10,681)

Change in Net Interest Income	$575,756	$93,736	$669,492	$788,862	$(27,237)	$761,625

Provision for Loan Losses

The provision for loan losses represents the amount charged against earnings to increase the allowance for loan losses to the level deemed appropriate by management. The provision for loan losses and the allowance for loan losses are based on management’s ongoing assessment of CN Bancorp, Inc.’s credit exposure and consideration of certain other relevant factors.

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

At December 31, 2005, the range of the loss ratios used to determine estimated losses by loan category were: consumer loans - .20% to 1.75%; commercial loans - 0.86% to 1.66%; and, mortgage loans - 0.25% to .70%. Additional losses are estimated resulting from additional identified risks factors, such as loans with underwriting exceptions, the level and direction of payment delinquencies and the level of unsecured credit. These additional loss estimates are not allocated to the separate loan categories.

The adequacy of the allowance for loan losses is reviewed at least quarterly. Loans are assigned a risk rating based upon rating criteria consistent with regulatory definitions. The risk rating is adjusted, as necessary, if loans become delinquent, if significant adverse information is discovered regarding the underlying credit and, in the case of commercial loans and commercial real estate loans, the normal periodic review of the underlying credit indicate that a change in risk rating is appropriate. An estimated “low” and “high” loss percentage is applied to loans in each risk rating. These loss percentages increase as the loan risk rating increases. Loans rated as substandard, doubtful or loss are evaluated separately and assigned loss amounts based upon the separate evaluation. Risks factors identified beyond individual loan risks, such as economic conditions, underwriting exceptions and loan concentrations are quantified based upon management’s estimations of loss exposure. Loss percentages used are generally based upon management’s best estimates considering losses incurred. Estimated “low” and “high” allowance for loan loss amounts are derived by accumulating the estimated losses using the “low” and “high” loss percentages for each risk rating and adding losses based upon separate loan evaluations and identified other risks. The actual allowance for loan losses is compared to this range to ascertain that it is reasonably situated within the range. During 2005, there were no significant changes in estimation methods or assumptions that affected the methodology for assessing the appropriateness of the allowance. In addition, on at least a quarterly basis, the recorded allowance for loan losses (as a percent of loans) is compared to peer group levels to ascertain the reasonableness of the estimate.

At December 31, 2005, the “low” and “high” allowance determination resulted in a “low” allowance of .85% of loans and a “high” allowance of 1.19% of loans. The actual allowance for loan losses was 0.97% of loans.

The provision for loan losses was $184,310 during the year ended December 31, 2005 as compared to $150,838 for the year ended December 31, 2004, a 22.2% increase. The increase in provision for loan losses reflects the increase in loan losses that occurred in 2005 as well as the 12.3% increase in loans outstanding during 2005.

The allowance for loan losses represents 0.97% and 1.00% of loans receivable at December 31, 2005 and December 31, 2004, respectively. CN Bancorp, Inc. has no exposure to foreign countries or foreign borrowers. Management believes that the allowance for loan losses is adequate for each period presented.

The table below sets forth the period end loans receivable balances and summarizes CN Bancorp, Inc.’s loan loss experience for the periods presented as well as certain ratios related to net charge-offs and the allowance for loan losses as a percent of the total loan portfolio.

SUMMARY OF LOAN LOSS EXPERIENCE

	Year Ended December 31,
	2005	2004
Allowance for loan losses:
Beginning balance	$800,000	$720,000
Charge-offs:
Mortgage loans	(50,027)	-
Commercial loans	-	(49,146)
Consumer loans	(90,701)	(40,905)
	(140,728)	(90,051)
Recoveries:
Commercial loans	10,938	6,491
Consumer loans	9,480	12,722
	20,418	19,213
Net charge-offs	(120,310)	(70,838)
Provision for loan losses	184,310	150,838
Ending balance	$864,000	$800,000
Ratios:
Net charge-offs to average loans	0.14%	0.09%
Net charge-offs to provision for loan losses	65.28%	46.96%
Allowance for loan losses to loans receivable	0.97%	1.00%

The table below presents information regarding non-performing loans at December 31, 2005 and 2004.

NON-PERFORMING LOANS
	December 31,	December 31,
	2005	2004

Non-accruing loans	$62,332	$51,027
Accruing loans past due 90 days or longer	-	-
Total non-performing loans	$62,332	$51,027

NON-PERFORMING LOANS
	December 31,	December 31,
Continued	2005	2004
Non-accruing loans:
Interest income not recorded on non-
accruing loans	$3,646	$4,987
Interest income included in net income
for period on non-accruing loans collections	-	-

Ratios:
Non-performing loans to total loans	0.07%	0.06%
Non-performing loans to total assets	0.04%	0.04%
Allowance for loan losses to non-
performing loans	1,386.13%	1,567.79%
Commitments to lend additional funds to
non-performing loan customers	-	-

Restructured loans:	None	None

The table below illustrates the estimated breakdown of the allowance for loan losses as allocated to various segments of the loan portfolio.

ALLOWANCE FOR LOAN LOSSES BY CATEGORY

	December 31, 2005		December 31, 2004
	Allocated Allowance Amount	% of Loans in each Category to Total Loans Receivable	Allocated Allowance Amount	% of Loans in each Category to Total Loans Receivable
(In thousands)
Consumer loans	$95	6.4%	$48	5.1%
Home Equity loans	26	8.3%	24	10.2%
Real estate loans	284	62.3%	289	60.9%
Commercial loans	348	23.0%	401	23.8%
Unallocated to loan type	111		38
	$864	100.0%	$800	100.0%

Non-interest Income

Non-interest income consisted primarily of fees and charges from depository accounts, increases in cash surrender value of life insurance policies, gains on sale of assets and other income. Non-interest income increased $228,644 or 24.1%, to $1,178,821 for the year ended December 31 2005 as compared to $950,177 during 2004. This increase was primarily attributable to the increase in fees earned under an overdraft privilege program, overdraft fees, continued increases in the number of customer accounts, usage of debit cards by customers and the use of owned ATM machines by non-customers. Also contributing to the increase in income in 2005 was additional income of $43,510 (98.3% increase from 2004) from bank owned life insurance (BOLI) policies because of the additional investment in BOLI and increases in earnings rates of the policies. The net gain on sales of loans was $35,437 in 2005 compared to no gains or losses on sales of loans in 2004.

Non-interest Expense

Non-interest expense was $4,484,028 during the year ended December 31, 2005 representing an increase of $92,852 or 2.1%, as compared to $4,391,176 during 2004. The expense category comprising the largest changes in 2005 as compared to 2004 were: increase in compensation and related benefits of $106,032 (4.6%); decrease in marketing and advertising expenses of $39,727 (34.8%); the decrease in depreciation and amortization expenses of $61,055 (15.1%); the increase in directors’ fees of $23,950 (33.2%); and, the increase in electronic transfer fees of $13,453 (17.1%). The increase in compensation and benefits resulted from normal salary increases and increased benefit costs offset by a small reduction of personnel. Marketing expenses were reduced because, during 2004, a new bank branch was opened accompanied by expanded advertising and marketing efforts. Depreciation and amortization expense declined as more assets were fully amortized during late 2004 and 2005. Directors’ fees were increased at the beginning of 2005 to better match fees paid to directors of similar-sized banks. Electronic transfer fees increased as the volume of electronic activity, primarily debit card usage, increased.

Income Taxes

Income tax expense was $566,970 (34.3% of pre-tax income) for the year ended December 31, 2004 as compared to $297,197 (33.8% of pre-tax income) for 2004. The increase in the effective tax rate in 2005 versus 2004 reflects higher state income taxes because the amount of state tax-exempt interest income became a smaller portion of income before income taxes in 2005 as compared to 2004.

ASSET/LIABILITY MANAGEMENT

A principal objective of CN Bancorp, Inc.’s asset/liability management policy is to minimize exposure to changes in interest rates by an ongoing review of the maturity and re-pricing of interest-earning assets and interest-bearing liabilities. The asset/liability committee and the executive committee of the board of directors of County National Bank oversee this review.

The executive committee establishes policies to control interest rate sensitivity. Interest rate sensitivity is the volatility of a bank’s earnings resulting from movements in the market interest rates. Management monitors rate sensitivity in order to reduce vulnerability to interest rate fluctuations while maintaining adequate capital levels and acceptable levels of liquidity. Monthly financial reports provide management with information to evaluate and manage rate sensitivity and adherence to policy. CN Bancorp, Inc.’s asset/liability policy’s goal is to manage assets and liabilities in a manner that stabilizes net interest income and net economic value within a broad range of interest rate environments. Adjustments to the mix of assets and liabilities are made periodically in an effort to achieve dependable, steady growth in net interest income regardless of the behavior of interest rates in general.

As part of the interest rate risk sensitivity analysis, the asset/liability committee examines the extent to which CN Bancorp, Inc.’s assets and liabilities are interest rate sensitive and monitors the interest rate sensitivity gap. An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market rates. The interest rate sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or re-price within such time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of declining interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If re-pricing of assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

CN Bancorp, Inc. currently has a negative gap over the short term, which suggests that the net yield on interest bearing assets and liabilities may decrease during periods of rising interest rates. However, a simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. Although certain assets and liabilities may have similar maturities or periods of re-pricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In the event of a change in interest rate, prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest-rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.

The table below presents CN Bancorp, Inc.’s interest rate sensitivity at December 31, 2005. The table is based upon the earlier of the assets and liabilities re-pricing date or their maturity date.
RATE SENSITIVITY ANALYSIS

		December 31, 2005
	0-3	4-6	7-12	>1&<5
(in thousands)	Months	Months	Months	Years	5 YRS +	Total
Assets
Loans	$28,047	$4,290	$8,633	$41,820	$6,636	$89,426
Securities, at cost	2,998	1,000	8,351	19,090	1,059	32,498
Federal funds sold	11,262	-	-	-	-	11,262
Interest bearing deposits	1,905	980	-	-	-	2,885
Bank-owned life insurance	-	2,601				2,601

Total	44,212	8,871	16,984	60,910	7,695	138,672
Liabilities
Savings/Money
Market/NOW	$55,902	-	-	-	-	55,902
Certificates of deposit	3,185	3,364	5,380	21,588	-	33,517
Repurchase agreements	548	-	-	-	-	548
Total	59,635	3,364	5,380	21,588	-	89,967

GAP:
Period	$(15,423)	5,507	11,604	39,322	7,695	$48,705
Cumulative		$(9,916)	$1,688	$41,010	$48,705

LIQUIDITY

Liquidity represents CN Bancorp, Inc.’s ability to efficiently manage cash flows to support the lending activities and the requirements of depositors. Liquidity is essential to fund fluctuations in the balance sheet and provide funds for growth. Liquidity needs may be met by converting assets into cash or obtaining sources of additional funding.

Liquidity, which generally is maintained in cash and amounts due from banks and federal funds sold, totaled $15,476,898 at December 31, 2005 compared to $9,868,815 at December 31, 2004. Additional sources of asset liquidity include funds held in time deposits, cash flow from operations and the investment and loan portfolios. Liquidity needs may also be met by selling securities available for sale, selling loans, raising additional capital or borrowing funds. At December 31, 2005, available for sale debt securities totaled $23,881,126 as compared to $26,214,112 at December 31, 2004.

Liability liquidity sources include attracting deposits at competitive rates. In addition, County National Bank has established lines of credit totaling four million dollars with a correspondent commercial bank as a reliable source for short-term funds. Borrowing under a two and one-half million dollar line would be collateralized by securities in the investment portfolio; the remaining one and one-half million dollar line of credit is unsecured. County National Bank has never borrowed funds under these facilities.

The Company has sufficient liquidity to meet its loan commitments as well as fluctuations in deposits. Maturing certificates of deposit are usually retained as we offer competitive rates on certificates of deposit. Management is not aware of any known trends, events or uncertainties that will have or are reasonably likely to have a material effect on our liquidity, capital or operations, nor are we aware of any current recommendation by regulatory authorities, which if implemented, would have a material effect on liquidity, capital or operations.

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

CAPITAL ADEQUACY

The Company and the Bank are required to maintain capital ratios in accordance with guidelines adopted by the federal banking regulators. These guidelines are commonly known as Risk Based Capital Guidelines. Under these guidelines, banks are rated as “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized” based upon its capital levels. Banks that are classified as “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized” are subject to increased regulatory oversight.

Risk-based capital standards require a bank to have Tier 1 capital of at least 4% and total capital (including Tier 1 capital) of at least 8% of risk-weighted assets to be considered “adequately capitalized.” The standards require a bank to have Tier 1 capital of at least 6% and total capital (including Tier 1 capital) of at least 10% of risk-weighted assets to be considered “well capitalized.” Tier 1 capital includes common stockholders’ equity, plus the net unrealized depreciation (or less the unrealized net appreciation) on securities available for sale, net of tax, less intangible assets.

The table below presents the Company’s and the Bank’s risk-based capital ratios and leverage ratio to the minimum regulatory requirements for the indicated periods.

RISK-BASED CAPITAL RATIOS
			Minimum Ratios
	December 31, 2005	December 31, 2004	To be “Adequately Capitalized”	To be “Well Capitalized”

Total capital:
Company	20.8%	19.0%	8.0%	N/A
Bank	13.6%	13.9%	8.0%	10.0%
Tier I
Company	19.9%	18.1%	4.0%	N/A
Bank	12.7%	12.9%	4.0%	6.0%
Leverage Total
Company	12.9%	11.2%	4.0%	N/A
Bank	8.0%	7.8%	4.0%	5.0%

At December 31, 2005 and 2004, CN Bancorp, Inc. exceeded the capital requirements necessary to be considered a “well capitalized” financial institution under federal regulations.

EFFECTS OF INFLATION

CN Bancorp, Inc.’s asset and liability structure is primarily monetary in nature. As such, asset and liability values tend to move in concert with inflation. Changes in interest rates may have a more significant impact on financial performance than the effects of the general levels of inflation. Interest rates do not necessarily move in the same direction or at the same magnitude as prices of other goods and services, and may frequently reflect government policy initiatives or economic factors not measured by price index. CN Bancorp, Inc. strives to manage its interest sensitive assets and liabilities in order to offset the effects of rate changes and inflation.

OFF-BALANCE SHEET ARRANGEMENTS

Standby letters of credit are conditional commitments issued by County National Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. County National Bank holds collateral supporting those commitments for which collateral is deemed necessary. County National Bank has not been required to perform on any financial guarantees and has not incurred any losses on its commitments. The issuance of letters of credit is not a significant activity of County National Bank. Outstanding letters of credit at December 31, 2005 total $1,960,855 ($1,985,033 at December 31, 2004).

Commitments to extend credit are agreements to lend funds to customers as long as there are no violations of any condition established in the loan contracts. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by County National Bank upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include real estate (commercial and consumer property), accounts receivable, inventory, plant and equipment as well as income producing properties. Commitments to extend credit total $14,822,411 at December 31, 2005 ($10,523,924 at December 31, 2004). We believe that we have adequate resources to fund all loan commitments.

County National Bank has entered into leases for its branches and office space, most of which contain renewal options. The minimum net noncancelable future rental commitments at December 31, 2005 were as follows:

Year Ending
December 31,
2006	$226,560
2007	212,862
2008	173,998
2009	147,528
2010	147,528
2011	61,470

With the exception of the foregoing, the Company has no off-balance sheet arrangements, as defined, that have or are reasonably likely to have, a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

FINANCIAL STATEMENTS

The audited financial statements for CN Bancorp, Inc. for the years ended December 31, 2005 and 2004 follow.

Letterhead

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
CN Bancorp, Inc.
Glen Burnie, Maryland

We have audited the accompanying consolidated statements of financial condition of CN Bancorp, Inc. and Subsidiary, as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CN Bancorp, Inc. and Subsidiary, as of December 31, 2005 and 2004 and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Beard Miller Company LLP

Baltimore, Maryland
January 20, 2006

CN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2005 and 2004

	2005	2004
ASSETS

Cash and due from banks	$4,214,570	$2,759,279
Federal funds sold	11,262,328	7,109,536
Cash and cash equivalents	15,476,898	9,868,815
Interest bearing deposits	2,884,893	4,387,283
Investment securities - available for sale (Note 2)	23,881,126	26,214,112
Investment securities - held to maturity (Note 2)	8,162,452	10,359,122
Other securities (Note 2)	773,800	737,900
Loans receivable, net of allowance for loan losses of $864,000 in 2005
and $800,000 in 2004 (Note 3)	88,561,597	78,894,775
Property, equipment and leasehold improvements, net (Note 4)	3,914,253	4,179,185
Cash surrender value of life insurance policies	2,600,679	1,337,917
Other assets	1,340,144	891,856
Total Assets	$147,595,842	$136,870,965

LIABILITIES

Non-interest bearing deposits	$36,867,060	$30,078,225
Interest bearing deposits (Note 5)	89,418,414	89,232,259
Total deposits	126,285,474	119,310,484

Securities sold under agreements to repurchase (Note 6)	548,367	522,540
Official checks	798,962	890,654
Other liabilities	866,460	452,432
Total Liabilities	128,499,263	121,176,110

Commitments (Note 9)

STOCKHOLDERS’ EQUITY (Notes 7, 8 and 10)

Preferred stock - $.01 par value; authorized 5,000,000 shares.
Issued and outstanding: none at December 31, 2005 and 2004	-	-
Common stock - $10 par value; authorized 5,000,000 shares.
Issued and outstanding: 1,664,342 shares at December 31,
2005 and 1,384,565 at December 31, 2004	16,643,415	13,845,652
Additional paid in capital	950,891	917,340
Retained earnings	1,781,794	1,078,002
Accumulated other comprehensive loss:
Unrealized losses on securities available for sale	(279,521)	(146,139)
Total Stockholders’ Equity	19,096,579	15,694,855

Total Liabilities and Stockholders’ Equity	$147,595,842	$136,870,965

The Notes to Consolidated Financial Statements are an integral part of these statements.

CN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2005 and 2004

	2005	2004
Interest income:
Interest and fees on loans	$5,430,011	$4,518,687
Federal funds sold	405,290	167,907
Interest bearing deposits	94,019	69,764
Securities	1,161,596	957,945
Total interest income	7,090,916	5,714,303
Interest expense:
Certificates of deposit of $100,000 or more	342,270	297,713
Other deposits	1,595,931	929,073
Repurchase agreements	11,921	16,215
Total interest expense	1,950,122	1,243,001

Net interest income	5,140,794	4,471,302

Provision for loan losses (Note 3)	184,310	150,838
Net interest income after provision for loan losses	4,956,484	4,320,464

Other income:
Fees and service charges from depository accounts	938,330	793,650
Other income	117,292	112,581
Increase in cash surrender value of life insurance policies	87,762	44,252
Gain on sale of loans	35,437	-
Loss on sale of securities	-	(306)
Total other income	1,178,821	950,177

Operating expenses:
Compensation and related expenses	2,392,655	2,286,623
Occupancy expense	433,653	411,008
Depreciation and amortization	343,671	404,726
Consulting expense	89,213	83,031
Data processes expense	192,529	190,317
Director fees	96,100	72,150
Advertising and marketing expense	74,504	114,231
Equipment maintenance costs	120,119	114,954
Electronic funds transfer fees	92,126	78,673
Stationery and office supplies	86,246	89,550
Other operating expenses	563,212	545,913
Total operating expenses	4,484,028	4,391,176
Income before income taxes	1,651,277	879,465
Income tax expense (Note 11)	566,970	297,197
NET INCOME	$1,084,307	$582,268

Basic earnings per share	$.76	$.43
Diluted earnings per share	$.71	$.40
Dividends declared	$.25	$.21

The Notes to Consolidated Financial Statements are an integral part of these statements.

CN BANCORP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the years ended December 31, 2005 and 2004

	2005	2004

Net income	$1,084,307	$582,268

Change in unrealized gains and
(losses) on securities available for sale	(233,897)	(223,776)
Tax effect	100,515	76,084
Net	(133,382)	(147,692)

Reclassification adjustment for (gains)
losses included in net income	-	306
Tax effect	-	(104)
Net	-	202
Other comprehensive loss	(133,382)	(147,490)

Total comprehensive income	$950,925	$434,778

The Notes to Consolidated Financial Statements are an integral part of these statements.

CN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the years ended December 31, 2005 and 2004

	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Balance December 31, 2003	$12,647,450	$705,730	$781,891	$1,351	$14,136,422

Net income in 2004			582,268		582,268

Change in unrealized gains and
(losses) on securities available for sale				(147,490)	(147,490)

Proceeds from warrant exercises	1,118,000	183,600			1,301,600

Sale of common stock under the
Dividend Reinvestment and Stock
Purchase Plan	53,352	22,667			76,019

Sale of common stock under the
Employee Stock Purchase Plan	26,850	5,343			32,193

Dividends ($.21 per share)			(286,157)		(286,157)
Balance December 31, 2004	$13,845,652	$917,340	$1,078,002	$(146,139)	$15,694,855

Net income in 2005			1,084,307		1,084,307

Change in unrealized gains and
(losses) on securities available for sale				(133,382)	(133,382)

Sale of common stock under the
Dividend Reinvestment and Stock
Purchase Plan	71,763	33,551			105,314

Proceeds from warrant exercises	2,726,000	-			2,726,000

Dividends ($.25 per share)			(380,515)		(380,515)
Balance December 31, 2005	$16,643,415	$950,891	$ 1,781,794	$(279,521)	$19,096,579

The Notes to Consolidated Financial Statements are an integral part of these statements.

CN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2005 and 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,084,307	$582,268
Adjustments to reconcile net income to net cash
provided by operations:
Depreciation and amortization	343,671	404,726
Loss on sale of securities	-	306
Gain on sale of loans	(35,437)	-
Deferred income taxes	(107,533)	(16,446)
Provision for loan losses	184,310	150,838
Increase in cash surrender value of life insurance policies	(87,762)	(44,252)
Increase in other assets	(204,803)	(30,548)
Increase in other liabilities	302,977	106,738
Decrease in official checks	(91,692)	(320,208)
Amortization of premiums and discounts	8,515	30,816
Net cash provided by operating activities	1,396,553	864,238

CASH FLOWS FROM INVESTING ACTIVITIES
Net increase in loans	(11,651,132)	(8,886,760)
Decrease (increase) in interest bearing deposits	1,502,390	(1,524,292)
Investment in securities - available for sale	(3,966,092)	(18,853,461)
Investment in securities - held to maturity	-	(5,353,479)
Investment in other securities	(35,900)	(125,600)
Principal payments and redemption of securities	8,253,334	7,131,890
Proceeds from sales of securities - available for sale	-	5,990,625
Proceeds from sale of loans	1,800,000	-
Investment in life insurance policies	(1,175,000)	-
Purchase of property, equipment and leasehold improvements	(78,737)	(531,377)
Net cash used by investing activities	(5,351,137)	(22,152,454)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits including interest credited	6,974,990	20,000,688
Net increase (decrease) in securities sold under agreements
to repurchase	25,827	(930,432)
Proceeds from warrant exercises	2,726,000	1,301,600
Sales of common stock under Dividend Reinvestment Plan	105,314	76,019
Sales of common stock under Employee Stock Purchase Plan	-	32,193
Dividends paid	(269,464)	(268,716)
Net cash provided by financing activities	9,562,667	20,211,352

NET INCREASE (DECREASE) IN CASH	5,608,083	(1,076,864)
Cash at beginning of period	9,868,815	10,945,679
Cash at end of period	$15,476,898	$9,868,815

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$1,943,101	$1,236,563
Income taxes paid	$495,154	$316,300

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

The Bank’s primary business activity is the solicitation and acceptance of deposits from within its market area and the use of such funds in loans and investments. The Bank is subject to competition from other financial institutions and financial service companies.

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

Investment Securities
Available-for-sale securities consist of bonds and notes not classified as trading securities or as held-to-maturity securities. These securities are reported at their fair value with the unrealized holding gains and losses, net of tax, reported as a net amount in a separate component of stockholders’ equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. A charge to operations would occur if the fair value of the securities declines below cost and the Company’s intention or ability to hold the securities to maturity changes.

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

Other Securities

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

The accrual of interest on loans is discontinued when, in management’s opinion, the full collection of principal or interest is in doubt, or a scheduled loan payment has become over ninety days past due, unless the obligation is well secured and in the process of collection. Interest received on non-accrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal.

The Company determines and recognizes impairment of loans in accordance with the provisions of Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan as amended by Statement 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. A loan is determined to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during the period of delay in payment if the Company expects to collect all amounts due, including past-due interest. An impaired loan is measured at the present value of its expected future cash flows discounted at the loan’s effective interest rate or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Statement No. 114 is generally applicable to all loans except large groups of smaller - balance homogeneous loans that are evaluated collectively for impairment unless such loans are subject to a restructuring agreement. Interest payments received are recognized as interest income or, if ultimate collectibility of principal is in doubt, are applied to principal.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management’s periodic determination and evaluation of the adequacy of the allowance assesses various factors including inherent losses in all significant loans; known deterioration in concentrations of credit, certain classes of loans or collateral; historical loss experiences; results of independent reviews of loan quality and the allowance for loan losses; trends in portfolio quality, maturity and composition; volumes and trends in delinquencies and non-accrual loans, risk management policies and practices; lending policies and procedures; economic conditions and downturns in specific local industries; and the experience and quality of lending management and staff. Estimated losses in the portfolio are determined by applying loss ratios to loan categories, other than impaired loans and loans considered substandard or doubtful, which are evaluated separately, to determine loss estimates. Until the second quarter of 2004, the Company relied upon peer group loss ratios in its allowance calculations because of its relatively short operating history. The Company believed that its experience was sufficient for it to rely primarily upon its loss history and the other factors described above, rather than on peer losses, and amended its methodology accordingly at that time.

The determination of the allowance for loan losses involves the use of various subjective estimates by management and may result in over or under estimations of the amount of inherent losses in the loan portfolio. To review the adequacy of the allowance, on a least a quarterly basis, management analyzes the loan portfolio through risk ratings. Each loan, other than impaired loans and loans considered substandard or doubtful, which are evaluated separately, is assigned a risk rating and estimated “low” and “high” loss percentages are applied to the loans in each rating. Management determines the loss percentages based upon its best estimates considering losses incurred. The allowance for loan losses is compared to this “low” and “high” range to ascertain that it is situated within the range.

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

Securities Sold under Agreements to Repurchase

Securities sold under agreements to repurchase are accounted for as borrowings and recorded as a liability at the amount of the repurchase obligation. These transactions mature the next business day. The Company’s repurchase obligations are secured by Company owned securities with market values exceeding the obligations. These securities are segregated from other, non-pledged securities.

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

Concentration of Credit Risk

The Company grants loans to customers primarily in its market area in Maryland. The concentration of credit by type of loan is set forth in Note 3 below. The debtors’ ability to honor their contracts, including borrowing agreements, may be influenced by the economic conditions in the Company’s lending area.

The Company sells federal funds, which are not insured by the Federal Deposit Insurance Corporation, to up three banking entities.

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

Advertising Costs

The Company expenses advertising costs as incurred.

Earnings Per Share

Basic EPS is computed based upon income available to common shareholders and the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would share in the earnings of the Company. The determination of the amount of common stock equivalents arising from warrants and options issued by the Company requires the use of the average market price of the common shares during the year. The Company’s common shares are traded on the over-the -counter bulletin board (OTCBB) market. The volume of trading activity is light; therefore, management used the average price of all reported buy and sell transactions during the year ended December 31, 2005 of $14.52 per share to determine dilutive shares during 2005. The average closing prices for days in which trades occurred during the year ended December 31, 2004 of $14.35 per share was used to determine dilutive shares during 2004.

The weighted average number of common shares and dilutive securities (comprised of warrants and options) and resultant per share computations are as follows:

	2005	2004
Weighted average shares outstanding	1,435,278	1,358,954
Common stock equivalents	86,264	103,921
Average common shares and equivalents	1,521,542	1,462,875
Net income	$1,084,307	$582,268
Basic earnings per share	$.76	$.43
Diluted earnings per share	$.71	$.40

Stock Options

The Company has adopted the disclosure-only provisions of SFAS No.123 “Accounting for Stock-Based Compensation” and SFAS No. 148 “Accounting for Stock-Based Compensation - Transition and Disclosure”, but applies Accounting Principal Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its Plans. No compensation expense related to the Plans was recorded in 2005 or 2004. If the Company had elected to recognize compensation cost based on fair value at the grant dates for the option awards under the ESPP and SOP consistent with the method prescribed by SFAS No. 123, net income and earnings per share would have been reduced to the pro forma amounts as set forth below:

CN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company and its Significant Accounting Policies - Continued

	Year Ended
	December 31,
	2005	2004

Net income, as reported	$1,084,307	$582,268
Less pro forma stock- based compensation
expenses determined under fair value
method, net of related taxes:
ESPP options	-	5,431
SOP options	164,281	101,614
Pro forma net income	$920,026	$475,223

Net income per share:
Basic - as reported	$.76	$.43
Basic - pro forma	.64	.35
Diluted - as reported	.71	.40
Diluted - pro forma	.60	.33

The Financial Accounting Standards Board issued SFAS No.123 (revised 2004) in December 2004 which will require the Company to measure and record the cost of employee services received in exchange for an award of equity instruments based upon the grant-date fair value of the award (with certain limitations). SFAS 123 (revised 2004) is effective for the Company on January 1, 2006. Any impact in the future that the adoption of this statement will have on our financial position and results of operations will be determined by share-based payments granted in the future periods and the assumptions on which the value of those share-based payments is based. The Company is not required to make any rewards of equity instruments in the future.

The weighted average fair value of the stock options granted in December 2005 of $3.22 per option has been estimated using the Black-Scholes option-pricing model with the following assumptions: Dividend yield- 1.40%; risk free interest rate- 4.42% to 4.51%; expected volatility- 12% and average life- 4 to10 years. The weighted average fair value of the stock options granted in December 2004 of $2.21 per option was estimated using the same model with the following assumptions: Dividend yield- 1.48%; risk free interest rate- 3.50% to 4.10%; expected volatility- 5% and average life- 4 to10 years. The average fair value of the stock purchase options issued under the Employee Stock Purchase Plan in 2004 were valued at the purchase discount amount (15%) because of the short duration of the options (three months).

Statement of Cash Flows

Cash and cash equivalents in the statement of cash flows include cash on hand, non-interest bearing amounts due from correspondent banks and the Federal Reserve and Federal funds sold.

Reclassification

Certain prior year’s amounts have been reclassified to conform to the current year’s method of presentation.

CN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Investment Securities

Investment securities are summarized as follows:

AVAILABLE-FOR- SALE SECURITIES
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2005
Mortgage-backed securities	$3,670,094	-	$112,180	$3,557,914
U.S. Government agency
Notes	20,666,352	-	343,140	20,323,212
	$24,336,446	-	$455,320	$23,881,126
December 31, 2004:
Mortgage-backed securities	$4,759,959	-	$70,413	$4,689,546
U.S. Government agency
Notes	21,675,577	2,655	153,666	21,524,566
	$26,435,536	$2,655	$224,079	$26,214,112

HELD-TO-MATURITY SECURITIES

December 31, 2005:
Mortgage-backed securities	$4,159,164	-	$122,050	$4,037,114
U.S. Government agency
Notes	4,003,288	-	76,360	3,926,928
	$8,162,452	-	$198,410	$7,964,042

December 31, 2004:
Mortgage-backed securities	$5,343,065	-	$64,531	$5,278,534
U.S. Government agency
Notes	5,016,057	5,266	1,945	5,019,378
	$10,359,122	$5,266	$66,476	$10,297,912

During 2004 the Company sold available for sale securities with a cost of $5,990,931 for $5,990,625 realizing a gross loss on the sales of $306. There were no sales of securities during 2005.

Securities with a carrying amount of $555,311 (cost of $555,311 and fair value of $548,963) are pledged to customers under repurchase agreements at December 31, 2005. Securities with a carrying amount of $250,475 (cost of $250,475 and fair value of $246,025) are pledged to a local municipality as partial security for performance letters of credit issued for the benefit of the municipality.

The stated maturity of securities available-for-sale and held-to-maturity are as follows at December 31, 2005:

	Available-for-Sale		Held-to-Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Matures within 1 year	$10,983,694	$10,895,208	$1,002,312	$992,700
Matures after 1 through 5 years	9,682,658	9,428,004	3,000,976	2,934,228
	20,666,352	20,323,212	4,003,288	3,626,928
Mortgage-backed securities	3,670,094	3,557,914	4,159,164	4,037,114
	$24,336,446	$23,881,126	$8,162,452	$7,964,042

CN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Investment Securities - Continued

Below are schedules of securities with unrealized losses at December 31, 2005 and 2004. Unrealized losses (and unrealized gains) are the result of interest rate levels differing from those existing at the time of securities’ acquisition and, as to mortgage backed securities, actual and estimated prepayment speeds. These unrealized losses are considered temporary as they reflect fair values on December 31, 2005 and are subject to change daily as interest rates fluctuate. The Company has the intent and the ability to hold the securities to the maturity of the securities or the time required for the value of the securities to equal or exceed their cost.

December 31, 2005	Continuous Unrealized Losses for Less than 12 Months			Continuous Unrealized Losses for 12 Months or More
			Unrealized			Unrealized
	Fair Value	#	Losses	Fair Value	#	Losses
Mortgage-backed securities:
Available for Sale	$361,444	1	$1,614	$3,196,470	5	$110,566
Held to Maturity	-	-	-	4,037,114	6	122,050
	361,444	1	1,614	7,233,584	11	232,616

U.S. Government agency Notes:
Available for Sale	-	-	-	20,323,212	17	343,140
Held to Maturity	-	-	-	3,926,928	3	76,360
-		-	-	24,250,140	20	419,500
Total	$361,444	1	$1,614	$31,483,724	31	$652,116

December 31, 2004	Continuous Unrealized Losses for Less than 12 Months			Continuous Unrealized Losses for 12 Months or More
			Unrealized			Unrealized
	Fair Value	#	Losses	Fair Value	#	Losses
Mortgage-backed securities:
Available for Sale	$4,689,546	6	$70,413	$-	-	$-
Held to Maturity	5,278,531	6	64,531	-	-	-
	9,968,081	12	134,944	$-	-	$-

U.S. Government agency Notes:
Available for Sale	16,551,700	16	153,666	-	-	-
Held to Maturity	1,004,100	1	1,945	-	-	-
	17,555,800	17	155,611	-		-
Total	$27,523,881	29	$290,555	$-	-	$-

Other Securities

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

CN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Investment Securities - Continued

	December 31,
	2005	2004
Federal Reserve Bank of
Richmond stock	$282,000	$282,000
Federal Home Loan Bank
of Atlanta stock	266,800	230,900
Atlantic Central Bankers
Bank stock	75,000	75,000
Maryland Financial Bank
stock	150,000	150,000
	$773,800	$737,900

Note 3. Loans and Allowance for Loan Losses

The Bank grants commercial and consumer loans to customers primarily in its market area of Anne Arundel County in Maryland. The principal categories of the loan portfolio are as follows:

	December 31,
	2005	2004
Commercial loans	$22,366,771	$18,923,232
Consumer loans	3,948,754	4,100,899

Real Estate loans:
Commercial real estate	29,420,805	28,987,012
Residential real estate	29,306,514	21,646,113
Construction	4,329,827	5,997,848
Total real estate loans	63,057,146	56,630,973
Total	89,372,671	79,655,104

Unearned income and deferred costs, net	52,926	39,671
Allowance for loan losses	(864,000)	(800,000)
	$88,561,597	$78,894,775

The allowance for loan losses activity for the years ended December 31, 2005 and 2004 is as follows:

	2005	2004
Balance at beginning of period	$800,000	$720,000
Provision for loan losses	184,310	150,838

Less: Commercial loans charged off	-	49,146
Consumer loans charged off	140,728	40,905
	140,728	90,051

Recoveries: Commercial loans	10,938	6,491
Consumer loans	9,480	12,722
	20,418	19,213
Balance at end of period	$864,000	$800,000

Note 3. Loans and Allowance for Loan Losses- Continued

At December 31, 2005 CN Bancorp has two loans on non-accrual status which are in process of collection with carrying amounts totaling $62,332: (1) an impaired secured commercial loan in the amount of $49,667; and (2) an unsecured commercial loan in the amount of $12,665. The amount of the specific allowance for loan losses for these loans is $15,795 at December 31, 2005. Unrecognized interest on the loans at December 31, 2005 is approximately $3,600. CN Bancorp is not committed to lend funds to debtors whose loans are on non-accrual status or are considered impaired.

At December 31, 2004 CN Bancorp has two loans on non-accrual status which are in process of collection with carrying amounts totaling $51,027: (1) an impaired secured commercial loan in the amount of $1,000; and (2) a secured residential real estate loan in the amount of $50,027. The amount of the specific allowance for loan losses for these loans is $6,000 at December 31, 2004. Unrecognized interest on the loans at December 31, 2004 is approximately $5,000. CN Bancorp is not committed to lend funds to debtors whose loans are on non-accrual status or are considered impaired.

At December 31, 2005 and 2004, the balance of commercial and real estate loans serviced by the Company for others under loan participation agreements was $3,608,047 and $1,936,034, respectively. The related mortgage servicing rights are not material and are included in other assets.

Certain officers and directors (and companies in which they have a 10% or more beneficial ownership) have loans with the Bank. The activity of these loans during 2005 and 2004 is as follows:

	2005	2004
Total loans at beginning of year	$4,235,607	$3,131,436
New loans and funding during the year	2,889,347	2,075,864
Existing loans to new officers and directors	1,237,963	-
Repayments during the year	(1,720,816)	(971,693)
Total loans at end of year	$6,642,101	$4,235,607

Note 4. Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements are as follows at December 31:

	Useful
	Lives	2005	2004
Land	Not applicable	$387,768	$387,768
Building	40 years	521,877	521,877
Leasehold improvements	15 to 40 years	2,617,208	2,617,208
Furniture and equipment	3 to 15 years	1,803,474	2,292,542
Construction in process	Not applicable	113,708	73,582
		5,444,035	5,892,977
Accumulated depreciation
and amortization		1,529,782	1,713,792
Net		$3,914,253	$4,179,185

Construction in process is comprised of costs of preparing building sites for new branch facilities.

CN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Deposits

Deposit balances are summarized below as of December 31:

	2005	2004

Non-interest bearing accounts	$36,867,060	$30,078,225
NOW accounts	6,688,476	6,295,471
Money market accounts	8,712,590	7,081,182
Savings accounts	40,500,733	39,334,411
Time deposit accounts:
Less than $100,000	22,007,453	22,110,809
$100,000 or more	11,509,162	14,410,386
	$126,285,474	$119,310,484

The time deposit accounts mature and/or re-price as follows: within one year - $11,860,909; one to two years - $10,593,170; two to three years - $7,424,285; three to four years - $3,120,904; four to five years - $517,347.

Note 6. Other Borrowed Funds

The Bank enters into sales of securities under agreements to repurchase the same securities, which mature the next business day. Securities pledged as collateral for securities sold under agreements to repurchase include various debt securities having an aggregate carrying amount of $555,311 and $528,989 at December 31, 2005 and 2004, respectively. The cost of and fair value of the securities were $555,311 and $548,963 at December 31, 2005 and $532,044 and $523,731 at December 31, 2004, respectively.

Information concerning securities sold under agreements to repurchase at and during the year ended December 31, 2005 and 2004 is summarized as follows:

	2005	2004
Total outstanding at year-end	$548,367	$522,540
Average balance during the year	$1,498,356	$2,161,416
Average interest rate during the year	.80%	.75%
Maximum balance during the year	$3,345,763	$3,159,632

Note 7. Capital Stock

The Company sold warrants to purchase common stock to the Company’s organizers. Under the warrants, 343,431 shares of common stock may be issued at the price of $10.00 per share. The warrants may be exercised on or after March 20, 1998 and they expire on March 20, 2006. Proceeds from the sale were $3,434. Warrants representing 272,600 shares were exercised in 2005 (20,000 shares were exercised in 2004). There are warrants representing 50,831 shares outstanding at December 31, 2005.

The Company provided each common shareholder of record on December 31, 1998 a dividend consisting of a warrant to acquire additional common stock in the Company. The warrants were issued on January 4, 1999. Each share of stock owned entitled the shareholder to a warrant to acquire an additional share of common stock for the amount of $12.00 per share. The warrants to purchase a total of 860,000 shares of common stock became exercisable on January 5, 2000 and expired on January 5, 2004. No value was assigned to the warrants at their issuance since the value determined using the Black-Scholes option-pricing model was immaterial. During 2004, 91,800 warrants for common stock were exercised. There are no $12.00 warrants outstanding at December 31, 2004 or 2005.

CN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Capital Stock- Continued

In April 2004, the Board of Directors approved the Company’s Dividend Reinvestment and Stock Purchase Plan (DRIP) which authorizes up to 200,000 shares of common stock for use under the DRIP. Under the DRIP, the shareholder may receive dividends paid on the common stock of the Company that they own in additional shares of common stock of the Company. Shareholders are also allowed to purchase additional shares of common stock on the dividend payment dates up to a maximum value of $5,000. The shares are sold under this plan at the fair market value of the stock on the dividend declaration date. During 2005, 7,176 shares of common stock were issued under the DRIP. During 2004, 5,335 shares of common stock were issued under the DRIP. There are remaining 187,489 shares of stock available for use under the DRIP at December 31, 2005.

The Company is authorized to issue 5,000,000 shares of $.01 par value preferred stock. No preferred stock has been offered or issued.

Note 8. Stock Options

In May 2004, the shareholders approved the Company’s Employee Stock Purchase Plan (ESPP) authorizing up to 50,000 shares of common stock for use under the ESPP. Under the ESPP, the Company may award options to employees to purchase common stock at the purchase price for the shares at the lower of 85% of fair market value of the common stock on the date of the option grant or on the exercise date of the option. During 2004, 2,685 shares were purchased by employees under the ESPP. There are no outstanding options to purchase common shares at December 31, 2005 under the ESPP. No shares were granted or sold under the plan during 2005.

In April 2004, the Board of Directors approved the Company’s Directors Stock Purchase Plan (DSPP) authorizing up to 50,000 shares of common stock for use under the DSPP. Under the DSPP, the Company may award options to directors to purchase common stock at fair market value as of the date of the option grant. No shares were purchased during 2005 or 2004 under the DSPP and there are no outstanding options to purchase common shares at December 31, 2005.

In May 2004, the shareholders approved the Company’s Stock Option Plan (SOP) authorizing up to 200,000 shares of common stock for use under SOP. Under the SOP, the Company may award options to designated officers and employees to purchase common stock at the minimum purchase price of fair market value of the common stock on the date of the option grant. The options have a maximum term of ten years. The Board of Directors determines the vesting, term and purchase price for each option granted within the parameters of the SOP.

On December 6, 2005, the Company granted immediately vested options to purchase 51,000 shares of its common stock to certain officers and employees under the SOP at the fair value of the stock on the date of grant for a period of ten years. All of the options’ exercise price is $14.50 per share and the options expire on December 5, 2015. At December 31, 2005, all of these options (51,000 shares) are outstanding. Also outstanding are options to purchase
46,500 shares of common stock at $14.20 per share remaining from the award of ten year fully vested options in December 2004. No options were exercised in 2005 (4,500 options were canceled upon employee terminations).

Note 9. Commitments

Commitments to extend credit are agreements to lend funds to customers as long as there are no violations of any condition established in the loan contracts. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment as well as income producing properties.

CN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 9. Commitments- Continued

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

A summary of the Bank’s commitments at December 31, 2005 and 2004 follows:

	2005	2004
Commitments to extend credit	$14,822,411	$10,523,924

Standby letters of credit	$1,960,855	$1,985,033

The Bank has entered into leases for its branches and office space, most of which contain renewal options. The minimum net non-cancelable future rental commitments at December 31, 2005 are as follows:

Year Ending
December 31,
2006	$226,560
2007	212,862
2008	173,998
2009	147,528
2010	147,528
2011	61,470

The related net rent expense was $228,226 and $225,240 in 2005 and 2004, respectively.

Note 10. Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The Company and the Bank must maintain minimum capital and other requirements of regulatory authorities when declaring and paying dividends. The Company and the Bank have complied with such capital requirements.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulation) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2005, that the Company and the Bank meet capital adequacy requirements to which they are subject.

As of December 31, 2005, the most recent notification from the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must meet minimum total risk-based, Tier I risk-based and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the Company’s and the Bank’s category.

CN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Regulatory Matters- Continued

Actual capital amounts and ratios are presented in the table below:

	Actual		To be “Adequately Capitalized”			To be “Well Capitalized”
December 31, 2005	Amount	Ratio	Amount		Ratio	Amount		Ratio
Total Capital (to risk weighted assets):
Company	$19,827,137	20.8%	$7,619,946	>	8.0%	N/A
Bank	12,390,126	13.6%	7,282,221	>	8.0%	$9,102,776	>	10.0%
Tier I Capital (to risk weighted assets):
Company	18,963,137	19.9%	3,809,973	>	4.0%	N/A
Bank	11,526,126	12.7%	3,641,111	>	4.0%	5,461,666	>	6.0%
Tier I Capital (to average assets):
Company	18,963,137	12.9%	5,898,699	>	4.0%	N/A
Bank	11,526,126	8.0%	5,740,928	>	4.0%	7,176,160	>	5.0%
December 31, 2004
Total Capital (to risk weighted assets):
Company	$16,436,080	19.0%	$6,909,474	>	8.0%	N/A
Bank	11,486,757	13.9%	6,628,937	>	8.0%	$8,286,171	>	10.0%
Tier I Capital (to risk weighted assets):
Company	15,636,080	18.1%	3,454,737	>	4.0%	N/A
Bank	10,686,757	12.9%	3,314,469	>	4.0%	4,971,703	>	6.0%
Tier I Capital (to average assets):
Company	15,636,080	11.2%	5,579,100	>	4.0%	N/A
Bank	10,686,757	7.8%	5,453,293	>	4.0%	6,816,616	>	5.0%

Note 11. Income Taxes

The income tax expense consists of the following for the years ended December 31, 2005 and 2004:

	2005	2004
Current:
Federal	$600,955	$270,730
State	73,548	42,913
	$674,503	$313,643
Deferred:
Federal	$(93,608)	$1,143
State	(13,925)	(17,589)
	(107,533)	(16,446)
	$566,970	$297,197

The reasons for the differences between the statutory federal income tax rates are summarized as follows:

	2005		2004
	Amount	Rate	Amount	Rate

Tax at statutory rates	$561,434	34.0%	$299,018	34.0%
State income taxes net of
federal tax benefit	39,354	2.4%	16,714	1.9%
Increase in cash surrender
value of life insurance	(29,839)	(1.8)%	(15,046)	(1.7)%
Other	(3,979)	(.3)%	(3,489)	(.4)%
	$566,970	34.3%	$297,197	33.8%

CN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Income Taxes - Continued

The deferred income tax account is comprised of the following at December 31, 2005 and 2004:

	2005	2004
Deferred tax assets:
Allowance for loan losses	$303,240	$290,417
Deferred compensation plan	107,858	56,460
Unrealized losses on securities, net	175,799	75,284
Other	-	4,060
	586,897	426,221
Deferred tax liabilities:
Accumulated depreciation	$173,608	$221,306
Other	326	-
	173,934	221,306
Net deferred tax assets	$412,963	$204,915

Federal and state income taxes payable of $177,278 ($166,536 Federal and $10,742 state) in 2005 and $34,737 ($24,050 Federal and $10,687 state) in 2004 are included in other liabilities.

Note 12. Related Party Transactions

The Bank leases two properties from entities controlled by a director and stockholder of the Company. One property is used for the Bank’s operations offices and a branch facility. The lease expires in May 2006 but is renewable at the option of the Bank for two additional five-year periods. The monthly payment under this lease at December 31, 2005 is $12,294. Lease payments made for these facilities totaled $145,163 in 2005 and $140,799 in 2004. The other leased property is used as a branch facility which opened in January 2004. The lease expires in May 2008 but is renewable at the option of the Bank for seven additional five-year periods. The monthly payment under this lease at December 31, 2005 is $5,294. Lease payments of $62,513 and $60,636 were made under this lease during 2005 and 2004, respectively.

During 2003, the Bank sold loan participations to family members of a director of the Bank and the Company on a non-recourse basis. Under these transactions, the family members acquired undivided percentage interests in specific loans held by the Bank. The participations were sold under the same terms and conditions as loan participations sold to non-related entities. The total loan participation amount outstanding at December 31, 2005 and December 31, 2004 was $673,026 and $744,434, respectively.

Note 13. Retirement Plans

The Company has entered into Supplemental Executive Retirement Plan and Consulting Agreements (SERPs) with several officers under which the Company has agreed to provide retirement benefits to the officers. The balance of each officer’s unfunded SERP liability account will determine the amount of the benefit to each officer at retirement as this balance will be paid to the officer over ten years after retirement. Until retirement, the SERP liability accounts are increased by the after Federal income tax effect of the increases in the cash surrender value of life insurance policies acquired by the Company. During 2005, new SERP agreements were established with additional officers and the existing SERPs were enhanced. The Company invested $1,175,000 in new life insurance policies in 2005 to fund the new/enhanced benefits. During 2005 and 2004, $126,350 and $67,530, respectively were added to the SERP liability balances and charged to compensation expense. The balance of all SERP liability accounts was $261,585 at December 31, 2005 and $135,235 at December 31, 2004.

The Bank has a 401(k) profit sharing plan for those employees who meet the eligibility requirements set forth in the plan. The plan does not require the Bank to match the participants’ contributions; however, the Bank expensed $45,324 and $34,662 for matching the contributions in 2005 and 2004, respectively.

CN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments at December 31, 2005 and 2004 are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

	December 31, 2005		December 31, 2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks	$4,214,570	4,214,570	$2,759,279	2,759,279
Federal funds sold	11,262,328	11,262,328	7,109,536	7,109,536
Interest bearing deposits	2,884,893	2,884,893	4,387,283	4,387,283
Investment securities (total)	32,817,378	32,618,968	37,311,134	37,249,924
Loans, net	88,561,597	88,691,945	78,894,775	78,447,975
Accrued interest receivable	595,131	595,131	523,239	523,239
Mortgage servicing rights	26,321	26,321	-	-

Financial liabilities:
Non-interest bearing deposits	$36,867,060	36,867,060	$30,078,225	30,078,225
Interest bearing deposits	89,418,414	89,519,351	89,232,259	89,572,057
Securities sold under agreements to repurchase	548,367	548,367	522,540	522,540
Accrued interest payable	53,571	53,571	46,550	46,550

Off-balance sheet commitments	-	-	-	-

The fair value of cash and due from banks, federal funds sold, interest bearing deposits, accrued interest receivable and mortgage serving rights are equal to the carrying amounts. The fair values of Government agency securities and mortgage-backed securities are determined using market quotations. Loans receivable were discounted using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of variable rate loans is estimated to equal the carrying amount. The valuation of loans is adjusted for possible credit losses.

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

Note 15. Parent Company Financial Information

Information as to the financial position of CN Bancorp, Inc. as of December 31, 2005 and 2004 and results of operations and cash flows for the years then ended follows:

	December 31,	December 31,
Statements of Financial Condition	2005	2004
Cash in bank and on hand	$3,406,752	$1,527,001
Loans receivable	4,059,558	3,343,705
Investment in subsidiary	11,659,569	10,745,532
Investment in stock of Maryland Financial Bank	150,000	150,000
Other assets	13,280	13,000
	$19,289,159	$15,779,238

CN BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Parent Company Financial Information- Continued

	December 31,	December 31,
Statements of Financial Condition	2005	2004
Cash in bank and on hand	$3,406,752	$1,527,001
Loans receivable	4,059,558	3,343,705
Investment in subsidiary	11,659,569	10,745,532
Investment in stock of Maryland Financial Bank	150,000	150,000
Other assets	13,280	13,000
	$19,289,159	$15,779,238

	December 31,	December 31,
Statements of Financial Condition- Continued	2005	2004
Dividends payable	$166,434	$55,383
Other payables	26,146	-
Payable to County National Bank	-	29,000
	192,580	84,383
Stockholders’ equity	19,096,579	15,694,855
	$19,289,159	$15,779,238

	Year ended	Year ended
Statements of Operations	December 31, 2005	December 31, 2004
Dividends from bank subsidiary	$-	$-
Interest income	273,525	104,605
Less expenses:
Management fees	120,000	29,000
Other administrative expenses	93,425	75,443
	213,425	104,443
Income before equity in undistributed net income
Of bank subsidiary and income tax benefit	60,100	162
Income tax expense	23,211	-
Income before equity in undistributed net income
of bank subsidiary	36,889	162
Equity in undistributed net income of bank subsidiary	1,047,418	582,106
Net income	$1,084,307	$582,268

	Year ended	Year ended
Statements of Cash Flows	December 31, 2005	December 31, 2004
Cash flows from operating activities:
Net income	$1,084,307	$582,268
Equity in undistributed earnings of bank subsidiary	(1,047,418)	(582,106)
Increase in other assets	(280)	(8,342)
Increase (decrease) in payables	(2,855)	29,000
Net cash provided by operating activities	33,754	20,820

Cash flows from investing activities:
Investment in stock of Maryland Financial Bank	-	(50,000)
Increase in loans receivable	(715,853)	(3,148,933)
Net cash used in investing activities	(715,853)	(3,198,933)

Cash flows from financing activities:
Sales of stock under Dividend Reinvestment Plan	105,314	76,019
Sales of stock under Employee Stock Purchase Plan	-	32,193
Proceeds from warrant exercises	2,726,000	1,301,600
Dividends	(269,464)	(268,716)
Net cash provided by financing activities	2,561,850	1,141,096

Increase (decrease) in cash and cash equivalents	1,879,751	(2,037,017)
Cash and cash equivalents at beginning of period	1,527,001	3,564,018
Cash and cash equivalents at end of period	$3,406,752	$1,527,001

Note 16. Recent Accounting Pronouncements

FSP FAS No. 115-1 and FAS 124-1

In March 2004, the EITF reached a consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” EITF 03-1 provides guidance on other-than-temporary impairment models for marketable debt and equity securities accounted for under SFAS 115 and non-marketable equity securities accounted for under the cost method. The EITF developed a basic three-step model to evaluate whether an investment is other-than-temporarily impaired. In November 2005, the FASB approved the issuance of FASB Staff Position FAS No. 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The FSP addresses when an investment is considered impaired, whether the impairment is other-than-temporary and the measurement of an impairment loss. The FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary. The FSP is effective for reporting periods beginning after December 15, 2005 with earlier application permitted. The effective date will be the first quarter of 2006. The adoption of this accounting principle is not expected to have a significant impact on our financial position or results of operations.

DIRECTORS AND OFFICERS

CN BANCORP, INC.

Board of Directors

Jan W. Clark, Chairman of the Board	John E. DeGrange, Sr., Vice Chairman of the Board
Carl L. Hein, Jr. (Treasurer)	Creston G. Tate
Gerald V. McDonald	John G. Warner

Henry L. Hein, Director Emeritus
Shirley S. Palmer, Secretary

Executive Officers
Jan W. Clark	President & Chief Executive Officer
John G. Warner	Executive Vice President
Michael T. Storm	Chief Financial Officer

COUNTY NATIONAL BANK

Board of Directors

Gerald V. McDonald, Chairman of the Board	John E. DeGrange, Sr., Vice Chairman of the Board

Jan W. Clark	Daljit S. Sawhney, MD
F. Paul Dorr	Creston G. Tate
Carl L. Hein, Jr. (Treasurer)	LeRoy C. Taylor
Robert P. Musselman, Sr.	John G. Warner
Wade H. Ritchie III	K. Patricia Wellford

Henry L. Hein, Director Emeritus
Shirley S. Palmer, Secretary

Executive Officers
Jan W. Clark	President & Chief Executive Officer
John G. Warner	Executive Vice President & Chief Operating Officer
Michael T. Storm	Senior Vice President & Chief Financial Officer
Michael L. Derr	Vice President

Other Officers
Douglas W. DeVaughn	Vice President
Ralph F. Ebbenhouse	Vice President
Janet M. King	Vice President
Bridget K. Bunch	Assistant Vice President
Susan M. Liebenthal	Assistant Vice President
Linda Loane	Assistant Vice President
G. Claudia Madison	Assistant Vice President

CN BANCORP, INC. WILL PROVIDE, WITHOUT CHARGE, TO SHAREHOLDERS OF RECORD OR ANY BENEFICIAL OWNER OF COMMON STOCK, A COPY OF ITS 2005 ANNUAL REPORT ON FORM 10-KSB FILED WITH THE SECURITIES AND EXCHANGE COMMISSSION, UPON WRITTEN REQUEST. REQUESTS SHOULD BE DIRECTED TO SHIRLEY PALMER, CORPORATE SECRETARY, 7401 RITCHIE HIGHWAY, GLEN BURNIE, MARYLAND 21061.